 As filed with the Securities and Exchange Commission on August 27, 1999.
                                                      Registration No. 333-83619
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                                  AMENDMENT NO. 2
                                  TO FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                                ---------------
                        XM SATELLITE RADIO HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

         Delaware                     4899                   54-1878819
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of      Classification Code Number)  Identification Number)
     incorporation or
      organization)

                        1250 23rd Street, N.W., Suite 57
                          Washington, D.C. 20037-1100
                                 (202) 969-7100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Joseph M. Titlebaum
                         Senior Vice President, General
                             Counsel and Secretary
                        XM Satellite Radio Holdings Inc.
                        1250 23rd Street, N.W., Suite 57
                          Washington, D.C. 20037-1100
                                 (202) 969-7100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                With Copies To:

        David B.H. Martin, Esq.                 Gregory A. Ezring, Esq.
        Steven M. Kaufman, Esq.                     LATHAM & WATKINS
         HOGAN & HARTSON L.L.P.                     885 Third Avenue
         555 13th Street, N.W.                         Suite 1000
         Washington, D.C. 20004                 New York, New York 10022
             (202) 637-5600     ---------------      (212) 906-1200
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be     +
+changed. These securities may not be sold nor may any offers to buy be        +
+accepted prior to the time this prospectus is delivered in final form. This + +preliminary prospectus is not an offer to sell these securities and it is not + +a solicitation of an offer to buy these securities in any jurisdiction where +
+such offer or sale is not permitted.                                          +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED AUGUST 27, 1999

PRELIMINARY PROSPECTUS

                                       Shares

                        XM SATELLITE RADIO HOLDINGS INC.

                                     [LOGO]

                              Class A Common Stock

This is an initial public offering of our Class A common stock. We are selling all of the shares offered under this prospectus. We anticipate that the initial
public offering price for the Class A common stock will be between     and
per share.

There is currently no public market for the shares. We have applied to have our Class A common stock approved for listing on the Nasdaq National Market under the symbol "XMSR."

See "Risk Factors" beginning on page 8 of this prospectus to read about certain risks that you should consider before buying shares of our common stock.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

     ----------------------------------------------------------------
                                             Per Share     Total
     ----------------------------------------------------------------
      Public offering price:                 $              $
      Underwriting fees:
      Proceeds to XM Radio:
     ----------------------------------------------------------------


  The underwriters may, under certain circumstances, purchase up to an
additional     shares of our Class A common stock from us at the initial public offering price less the underwriting discount.

                          Joint Book-Running Managers

Bear, Stearns & Co. Inc.                            Donaldson, Lufkin & Jenrette

                                  -----------

Deutsche Banc Alex. Brown                                    Merrill Lynch & Co.

                  The date of this prospectus is      , 1999.

                       [COMPANY PHOTOGRAPHY AND ARTWORK]

                            PROSPECTUS SUMMARY

   This summary contains basic information about us and this offering. This summary does not contain all the information you should consider before investing in our common stock. Please read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the related notes. All numbers in this prospectus will be adjusted to reflect a for 1 stock split which will occur upon completion of this offering. Unless stated otherwise, all information in this prospectus assumes conversion of our outstanding convertible notes into common and preferred stock and no exercise of the underwriters' over-allotment option.

                               Our Business

   We seek to become a premier nationwide provider of audio entertainment and information programming. We will transmit our service, which we will call "XM Radio," from our satellites to vehicle, home and portable radios. XM Radio plans to offer up to 100 channels of music, news, talk, sports and children's programming developed by us or third parties for a monthly subscription price of $9.95. We believe XM Radio will appeal to consumers because of our digital quality sound, variety of programming and nationwide coverage. We will build a subscriber base for XM Radio through multiple distribution channels, including an exclusive distribution arrangement with General Motors, other automotive manufacturers, car audio dealers and national electronics retailers. We are presently a development stage company with no revenue-generating operations, and we expect to commence full commercial operation of our service in the second quarter of 2001.

   We hold one of only two licenses issued by the Federal Communications Commission to provide satellite digital audio radio service in the United States. We will broadcast XM Radio throughout the continental United States from two of the most powerful commercial satellites available. These satellites, and a ground spare, are being built by Hughes Space and Communications Inc. and Alcatel Space Industries. A network of terrestrial repeaters, which are ground-based electronics equipment, will receive and re-transmit the satellite signals to augment our satellite signal coverage.

   We have contracts with four leading consumer electronics manufacturers to develop, manufacture and distribute XM radios. Our radios will be capable of receiving both XM Radio and traditional AM/FM stations. One of these manufacturers, Delco Electronics Corporation, a subsidiary of Delphi Automotive Systems, is an original equipment manufacturer of radios for the automobile industry, producing radios for installation in new automobiles. Delphi-Delco is also the leading manufacturer of automobile radios sold in General Motors vehicles. Two of our other manufacturers, Pioneer Electronics Corporation and Alpine Electronics, produce radios for installation in automobiles after purchase, so-called aftermarket radios. SHARP Corporation, a consumer electronics company, will develop and distribute XM radios for home and portable use. STMicroelectronics, a leading car audio chipset manufacturer, will design and produce chipsets for XM radios.

   We intend to offer our consumers a unique listening experience by providing up to 100 channels of programming, coast-to-coast coverage and digital quality sound. We believe that the quality and diversity of our programming will be key drivers of consumer interest in our service. To that end, we have developed a programming strategy that offers consumers

   .Original music and talk channels created by XM Originals, our in-house programming unit

   .Channels created by well-known providers of brand name programming

   .The availability of commercial-free and limited-advertising channels.

   We have hired a team of programming professionals with a proven track record of introducing new radio formats and building local and national listenership.

   We already have signed contracts representing at least 24 channels with numerous well-known specialty and niche programmers, for many of which we will be the exclusive satellite radio platform, including

   Media                     Radio
   -----                     -----
   - Bloomberg News Radio    - Hispanic Broadcasting Corporation (formerly Heftel)
   - USA Today               - Clear Channel Communications
   - CNNfn                   - Radio One
   - CNN en Espanol          - Salem Communications
   - CNN Sports Illustrated  - AsiaOne
   - C-SPAN Radio            - One-On-One Sports
   - Black Entertainment
    Television               - BBC World Service
   - DIRECTV
   - Weather Channel
   - Sporting News

   In addition to a $9.95 subscription fee, we expect to generate revenue by selling limited advertising time on a number of our channels. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. By using our national platform to aggregate geographically disparate groups through affinity and niche programming, we will provide advertisers an effective way to market products and services to these groups. We believe that sales of advertising time will be a significant source of revenue as our subscriber base grows.

   We have raised $330.8 million in financing, net of expenses and repayment of debt, from investors and strategic partners. We expect to receive assistance launching and operating our business from the following strategic investor companies.

  . General Motors, the automotive market leader, sold approximately 4.5 million automobiles in 1998, representing more than 29% of the United States market. General Motors will install XM radios in General Motors vehicles and exclusively market our service to General Motors vehicle buyers.

  . DIRECTV is a subsidiary of Hughes Electronics and the largest provider of satellite television services in the United States with over 7.4 million subscribers. We expect to benefit from DIRECTV's experience in marketing and operating subscription broadcast service around the world.

  . Clear Channel Communications is the second largest radio broadcaster in the United States, operating or affiliated with 625 stations across the country. We expect Clear Channel to provide us with programming, technical and advertising sales support.

  . American Mobile Satellite Corporation is a leading provider of nationwide wireless data services in the United States.

   We believe that there is a significant market for XM Radio. Market data show strong demand for radio service. Over 75% of the entire United States population age 12 and older listens to the radio daily, and over 95% listens to the radio weekly. In 1997, radio manufacturers shipped approximately 15.7 million factory/dealer original equipment automobile radios, 7.4 million aftermarket automobile radios and 1.2 million aftermarket automobile CD changers for consumption in the United States. Original equipment radios are installed in new cars; aftermarket radios are installed in the automobile after purchase. We believe our national subscription service will complement traditional local radio and that XM Radio will be attractive to underserved radio listeners who want expanded radio choices. Approximately 50% of all commercial radio stations in the top 268 radio markets in the United States use one of only three general programming formats.

   Consumers in the United States have demonstrated the willingness to pay for additional programming choices. As of year-end 1998, more than 67% of households in the United States subscribed to cable or satellite television services at an average cost of $28 per month. A market study conducted for us by Critical Mass Media, a leading radio research firm, projects that between 34 million and 43 million customers would be willing to pay between $200 and $400 for a satellite radio and approximately $10.00 per month for satellite radio service.

   Our strategy includes offering diverse programming designed to appeal to a large audience, including urban and rural listeners of virtually all ages, ethnicities, economic groups and specialty interests. We intend to tailor our programming and marketing to appeal to specific groups that our research has shown are most likely to subscribe to our satellite radio service. We expect to establish several broad distribution channels for XM Radio including the following:

  . General Motors has agreed to exclusively distribute and market the XM
    Radio service and to install XM radios in General Motors vehicles. We are currently in discussions with other car manufacturers regarding additional distribution agreements.

  . Distribution through radio manufacturers such as Delphi-Delco for new car radios and Pioneer, Alpine and SHARP, which have strong retail and dealer distribution networks in the United States.

  . Rural market distribution using distribution channels similar to those used by direct broadcast satellite television and through catalog/direct marketing, the Internet and marketing through affinity groups.

                                ----------------

   Our executive offices are at 1250 23rd Street, N.W., Washington, D.C. 20037-1100, and our telephone number is (202) 969-7100. We maintain an Internet site on the World Wide Web at http://www.xmradio.com. Information at our web site is not, and should not be deemed to be, part of this prospectus.

                                  The Offering

Class A common stock offered...         shares

Common stock to be outstanding
 after the offering:
  Class A......................     shares (1)
  Class B .....................     shares (2)
                                --------------
    Total......................       shares
                                ==============

Proposed Nasdaq National
 Market symbol..............
                              XMSR

--------
(1) The Class A common stock outstanding after this offering is based on the
    number of shares outstanding as of     , 1999, and includes     shares of
    Class A common stock issuable upon conversion of notes which convert automatically into such common stock at the closing of this offering. It excludes

  .      shares of Class A common stock issuable upon exercise of outstanding
     options exercisable at an exercise price of $    per share;

  .      shares of Class A common stock issuable upon conversion of Series A convertible preferred stock which will be issued upon conversion of notes that convert automatically at the closing of this offering; and

  .      shares of Class A common stock issuable upon conversion of Class B common stock, which convert on a one-for-one basis.

(2) The Class B common stock outstanding after this offering is based on the
    number of shares outstanding as of     , 1999, and includes     shares of
    Class B common stock issuable upon conversion of notes which convert automatically into such common stock at the closing of this offering. The Class B common stock is substantially identical to Class A common stock, except that it has three votes per share as compared to one vote per share for Class A common stock.

                    Summary Consolidated Financial Data

The pro forma information contained within the statements of operations data in the following table gives effect to

  . the amortization of goodwill and other intangibles arising from American Mobile's acquisition of debt and equity interests in our company from WorldSpace;

  .  the amortization of $11.3 million deferred financing fees; and

  . interest in excess of amounts that would be capitalized arising from the issuance of $250.0 million Series A subordinated convertible notes as if all such transactions had been consummated on January 1, 1998. The pro forma "as adjusted" information further gives effect to

  . the elimination of the amortization of $11.3 million deferred financing fees and

  . interest expense related to the $250.0 million Series A subordinated convertible notes upon the mandatory conversion of the notes into
     196.1896 shares of Series A convertible preferred stock and 294.2844 shares of Class A common stock as if all such transactions had been consummated on January 1, 1998.

   The pro forma information contained within the balance sheet data in the following table gives effect to

  . American Mobile's acquisition of debt and equity interests in our company from WorldSpace;

  . our issuance of $250.0 million Series A subordinated convertible notes, net of repayment of $75.0 million of debt and related fees and expenses of $11.3 million;

  .  payments to vendors of $68.0 million; and

  . the exchange of the outstanding options and debt held by American Mobile for a new convertible note, which is convertible into Class B common stock at a rate of $462,728 per share as if each had occurred on June 30, 1999. The pro forma "as adjusted" information further gives effect to

  . the completion of this offering for an estimated $150.0 million less underwriters discounts and commissions and related fees and expenses of $11.3 million; and

  . the mandatory conversion of $250.0 million Series A subordinated convertible notes into 196.1896 shares of Series A convertible preferred stock and 294.2844 shares of Class A common stock and the mandatory conversion of an aggregate of $103.8 million of American Mobile convertible notes and the related accrued interest into 202.9848 shares of Class B common stock concurrently with this offering as if each had occurred on June 30, 1999.

                   (table appears on the following page)

                               Years Ended December 31,                 Six Months Ended June 30,           December 15,
                         ----------------------------------------  ---------------------------------------      1992
                                                           1998                                     1999      (Date of
                                                1998       Pro                           1999       Pro      Inception)
                           1997      1998        Pro     Forma As    1998      1999       Pro     Forma As  to June 30,
                          Actual    Actual      Forma    Adjusted   Actual    Actual     Forma    Adjusted    1999 (1)
                         --------  ---------  ---------  --------  --------  --------  ---------  --------  ------------
                                                    (In thousands, except share data)
Statements of
 Operations Data:
Revenue................  $    --   $     --   $     --   $    --   $    --   $    --   $     --   $   --      $    --
                         --------  ---------  ---------  --------  --------  --------  ---------  -------     --------
Operating expenses:
Research and
 development...........       --       6,941      6,941     6,941     3,867     1,378      1,378    1,378        8,319
Professional fees......     1,090      5,242      5,242     5,242     3,723     2,560      2,560    2,560        8,892
General and
 administrative........        20      4,010      6,353     6,353       542     4,503      5,674    5,674        8,533
                         --------  ---------  ---------  --------  --------  --------  ---------  -------     --------
 Total operating
  expenses.............     1,110     16,193     18,536    18,536     8,132     8,441      9,612    9,612       25,744
                         --------  ---------  ---------  --------  --------  --------  ---------  -------     --------
Operating loss.........    (1,110)   (16,193)   (18,536)  (18,536)   (8,132)   (8,441)    (9,612)  (9,612)     (25,744)
Other expense--interest
 income (expense),
 net...................      (549)        26    (18,218)       26       --         76     (8,017)      76         (447)
                         --------  ---------  ---------  --------  --------  --------  ---------  -------     --------
Net loss...............  $ (1,659) $ (16,167) $ (36,754) $(18,510) $ (8,132) $ (8,365) $ (17,629) $(9,536)    $(26,191)
                         ========  =========  =========  ========  ========  ========  =========  =======     ========
Net loss per share--
 basic and diluted.....  $(13,941) $(129,336) $(294,032)           $(65,056) $(66,920) $(141,032)
                         ========  =========  =========            ========  ========  =========
Weighted average shares
 used in computing net
 loss per share--basic
 and diluted...........       119        125        125                 125       125        125

                                             June 30, 1999
                                      ----------------------------
                                                            Pro
                                                           Forma
                         December 31,             Pro       As
                             1998      Actual    Forma   Adjusted
                         ------------ --------  -------- ---------
                                      (In thousands)
Balance Sheets Data:
Cash and cash
 equivalents...........    $    310   $    163  $ 96,763 $235,513
System under
 construction..........     169,029    261,653   261,653  261,653
Total assets...........     170,485    263,901   406,044  533,544
Total debt.............     140,298    179,134   354,134      348
Total liabilities......     177,668    279,449   386,449   32,663
Stockholders' equity
 (deficit).............      (7,183)   (15,548)   19,595  500,881

--------


(1) Business activity for the period from December 15, 1992 (date of inception) through December 31, 1996 was insignificant.

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision.

We are a development stage company and have not generated revenues to date.

   We are a development stage company and still need to develop the planned XM Radio service significantly before we can offer it to consumers. We have not yet generated any revenues and will not do so until the commencement of commercial operation of our service. Unless we generate significant revenues, we will not become profitable. Our ability to generate revenues and ultimately to become profitable will depend upon several factors, including

  .  whether we create and implement the XM Radio system in a timely fashion;

  . whether consumer electronics manufacturers successfully develop and manufacture XM radios;

  . whether we can attract and retain enough subscribers and advertisers to XM Radio;

  .  whether we compete successfully; and

  . whether the FCC grants us all additional necessary authorizations in a timely manner.

Our expenditures and losses have been significant and are expected to grow.

   As of June 30, 1999, we had incurred significant costs, aggregating approximately $261.7 million, in connection with the development of the XM Radio system. We incurred net aggregate losses approximating $1.7 million from our inception through December 31, 1997, and an additional $24.5 million in the 18-month period ended June 30, 1999. We expect our net losses and negative cash flow to grow as we build the XM Radio system, make payments under our various contracts and begin to incur marketing costs.

We need substantial further financing but such financing might not be available.

   We estimate that we will need approximately $610.6 million, after giving effect to the proceeds from this offering, in order to meet our needs until we begin commercial operation of our services. The funds raised in this offering are expected to be sufficient in the absence of additional financing to cover our funding needs into the first quarter of 2000. Even after we commence commercial service, we will require significant additional funds before we generate positive cash flow. In addition, we have substantial payment obligations under a distribution agreement with General Motors, as described under the caption "Certain Relationships and Related Party Transactions-- Distribution Agreement with GM and OnStar." Our actual funding requirements could vary materially from our projections, due to a variety of factors, some of which are outside of our control. If one or more of these events occurs, we may have to raise more funds than expected to remain in business and to continue to develop and market the XM Radio system.

   We plan to raise future funds by selling debt or equity securities, or both, publicly and/or privately and by obtaining loans or other credit lines from banks or other financial institutions. We may not be able to raise sufficient funds on favorable terms or at all. If we are successful in raising additional financing, we anticipate that a significant portion of the financing will consist of debt securities. As a result, we may be highly leveraged. If we fail to obtain any necessary financing on a timely basis, then

  . our satellite construction, launch, or other events necessary to our business could be materially delayed, or their costs could materially increase;

  . we could default on our commitments to our satellite construction or launch contractors, creditors or others, leading to termination of construction or inability to launch our satellites; and

  . we may not be able to launch our satellite radio service as planned and may have to discontinue operations or seek a purchaser for our business or assets.

Our satellites could be damaged or destroyed during launch.

   Launches of our satellites will involve risks of launch failure, satellite destruction or damage during launch, and improper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor, and there is virtually no track record for the specific rocket that will be used for the launch of our satellites. If one or more of our launches fail, we will suffer significant delay that will be very damaging to our business, and we will incur significant additional costs associated with the delay in revenue generating activities.

Premature failure of our satellites would damage our business.


   If one of our satellites were to fail prematurely, it likely would affect the quality of our service, substantially delay the commencement or interrupt the continuation of our service and harm our business. This harm to our business would continue until we either launched our ground spare satellite or had additional satellites built or launched. A number of factors may decrease the useful lives of our satellites to less than the expected approximately 15 years, including

   . defects in construction;

   . faster than expected degradation of solar panels;

   . loss of fuel on board;

   . random failure of satellite components that are not protected by back-up units;

   . electrostatic storms; and

   . collisions with other objects in space.

In addition, our network of terrestrial repeaters will communicate principally with one satellite. If the satellite communicating with the repeater network fails, we would have to repoint all of the repeaters to communicate with the other satellite. This would result in an interruption of service that could last from a few hours to several days and could harm our business.

Our system depends on development and integration of complex technologies in a novel configuration that might not work.

   Our system will involve new applications of existing technology and the complex integration of different technologies, which may not work as planned. In addition, we may not be able to successfully develop the new technologies required for our planned XM Radio system.

   The use of terrestrial repeaters with a satellite system is untested and may not provide the expected transmission quality. Our system will rely on a network of terrestrial repeaters to retransmit satellite signals in areas where blockages occur from high concentrations of tall buildings and other obstructions. Satellites and terrestrial repeater networks have not been integrated and used together on the scale we contemplate. We cannot be certain that what we plan will work. Failure to integrate these technologies may result in areas with impediments to satellite line of sight experiencing dead zones where our signals cannot be received clearly or are of low quality.

   Our business plan relies on the timely development of XM radios. Our service is to be received by specially designed receivers that have not yet been developed. They will require a unique integration of existing technologies, which may take longer than expected.

   Integration of components of our system may encounter technical difficulties. We will have to integrate a number of sophisticated satellite and other wireless technologies never integrated in the past before we can begin offering our service. If the technological integration of the XM Radio system is not completed in a timely and effective manner, our business will be harmed. We cannot ultimately confirm the ability of the system to function until we have actually deployed and tested a substantial portion of the system. Hardware or software errors in space or on the ground may limit or delay the XM Radio service and therefore reduce anticipated revenues.

Our planned launch of service may be delayed, which could harm our business and chances of success.

   Any significant delay in the start of commercial operations would harm our business and decrease our chances of competing successfully. Potential causes of serious delay include

  .  our inability to obtain necessary financing in a timely manner;

  . delays in, or modifications to, the design, development, construction, launch or testing of satellites, terrestrial repeaters or other aspects of the XM Radio system;

  .  satellite launch failure;

  .  delays in manufacture or commercial availability of XM radios;

  .  obtaining additional authorizations from the FCC, if required; and

  .  coordinating spectrum use with Mexico.

Performance failures by our satellite and launch contractors would damage our business, and we may not have adequate remedies.

   We will rely on Hughes, our satellite manufacturer, to build and deliver our satellites in a timely manner. If Hughes fails to deliver functioning satellites in a timely manner, the introduction of our service would likely be delayed. If Hughes were to deliver a satellite late or otherwise default, the remedies we have will not adequately compensate us for any damage caused to our business. Hughes will not be liable for indirect or consequential damages, or lost revenues or profits, from late delivery or other defaults. Also, our satellite contract entitles Hughes to certain excusable delays for which we have no remedy. If Hughes breaches its performance warranty, our only remedy is not to pay Hughes in-orbit performance incentive payments of up to a total of $12.5 million for each satellite. This remedy likely will not adequately compensate us for the damage such breach would cause to our business.

   We are depending on Sea Launch, the satellite launch services provider, to build our launch vehicles and to launch the satellites. If the satellite launch services provider fails to launch the satellites in a timely manner, we may be unable to meet our business plan timetable. Neither Hughes nor the satellite launch services provider will be liable to us for any delay in delivery of the satellites up to 180 days caused by our scheduled launch services provider. A delay of more than six months beyond the launch period for either satellite may allow us to select an alternative launch system. This remedy, however, likely would not adequately compensate us for the damage such delay would cause to our business. Although we may be able to use another satellite launch services provider, switching to another provider could involve significant delay and a significant increase in cost.

Failure of third party vendors to supply radios to customers in a timely manner would delay our revenues.

   We will rely on third party manufacturers and their distributors to manufacture and distribute XM radios. If one or more manufacturers fails to develop XM radios for timely commercial sale, at an affordable price and with mass market nationwide distribution, the launch of our service would be delayed, our revenues would be less than expected and our business would suffer. We will rely on Pioneer, Alpine and Delphi-Delco to develop, manufacture and market XM radios for use in the car, and on SHARP to develop, manufacture and market XM radios for use in the home. XM radios are not yet available, and our agreements with third party vendors may not result in the timely production of enough affordable XM radios to permit the widespread introduction of our service.

We will be subject to competition from CD Radio and traditional and emerging audio entertainment providers.

   In seeking market acceptance, we will encounter competition for both listeners and advertising revenues from many sources, including

  .  CD Radio, the other satellite radio licensee;

  .  traditional and, when available, digital AM/FM radio;

  .  Internet based audio providers;

  .  direct broadcast satellite television audio service; and

  .  cable systems that carry audio service.

   CD Radio has announced that it has arrangements for the construction, implementation and distribution of its service and that it expects to begin receiving revenue from commercial operations in the first quarter of 2001, which is slightly ahead of our timetable. If CD Radio begins commercial operations significantly before we do, it may gain a competitive advantage over us.

   Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception supported by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio is not expected to offer as effectively as local radio, or at all. To the extent that consumers place a high value on these features of traditional AM/FM radio, we will be at a competitive disadvantage.

Our business will depend on market acceptance, and the market for our service is new and unproven.

   There is currently no mobile satellite digital audio radio service in commercial operation in the United States. As a result, we cannot estimate with any certainty the potential consumer demand for such a service or the degree to which we will meet that demand. Among other things, consumer acceptance of XM Radio will depend upon

  . whether we obtain, produce and market high quality programming consistent with consumers' tastes;

  . the willingness of consumers to pay subscription fees to obtain satellite radio service;

  .  the cost and availability of XM radios; and

  .  XM Radio's and our competitors' marketing and pricing strategy.

   Although we have commissioned market studies which attempt to measure market demand, these studies are based upon statistical sampling methods and reflect responses to hypothetical questions. Consequently, the data may not be accurate. We caution you not to place undue reliance on this data.

   Because we expect to derive a significant part of our revenues from advertisers as well as subscription revenues, advertiser acceptance also will be critical to the success of our business. Our ability to generate revenues from advertisers will depend on several factors, including the level and type of market penetration of our service, competition for advertising dollars from other media, and changes in the advertising industry. FCC regulations limit our ability to offer our radio service to non-subscribers. These factors may reduce our potential revenue from advertising.

Our distribution agreement with General Motors involves significant financial and other risks.

   We have significant payment obligations under our long-term agreement with General Motors for the installation of XM radios in General Motors vehicles and the distribution of our service to the exclusion of other satellite radio services. If installation of XM radios in General Motors vehicles is not consistent with our market acceptance, we may not be able to meet our obligations to General Motors. In addition, certain of the payments to be made by us under this agreement will not be directly related to the number of XM radios installed in General Motors vehicles. For the first four years following commencement of commercial service, we have annual, fixed payment obligations aggregating approximately $35 million. Annual fixed payment obligations beyond the initial four years of the contract term range from less than $35 million per year to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios in General Motors vehicles, we have agreed to subsidize a portion of the cost of XM radios and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios, which percentage increases until there are more than eight million General Motors vehicles with installed XM radios. This agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels of General Motors vehicles capable of receiving our service, starting with 1.24 million units after four years, and the lesser of 600,000 units per year and amounts proportionate to target market shares in the satellite digital radio service market thereafter. We cannot predict the outcome of any such renegotiation.

CD Radio's patent infringement suit against us could impair our business.

   On January, 12, 1999, CD Radio, the only other owner of an FCC license for satellite radio service, sued us, claiming that we are infringing or will infringe three CD Radio patents. The CD Radio patents involved in this litigation relate to certain aspects of signal and reception methodologies that may be employed by a satellite radio system. In its complaint, CD Radio seeks money damages to the extent we have manufactured, used or sold any product or method claimed in CD Radio's patents, and an injunction. Based on the planned design of our system, our knowledge of the differences between the XM Radio system and the claims of the CD Radio patents and on advice we have received from our patent counsel, we believe that we have not infringed and will not infringe any CD Radio patents. However, the litigation could harm us, even if we prevail. It may divert management's attention and may make it more difficult for us to raise financing or enter other agreements with third parties. It may also impede our ability to move forward with the development of our system in a timely manner. If we do not prevail in this litigation, we could become liable to CD Radio for substantial money damages or be subject to an injunction preventing us from using certain technology in our satellite radio system, or both. Any such injunction could force us to develop new technology which would not be subject to the injunction. Alternatively, we could be required to license alternative technology from a third party, or seek a license from, and pay royalties to, CD Radio to use its technology. Any of the foregoing could delay or increase the costs of deploying the XM Radio system.

Our business may be impaired by third party intellectual property rights.

   Development of the XM Radio system will depend largely upon the intellectual property that we will develop and license from third parties. If the intellectual property that we may develop or use is not adequately protected, others will be permitted to duplicate the XM Radio system or service without liability. There is no guarantee that others will not develop such information, technology and know-how. In addition, others may challenge, invalidate or circumvent our intellectual property rights, patents or existing sublicenses. Some of the know-how and technology we have developed and plan to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. The loss of necessary technologies could require us to obtain substitute technology of lower quality performance standards, at greater cost or on a delayed basis, which could harm our business.

   Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block our ability to operate our system or license our technology. We may have to resort to litigation to enforce our rights under license agreements or to determine the scope and validity of other parties' proprietary rights in the subject matter of those licenses. Such litigation could result in substantial cost, and there can be no guarantee that we will succeed in any such litigation.

   Finally, we cannot assure you that third parties will not bring suit against us for patent or other infringement of intellectual property rights. Any such litigation could result in substantial cost to, and diversion of effort by, our company, and adverse findings in any proceeding could

  .  subject us to significant liabilities to third parties;

   .  require us to seek licenses from third parties;

   . block our ability to operate the XM Radio system or license its technology; or

   . otherwise adversely affect our ability to successfully develop and market the XM Radio system.

Oversight by the FCC and other regulatory bodies involves costs and risks.

   As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we will continue to be subject to regulatory oversight by the FCC. FCC rules and regulations, and the terms of our license, require us to meet certain conditions such as

   . milestone dates, including the requirement that we begin full operation of our system by October 2003;

  . interoperability of our system with the other licensed satellite radio system;

  . coordination of XM Radio's satellite radio service with radio systems operating in the same range of frequencies in neighboring countries; and

  . coordination of our communications links to our satellites with other systems that operate in the same frequency band.

Non-compliance by us with these conditions could result in fines, additional license conditions, license revocation or other detrimental FCC actions. We are also subject to interference risks from adjacent radio frequency users if the FCC does not adequately protect against such risks in its rule making process. In addition, the FCC has not yet issued rules permitting XM Radio to deploy terrestrial repeaters to fill gaps in satellite coverage. XM Radio's plans to deploy terrestrial repeaters may be impacted by the FCC's rules, when issued.

   The award of our FCC license was challenged by one of the losing bidders in the initial FCC licensing procedure, but the challenge was denied by the FCC. Subsequent to the award of our license, the losing bidder filed with the FCC for reconsideration of the license award. Although we believe that the award of license to us will continue to be upheld, we cannot predict the ultimate outcome of this challenge. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.

   Sea Launch, Alcatel and other venders are subject to United States export regulations and will need approval from the State Department under technology export statutes and regulations for the launch of our satellites. Failure to receive such approval or any change in applicable law or policy may result in delay of our satellite launch.

Our service may be interrupted or impaired by catastrophic events affecting our network or other facilities.

   A catastrophic event affecting our network, such as an earthquake or power outage, could interrupt our service and harm our business. We will not have replacement or redundant facilities that can be used to assume the functions of our repeater network or our planned central production and broadcast facility in the event of a catastrophic event. Any damage to our repeater network would likely result in degradation of our service for some subscribers and could result in complete loss of service in affected areas. Damage to our production and broadcast facility would restrict our production of programming and require us to obtain programming from third parties to continue our service.

Consumers could steal our service.

   Like all radio transmissions, the XM Radio signal will be subject to interception. Pirates may be able to obtain or rebroadcast XM Radio without paying the subscription fee. Although we plan to use encryption technology to mitigate the risk of signal theft, such technology may not be adequate to prevent theft of the XM Radio signal. If widespread, signal theft could harm our business.

We need to obtain rights to programming, which could be more costly than anticipated.

   We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc., and SESAC, Inc. We expect to negotiate or establish by arbitration royalty arrangements with these organizations, but such royalty arrangements may be more costly than anticipated or unavailable. We also have to negotiate royalty arrangements with the owners of the sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue set by the Librarian of Congress. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

Our launch and in-orbit insurance will not adequately protect us against catastrophic loss.

   We intend to purchase standard launch and in-orbit insurance policies from global space insurance underwriters, which would provide coverage against total or partial loss of either satellite during its expected life from the time of launch. Any adverse change in insurance market conditions may substantially increase the premiums we would have to pay for such insurance. If the launch of either satellite is a total or partial failure, our insurance may not fully cover our losses. We do not expect to buy insurance to cover and would not have protection against business interruption, loss of business or similar losses. Also, any insurance we obtain will likely contain certain customary exclusions and material change conditions which would limit our coverage.

Rapid technological and industry changes could make our service obsolete.

   The satellite industry and the audio entertainment industry are both characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If we are unable to keep pace with these changes, our business may be unsuccessful. Products using new technologies, or emerging industry standards, could render XM Radio's technologies obsolete. In addition, we may face unforeseen problems when developing the XM Radio system which could harm our business. Because we will depend on third parties to develop technologies used in key elements of the XM Radio system, more advanced technologies which we may wish to use may not be available to us on reasonable terms or in a timely manner. Further, our competitors may have access to technologies not available to us, which may enable them to produce entertainment products of greater interest to consumers, or at a more competitive cost.

Our common stock may have limited liquidity.

   We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market for our common stock. Failure to develope an active trading market may result in higher price volatility in our stock and less efficient execution of buy and sell orders for investors. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

Our stock will likely be subject to substantial price and volume fluctuations.

   Historically, stock prices and trading volumes for emerging companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility could materially adversely affect the price of our common stock without regard to our operating performance. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our common stock would likely significantly decrease.

Problems related to the Year 2000 issue could disrupt our operations and harm our business.

   Year 2000 could require us to incur delays and unanticipated expenses. Many currently installed computer systems and software products are not able to distinguish 21st century dates from 20th century dates. As a result, computer systems and software that fail to recognize the proper date at the end of this year may suffer major system failures or miscalculations. We believe that we will achieve Year 2000 compliance in a timely manner without materially affecting our company's finances. In addition, to date, based on initial communications with significant third parties with whom we do business, we have not identified any system within our business, which may be affected in any material way by the failure of any such third parties to remediate their own Year 2000 issues. However, to the extent we are unable to identify and resolve a problem related to the Year 2000 in time to avoid any adverse consequences, such problem could result in an interruption in, or a failure of, certain of our normal business activities and operations, harming our business and financial results.

A small number of principal stockholders own over % of our stock and effectively control us.
Their interests may conflict with yours as a stockholder.

   After this offering our principal stockholders will hold in aggregate approximately % of our common stock on a fully diluted basis with total voting power of %. We have entered into material contracts and transactions with our principal stockholders and their affiliates, and we may enter into additional contracts in the future. The composition of our board of directors is governed by a shareholders' agreement among our principal stockholders, which grants them effective management control of the company. These stockholders could use their position as principal stockholders and their management control to cause us to take actions that might not be in our interests or your interests as a stockholder.

We must retain and attract key personnel to operate our business.

   We depend on the continued efforts of our executive officers and key employees who have specialized technical knowledge regarding our systems and business knowledge regarding the radio industry and subscription services. If we lose the services of one or more of these employees, or fail to attract qualified replacement personnel, it could harm our business and our future prospects.

It may be hard for a third party to acquire us, and this could depress our stock price.

   We are a Delaware company with unissued preferred stock, the terms of which can be set by our board of directors. Antitakeover provisions in Delaware law and our ability to adopt a shareholder rights plan using our preferred stock could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. This could depress our stock price.

We do not plan to pay dividends.

   We have never declared or paid any dividends on our common stock. We intend to retain any earnings to support the growth and development of our business, and we do not plan to pay cash dividends any time soon.

Shares eligible for future sale in the open market could depress our stock price.

   Sales of substantial amounts of our common stock in the public market following this offering could depress its market price. Even the appearance that a large number of shares is available for sale could have this effect. The number of shares available for sale in the public market will be limited by agreements under which we and our executive officers, directors and the holders of substantially all of our outstanding shares of common stock and options and warrants to purchase common stock have agreed not to sell or otherwise dispose
of any portion of their shares for a period of     days after the date of this
prospectus. Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation may release all or any portion of the shares subject to such agreements. In addition to the adverse effect a price decline could have on holders of our common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or
other securities. In addition, approximately     restricted shares of our stock
are entitled to certain registration rights for sale in the public market. If the holders of these shares sell in the public market, such sales could harm the market price of our common stock.

You will pay more for your stock than prior investors.

   The initial public offering price per share will significantly exceed the price paid by prior investors and the net tangible book value of your shares. As calculated under "Dilution," the average price per share paid by our
existing stockholders is $   . Therefore, the average realized gain per share
to our existing stockholders is $   , while the dilution per share to new
investors is $   . If we issue debt securities with warrants to purchase our common stock as part of future financings, such warrants might be exercisable for less than the initial public offering price. The amount of stock subject to such warrants would depend on market conditions at the time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources".

Our forward-looking statements are speculative and may prove to be wrong.

   Much of the information in this prospectus consists of forward-looking statements which are based on our current expectations, and which involve substantial risks and uncertainties. These statements are inherently predictive and speculative, and you must not assume that they will prove to be correct. You can often identify these statements by forward-looking words such as

  .  ""may'';

  .  ""will," "intend," "plan to";

  .  ""expect," "anticipate," "project," "believe," "estimate";

  .  ""continue'' or similar words.

  You should read such statements very carefully because they

  .  discuss our future plans or expectations;

  . contain projections of our future financial condition or results of operations; or

  .  state other forward-looking information.

   When you consider such forward-looking statements, you should keep in mind the risk factors above and the other cautionary statements in this prospectus because they provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

                                USE OF PROCEEDS

   The net proceeds from this offering, at the initial public offering price of
$    per share, are estimated to be $138.7 million, after deducting estimated underwriting discounts and commissions and offering expenses payable by us of $11.3 million. The net proceeds are estimated to be $159.9 million if the underwriters' over-allotment option is exercised in full, after deducting estimated underwriting discounts and commissions and offering expenses payable by us of $12.6 million. The net proceeds from this offering will be used as set forth below.

                                                                    Amount
                                                                --------------
                                                                (in thousands)
   Payments under satellite contract...........................    $ 91,500
   Payments under terrestrial repeater contracts...............      33,400
   Working capital, operating losses and general corporate
    expenses...................................................      13,800
                                                                   --------
     Total Uses................................................    $138,700
                                                                   ========

   We may re-allocate the proceeds among these categories depending upon the timing of our funding requirements. In addition, these uses assume that the net proceeds are the first funds used. To the extent we use cash on hand or from other financings to meet these funding needs, we may reallocate the proceeds to other matters. Pending these uses, the net proceeds from this offering may be temporarily invested in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We have not declared or paid any dividends since our date of inception. Currently, our Series A subordinated convertible notes restrict us from paying dividends. These restrictions will terminate upon conversion of these notes which will occur concurrently with this offering. We do not intend to pay cash dividends on our capital stock in the foreseeable future. We anticipate we will retain any earnings, if any, for use in our operations and the expansion of our business.

                                 CAPITALIZATION

   The following table sets forth as of June 30, 1999 our capitalization on

  .  an actual basis;

  . on a pro forma basis, which reflects the July 1999 transactions in which we raised $250.0 million through the sale of Series A subordinated convertible notes, repaid $75.0 million of debt, exchanged the options and debt held by American Mobile for a new convertible note, paid $68.0 million under the Hughes contract, and amended our authorized capital structure; and

  .  on a pro forma as adjusted basis which additionally reflects the sale of million shares of Class A common stock at an assumed public offering price of $ per share after deducting the underwriting discount and estimated offering expenses and the application of the net proceeds from the offering and the mandatory conversion of the $250.0 million Series A subordinated convertible notes and the $103.8 million of American Mobile convertible notes.

These adjustments are described more fully in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Information."

                                                        June 30, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (In thousands)
Cash and cash equivalents...................... $    163  $ 96,763    $235,513
                                                ========  ========    ========
Notes payable due to related party.............   98,038       --          --
Convertible notes payable due to related par-
 ty............................................   58,352       --          --
Series A subordinated convertible notes........      --    250,000         --
American Mobile convertible note...............   22,396    22,396         --
American Mobile convertible note--new..........      --     81,390         --
Capital lease..................................      309       309         309
Term loan......................................       39        39          39
                                                --------  --------    --------
  Total debt................................... $179,134  $354,134    $    348
                                                ========  ========    ========
Stockholders' equity (deficit)
 Preferred stock, par value $1.00; 1,000 shares
  authorized, 500 shares designated for Series
  A convertible preferred stock, no shares
  issued and outstanding actual and pro forma;
  and 196.1896 issued pro forma as adjusted....      --        --          --
 Common stock--old, par value $0.10; 3,000
  shares authorized, 125 shares issued and
  outstanding actual; no shares issued and
  outstanding, pro forma and pro forma as
  adjusted.....................................      --        --          --
 Class A common stock, par value $0.01; 2,500
  shares authorized, no shares issued and
  outstanding actual and pro forma; and
  294.2844 shares issued and outstanding pro
  forma as adjusted............................      --        --          --
 Class B common stock, par value $0.01; 1,000
  shares authorized; issued and outstanding
  actual and pro forma; and 327.9848 issued pro
  forma as adjusted ...........................      --        --          --
 Class C non-voting common stock, par value
  $0.01; 500 shares authorized, no shares
  issued and outstanding actual pro forma and
  pro forma as adjusted........................      --        --          --
Additional paid-in capital.....................   10,643    55,705     536,991
Accumulated deficit............................  (26,191)  (26,191)    (26,191)
                                                --------  --------    --------
  Total stockholders' equity (deficit).........  (15,548)   29,514     510,800
                                                --------  --------    --------
Total capitalization........................... $163,586  $383,648    $511,148
                                                ========  ========    ========

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 1999 was $   , or $
per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total actual liabilities, divided by the number of shares of our common stock outstanding as of June 30, 1999 after giving effect to the mandatory conversion of the $250.0 million Series A subordinated convertible notes and the $103.8 million in American Mobile convertible notes into various classes of common stock. After giving effect to the sale of the shares of Class A common stock we are offering at a public offering price
of $    per share, without regard to the underwriting discount and estimated offering expenses, our adjusted net tangible book value as of June 30, 1999
would have been $   , or $    per share. This represents an immediate increase
in as adjusted net tangible book value of $    per share to existing
stockholders and an immediate dilution of $    per share to new investors. The
following table illustrates this per share dilution:

   Public offering price per share....................................... $
   Pro forma net tangible book value per share as of June 30, 1999.......  (   )
                                                                          -----
   Increase per share attributable to new investors......................
                                                                          -----
   Pro forma net tangible book value per share after the offering........
                                                                          -----
   Dilution per share to new investors................................... $
                                                                          =====

   The following table sets forth, as of June 30, 1999, the difference between existing stockholders and the new investors (before deducting the underwriting discount and estimated offering expenses) with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid:

                         Shares Purchased       Total Consideration
                         -------------------    ----------------------
                                                                         Average Price
                         Number     Percent      Amount      Percent       Per Share
                         --------   --------    ----------  ----------   -------------
Existing stockholders...                      %  $                     %     $
New investors...........                      %                        %
                                      --------                ---------
Total...................                   100%                     100%
                                      ========                =========

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1997 and 1998, and the consolidated balance sheets data as of December 31, 1997 and 1998, are derived from the consolidated financial statements of XM Satellite Radio Holdings Inc. and subsidiary, which have been audited by KPMG LLP, independent certified public accountants. The independent auditors' report contains a paragraph stating that we have not begun operations, have negative working capital and are dependent upon additional debt and equity financings, and these factors raise substantial doubt about our ability to continue as a going concern. The selected consolidated financial data do not include any adjustments that might result from the outcome of that uncertainty. The consolidated statements of operations data for the six months ended June 30, 1998 and 1999, and for the period from December 15, 1992, which is the date of inception, through June 30, 1999, and the consolidated balance sheet data as of June 30, 1999, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended June 30, 1998 and 1999 are not necessarily indicative of the results that may be expected for the full year.

   The pro forma information contained within the consolidated statements of operations data in the following table gives effect to

  . the amortization of goodwill and other intangibles arising from American
    Mobile's acquisition of debt and equity interests in our company from WorldSpace;

  . the amortization of $11.3 million deferred financing fees; and

  . interest in excess of amounts that would be capitalized arising from the issuance of $250.0 million Series A subordinated convertible notes as if all such transactions had been consummated on January 1, 1998. The pro forma "as adjusted" information further gives effect to

  . the elimination of the amortization of $11.3 million deferred financing fees and

  . interest expense related to the $250.0 million Series A subordinated convertible notes upon the mandatory conversion of the notes into
    196.1896 shares of Series A convertible preferred stock and 294.2844 shares of Class A common stock as if all such transactions had been consummated on January 1, 1998.

   The pro forma information contained within the consolidated balance sheet data in the following table gives effect to

  . American Mobile's acquisition of debt and equity interests in our company from WorldSpace;

  . our issuance of $250.0 million Series A subordinated convertible notes, net of repayment of $75.0 million of debt in July 1999 and related fees and expenses of $11.3 million;

  . payments to vendors of $68.0 million; and

  . the exchange of the outstanding options and debt held by American Mobile for a new convertible note, which is convertible into Class B common stock at a rate of $462,728 per share as if each had occurred on June 30, 1999. The pro forma "as adjusted" information further gives effect to

  . the completion of this offering for an estimated $150.0 million less underwriting discounts and commissions and related fees and expenses of $11.3 million; and

  . the mandatory conversion of $250.0 million Series A subordinated convertible notes into 196.1896 shares of Series A convertible preferred stock and 294.2844 shares of Class A common stock and the mandatory conversion of an aggregate of $103.8 million of American Mobile convertible notes and the related accrued interest into 202.9848 shares of Class B common stock concurrently with this offering as if each had occurred at June 30, 1999.

                                                                             Six Months Ended
                               Years Ended December 31,                          June 30,                   December 15,
                        -----------------------------------------  ---------------------------------------      1992
                                                          1998                                      1999      (Date of
                                                           Pro                           1999       Pro      Inception)
                          1997      1998       1998     Forma As     1998      1999       Pro     Forma As   to June 30,
                         Actual    Actual    Pro Forma  Adjusted)   Actual    Actual     Forma    Adjusted    1999 (1)
                        --------  ---------  ---------  ---------  --------  --------  ---------  --------  -------------
                                                    (In thousands, except share data)
Statements of
 Operations Data :
Revenue...............  $     --  $      --  $      --  $     --   $     --  $     --  $      --  $     --    $     --
                        --------  ---------  ---------  --------   --------  --------  ---------  --------    --------
Operating expenses:
 Research and
  development.........        --      6,941      6,941     6,941      3,867     1,378      1,378     1,378       8,319
 Professional fees....     1,090      5,242      5,242     5,242      3,723     2,560      2,560     2,560       8,892
 General and
  administrative......        20      4,010      6,353     6,353        542     4,503      5,674     5,674       8,533
                        --------  ---------  ---------  --------   --------  --------  ---------  --------    --------
 Total operating
  expenses............     1,110     16,193     18,536    18,536      8,132     8,441      9,612     9,612      25,744
                        --------  ---------  ---------  --------   --------  --------  ---------  --------    --------
Operating loss........    (1,110)   (16,193)   (18,536)  (18,536)    (8,132)   (8,441)    (9,612)   (9,612)    (25,744)
Other expense-interest
 income (expense),
 net..................      (549)        26    (18,218)       26         --        76     (8,017)       76        (447)
                        --------  ---------  ---------  --------   --------  --------  ---------  --------    --------
Net loss..............  $ (1,659) $ (16,167) $ (36,754) $(18,536)  $ (8,132) $ (8,365) $ (17,629) $ (9,536)   $(26,191)
                        ========  =========  =========  ========   ========  ========  =========  ========    ========
Net loss per share--
 basic and diluted....  $(13,941) $(129,336) $(294,032)            $(65,056) $(66,920) $(141,032)
                        ========  =========  =========             ========  ========  =========
Weighted average
 shares used in
 computing net loss
 per share--basic and
 diluted..............       119        125        125                  125       125        125
                                                                    As of December
                                                                          31,                As of June 30, 1999
                                                                   ------------------  ----------------------------------
                                                                                                    Pro     Pro Forma As
                                                                     1997      1998     Actual     Forma      Adjusted
                                                                   --------  --------  ---------  --------  -------------
                                                                                     (In thousands)
Balance Sheets Data:
Cash and cash equivalents.....................................     $      1  $    310  $     163  $ 96,763    $235,513
System under construction.....................................       91,932   169,029    261,653   261,653     261,653
Total assets..................................................       91,933   170,485    263,901   406,044     533,544
Total debt....................................................       82,504   140,298    179,134   354,134         348
Total liabilities.............................................       82,949   177,668    279,449   386,449      32,663
Stockholders' equity (deficit)................................        8,984    (7,183)   (15,548)   19,595     500,881

  (1) Business activity for the period from December 15, 1992 (date of inception) through December 31, 1996 was insignificant.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion and analysis provides information which we believe is relevant to an assessment and understanding of our financial condition and consolidated results of operations. This discussion should be read together with our consolidated financial statements, pro forma financial information and related notes beginning on page F-1 of this prospectus.

Introduction

   XM Satellite Radio Inc. was incorporated in Delaware in 1992 as a wholly-owned subsidiary of American Mobile. XM Satellite Radio Holdings Inc. became a holding company for XM Satellite Radio Inc. in connection with a strategic investment by WorldSpace in early 1997. In July 1999, following our repayment of $75.0 million in debt owed to WorldSpace, WorldSpace conveyed all of its interest in our company to a trust. American Mobile then acquired all of that interest from the trust, making American Mobile our only current stockholder. Also, in July, we issued $250.0 million of Series A subordinated convertible notes.

   We are in the development stage. Since our inception in December 1992, we have devoted our efforts to establishing and commercializing the XM Radio system. Our activities were fairly limited until 1997, when we pursued and obtained regulatory approval from the FCC to provide satellite radio service. Our principal activities to date have included


  .  designing and developing the XM Radio system;

  . negotiating contracts with satellite and launch vehicle operators, specialty programmers, radio manufacturers and car manufacturers;

  .  developing technical standards and specifications;

  .  conducting market research; and

  .  securing financing for working capital and capital expenditures.

   We have incurred substantial losses to date and expect to continue to incur significant losses for the foreseeable future as we continue to design, develop and deploy the XM Radio system and for some period following our commencement of commercial operations.

   We intend to capitalize all costs related to our satellite contract and our FCC license, including all applicable interest. These capitalized costs will be depreciated over the estimated useful lives of the satellites and ground control stations. Depreciation of our satellites will commence upon in-orbit delivery. Depreciation of our satellite control facilities and terrestrial repeaters and the amortization of our FCC license will commence upon commercial operations.

   After we begin commercial operations, which we are targeting for the second quarter of 2001, we anticipate that our revenues will consist primarily of customers' subscription fees and advertising revenues.

Results of Operations

 Six Months Ended June 30, 1999 Compared with Six Months Ended June 30, 1998

   Research and Development. Research and development expenses declined to approximately $1.4 million for the six months ended June 30, 1999, compared with approximately $3.9 million for the six months ended June 30, 1998. The reduction in the research and development expenses primarily resulted from the development of the system waveform technology which was completed during the second half of 1998.

   Professional Fees. Professional fees declined to approximately $2.6 million for the six months ended June 30, 1999, compared with $3.7 million for the six months ended June 30, 1998. Professional fees for the six months ended June 30, 1999 primarily reflect legal, regulatory and marketing expenses. Professional fees for the six months ended June 30, 1998 reflect regulatory and consulting activities. The professional fees decreased as we replaced consultants with permanent employees. We expect the professional fees to trend upward as we continue to develop the system and our market position.

   General and Administrative. General and administrative expenses increased to $4.5 million for the six months ended June 30, 1999, compared with $0.5 million for the six months ended June 30, 1998. The increase primarily reflects increased headcount and facility expenses which are anticipated to continue to increase through commercial operations.

   Interest Expense. As of June 30, 1999 and 1998, we owed $178.8 million and $93.5 million, respectively, under various debt agreements which we entered into for the purpose of financing the XM Radio system. We capitalized interest costs of $8.2 million and $4.6 million associated with our FCC license and the XM Radio system during the six months ended June 30, 1999 and 1998, respectively. No interest costs were expensed during this period.

   Depreciation Expense. Depreciation expense of computers and related facilities amounted to $0.1 million during the six months ended June 30, 1999. We had no significant fixed assets in service during the six months ended June 30, 1998.

   Net Loss. The net loss for the six-month periods ended June 30, 1999 and 1998 was $8.4 million and $8.1 million, respectively. The increase in net losses for June 30, 1999, compared with June 30, 1998, reflects additional general and administration expenses, primarily increased headcount and facility expenses, in preparation for commercial operations.

 Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

   Research and Development. Research and development expenses amounted to approximately $6.9 million for the year ended December 31, 1998. Research and development expenses for the year ended December 31, 1997 were insignificant. The increase in research and development expenses resulted from the development of the system waveform technology which was completed during 1998.

   Professional Fees. Professional fees increased to approximately $5.2 million for the year ended December 31, 1998, compared with $1.1 million for the year ended December 31, 1997. The increase primarily reflects legal, regulatory and marketing expenses.

   General and Administrative. General and administrative expenses increased to $4.0 million for the year ended December 31, 1998, compared with $20,000 for the year ended December 31, 1997. The increase primarily reflects increased headcount and facility expenses to begin program management and operations.

   Interest Expense. As of December 31, 1998 and 1997, we owed $140.2 million and $82.5 million, respectively, under various debt agreements which we entered into for the purpose of financing the XM Radio system. We capitalized interest costs of $11.8 million and $1.9 million associated with our FCC license and the XM Radio system during the year ended December 31, 1998 and 1997, respectively. We expensed interest costs of $0.5 million during the year ended December 31, 1997.

   Depreciation Expense. Depreciation expense of computers and related facilities amounted to $57,000 during the year ended December 31, 1998. We had no significant fixed assets in service during the year ended December 31, 1997.

   Net Loss. The net loss for the years ended December 31, 1998 and 1997 was $16.2 million and $1.7 million, respectively, primarily reflecting research and development activities, professional fees and general and administrative expenses.

Liquidity and Capital Resources

 Funds Required for XM Radio Through Commencement of Commercial Operations

   We estimate that we will require approximately $1.1 billion to develop and implement the XM Radio system from our inception through the commencement of commercial operations, which we are targeting for the second quarter of 2001. After we receive the estimated proceeds from this offering, we will have raised an aggregate of $469.5 million since our inception net of expense and repayment of debt. We will require substantial additional funding, approximately $610.6 million, to finish building the XM Radio system and to provide working capital until we commence commercial operations. The funds raised in this offering are expected to be sufficient in the absence of additional financing to cover our funding needs into the first quarter of 2000.

   We currently expect to satisfy our funding requirements by selling debt or equity securities and by obtaining loans or other credit lines from banks or other financial institutions. In addition, we plan to raise funds through vendor financing arrangements associated with our terrestrial repeater project. If we are successful in raising additional financing, we anticipate that a significant portion of the financing will consist of debt securities.

   We may offer debt securities in a private placement at the time of or shortly after this offering, or at other times in the near future. Often, high yield debt securities are issued as part of units with warrants to purchase common stock. If warrants were issued in any debt placement by us, the amount of common stock that may be purchased and the price at which stock would be purchased under the warrants would depend upon market conditions at that time.

   We may not be able to raise any funds or obtain loans on favorable terms or at all. Our ability to obtain the required financing depends on several factors, including future market conditions; our success or lack of success in developing, implementing and marketing our satellite radio service; our future creditworthiness; and restrictions contained in agreements with our investors or lenders. If we fail to obtain any necessary financing on a timely basis, a number of adverse effects could occur. Our satellite construction and launch and other events necessary to our business could be materially delayed or their costs could materially increase. We could default on our commitments to our satellite construction or launch contractors, creditors or others, leading to termination of construction or inability to launch our satellites. Finally, we may not be able to launch our satellite radio service as planned and may have to discontinue operations or seek a purchaser for our business or assets.

   Our expected sources and uses of funds through commencement of commercial operations are as follows:

                   Inception Through Commercial Launch
                                 (in millions)

Sources of Funds
----------------
Total funds raised to
 date.................... $  330.8
Net proceeds from this
 offering................    138.7
                          --------
  Total capital raised...    469.5
Future capital
 requirements............    610.6
                          --------
  Total sources.......... $1,080.1
                          ========

Uses of Funds
-------------
Satellites and launch.... $  472.6
Launch insurance.........     50.0
Terrestrial repeater
 system..................    263.3
Ground segment...........     65.9
                          --------
  Total system...........    851.8
FCC license..............     90.0
Operating expenses and
 working capital
 requirements............    138.3
                          --------
  Total uses............. $1,080.1
                          ========

   The sources and uses chart for inception through commercial launch assumes that we will commence full commercial operations in the second quarter of 2001 and does not include net interest income or expense of any future offerings or other financings. We anticipate that we will need further funding after commencement of operations to cover our cash requirements before we generate positive cash flow from operations. Many factors, including our ability to generate significant revenues, could affect this estimate. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Total funds raised to date in the chart above include proceeds of

  .  $1.7 million from an equity contribution from American Mobile;

  .  $7.5 million from common stock we issued to WorldSpace;

  .  $81.9 million from loans made by WorldSpace;

  .  $54.5 million from the WorldSpace convertible note;

  .  $21.4 million from the American Mobile subordinated convertible notes;
     and

  . $250.0 million from the subordinated convertible notes sold to General Motors, Clear Channel, DIRECTV, Telcom Ventures, Columbia Capital and Madison Dearborn Partners, less $11.3 million in fees and expenses in connection with financing transactions and $75.0 million debt repayment to WorldSpace.

   Net proceeds from the offering in the chart above reflects the expected gross proceeds of this offering of $150.0 million less $11.3 million in underwriting discounts and commissions and offering expenses payable by us.

   The use of funds for satellites and launch in the chart above includes $472.6 million for satellites, launch and long-lead items, including certain financing costs associated with the satellites, and for an option to complete the ground spare satellite under our satellite contract with Hughes. As of June 30, 1999, $58.3 million has been paid under the satellite contract.

   The anticipated $65.9 million in costs for ground segment are intended to cover the satellite control facilities, programming production studios and various other equipment and facilities. As of June 30, 1999, we had not incurred any costs in deploying the ground segment.

   Other operating expenses and working capital requirements in the chart above include cumulative historical operating losses through June 30, 1999 of $26.2 million.

   Sources of Funds. To date, we have raised approximately $330.8 million of capital, net of expenses and repayment of debt. These funds have been used to acquire our FCC license, make required payments under our satellite contract with Hughes, and for working capital and operating expenses. Of the $330.8 million raised to date, approximately $167.0 million has been raised through the issuance of equity to, and receipt of loans from, our current stockholder, American Mobile, and former stockholder, WorldSpace. Of this amount, approximately $90.7 million and $46.0 million was raised in 1997 and 1998, respectively, and $30.3 million was raised in January 1999.

   In July 1999, we issued $250.0 million of Series A subordinated convertible notes to six strategic and financial investors--General Motors, $50.0 million; Clear Channel Communications, $75.0 million; DIRECTV, $50.0 million; and Columbia Capital, Telcom Ventures, L.L.C. and Madison Dearborn Partners, $75.0 million in the aggregate. Using part of the proceeds from the issuance of the Series A subordinated convertible notes, we paid WorldSpace $75.0 million in July 1999 to redeem an outstanding loan owed to WorldSpace. We incurred fees and expenses totalling $11.3 million in connection with these transactions.

   Assuming completion of the offering on September 15, 1999, the notes would automatically convert into 300.3506 shares of our Class A common stock and
200.2338 shares of our Series A preferred stock. If not converted, the notes will mature on December 31, 2004, or, if we issue at least $50.0 million aggregate principal amount of high yield debt securities, we will be entitled to extend the maturity date of the subordinated convertible notes to a date no later than the six-month anniversary of the stated maturity date of the high yield debt securities. The notes are senior to all of our existing indebtedness, including the debt securities issued by us to American Mobile that are convertible into our Class B common stock. However, the notes are subordinate to any future high yield debt securities issued by us.

   As part of the July 1999 transactions, WorldSpace transferred all of its rights, title and interests in XM Radio to a trust. These interests included 25 shares of our common stock; a $54.5 million note issued to WorldSpace in April 1998 convertible into 62.3270 shares of our common stock, together with interest accrued and capitalized thereon; an aggregate of $81.9 million of additional indebtedness incurred to WorldSpace in May 1997, together with interest accrued and capitalized thereon, other than $75.0 million aggregate principal amount thereof, which was retained by WorldSpace and repaid and retired by us; and options issued to WorldSpace in May 1997 to purchase up to
229.6209 shares of our common stock. The stock, notes, and indebtedness were then acquired from the trust by American Mobile, and the notes and indebtedness were converted into or exchanged for additional shares of our common stock. As a result of these transactions, WorldSpace ceased to have any direct equity or debt interest in our company, and American Mobile holds 125 shares of Class B common stock and notes, including associated accrued interest convertible into
203.4316 shares of Class B common stock as of July 15, 1999.

   Uses of Funds. Of the approximately $1.1 billion of funds to be used through commencement of commercial operations, an estimated $569.4 million are expected to be incurred under contracts presently in place and for our FCC license, which has already been paid for in full. Total capital expenditures from our inception to June 30, 1999 totaled $152.6 million.

   Satellite Contract. Under our satellite contract, Hughes will deliver two satellites in orbit and if we exercise our option, complete construction of a ground spare satellite. Hughes will also provide ground equipment and software to be used in the XM Radio system and certain launch and operations support services. We expect that by commencement of commercial operations in the second quarter of 2001, we will have had to pay an aggregate amount of approximately $472.6 million for these items and for Hughes to complete the optional ground spare satellite. This amount does not include incentive payments, which will depend in part on projected satellite performance at the acceptance date. Such payments could total up to an additional $68.7 million over the useful lives of the satellites. As of June 30, 1999, we had paid approximately $58.3 million under our satellite contract, and have recognized an additional $88.0 million in accrued milestone payments. On July 7, 1999 we paid $68.0 million to Hughes, and on July 23, 1999 we paid $20.0 million to Hughes.

   Launch Insurance. Based on current market research, we expect that launch insurance will cost approximately $50.0 million. As of June 30, 1999, we had not incurred any costs with respect to launch insurance.

   Terrestrial Repeater System. Based on the current design of the XM Radio system and preliminary bids, we estimate that through our expected commencement of operations in the second quarter of 2001 we will incur aggregate costs of approximately $263.3 million for a terrestrial repeater system. We expect these costs to cover the capital cost of the design, development and installation of a system of terrestrial repeaters to cover approximately 70 cities and metropolitan areas. As of June 30, 1999, we had incurred costs with respect to the terrestrial repeater buildout of $1.7 million, and in August 1999 we signed a contract calling for payments of approximately $115 million for engineering and site preparation.

   Ground Segment. Based on the design of the XM Radio system, available research, preliminary bids and actual contract costs, we expect to incur aggregate ground segment costs through the expected commencement of operations in the second quarter of 2001 of approximately $65.9 million. We expect these costs will cover the satellite control facilities, programming production studios and various other equipment and facilities. As of June 30, 1999, we had not incurred any costs with respect to the ground segment.

   FCC License. In October 1997, we received one of two satellite radio licenses issued by the FCC. We have paid approximately $90.0 million for this license, including the initial bid right. No additional payments have been made relating to the license.

   Operating Expenses and Working Capital Requirements. In addition to the above capital needs, we will require funds for working capital, operating expenses and royalty payments currently estimated to be approximately $138.3 million through our targeted commercial launch in the second quarter of 2001. From our inception through June 30, 1999, we have incurred total operating expenses of $26.2 million. Total cash used in operating activities was $6.0 million. The difference between the loss incurred to date and cash used in operations is principally due to $5.8 million in accounts payable and accrued interest and $13.8 million in amounts due to related parties.

 Funds Required for XM Radio Following Commencement of Commercial Operations

   We anticipate that even after commencement of commercial operations we will need significant additional funds to cover our cash requirements before we generate sufficient cash flow from operations to cover our expenses. We cannot accurately estimate the amount of additional funds needed, since it will depend on business decisions to be made in the future and revenues received from operations, but we expect the amount to be substantial. Funds will be needed to cover operating expenses, marketing and promotional expenses including an extensive marketing campaign in connection with the launch of our service, distribution expenses, programming costs and any further development of the XM Radio system that we may undertake after operations commence.

   We will have significant payment obligations after commencement of operations under our long-term distribution agreement with the OnStar division of General Motors. We have significant annual, fixed payment obligations to General Motors for four years following commencement of commercial service. These payments approximate $35 million during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios in General Motors vehicles, we have agreed to subsidize a portion of the cost of XM radios and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios, which percentage increases until there are more than eight million General Motors vehicles with installed XM radios. This agreement is subject to renegotiation if General Motors does not achieve and maintain specified installation levels of General Motors vehicles capable of receiving our service, starting with 1.24 million units after four years, and the lesser of 600,000 units per year or amounts proportionate to target market shares in the satellite digital radio service market. The distribution agreement is described in more detail under the caption "Certain Relationships and Related Party Transactions--Distribution Agreement with General Motors and OnStar."

   We currently expect to satisfy our funding requirements for the period following commencement of commercial operations in substantially the same manner as our requirements prior to commencement of commercial operations, discussed above.

Year 2000 Readiness

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Many such systems will need to accept four-digit entries in order to distinguish 20th century dates from 21st century dates. As a result, before the end of this year, computer systems and software used by many companies need to be upgraded to comply with these Year 2000 requirements. Otherwise these systems may cause miscalculations that will interfere with business activities or simply fail to work. When we use the terms "Year 2000 Ready" or "Year 2000 Readiness," we mean that customers will not experience any material difference in performance and functionality of our networks as a result of the date being prior to, during or after the Year 2000.

   We began to assess our Year 2000 Readiness in mid-1998. We have substantially completed the identification, modification (as necessary) and testing of all our current systems, which we believe are Year 2000 compliant. This required no significant expense. Because we are a development stage company and do not expect to commence commercial operations until the second quarter of 2001, we do not expect that Year 2000 issues will pose significant operational or financial problems for our company. Our existing technology development contracts require Year 2000 Readiness, and we will require Year 2000 Readiness in all new contracts that we enter.

   In addition to our internal review process, we have had initial communications with certain significant third parties with which we do business to

  .  evaluate their Year 2000 Readiness and state of compliance; and

  . determine the extent to which our systems may be affected if they fail to remediate their own Year 2000 issues.

   To date, we have not identified any system which presents a material risk of not being Year 2000 Ready in a timely fashion or for which a suitable alternative cannot be implemented. However, as we progress with our Year 2000 Readiness review, we may identify systems that present a material risk of Year 2000 disruption. If we determine that our business or a segment thereof is at material risk of disruption due to Year 2000 issues or anticipate that our Year 2000 Readiness will not be completed in a timely fashion, we will work to enhance our contingency plan.

Qualitative and Quantitative Discussion of Market Risk

   As of December 31, 1998, we had various loans payable to related parties of $91.5 million. These loans matured in April and May 1999 and were converted into demand notes. Interest on the loans payable to related parties accrues at variable rates based upon the six-month LIBOR rate plus 5% per annum and is payable semi-annually or may be capitalized into the loan balance if renewed. Additionally, we have a $45.6 million convertible note payable to a related party. This note bears interest at a variable interest rate based upon the six-month LIBOR rate plus 5% per annum. This note matures September 30, 2006.

   We do not have any derivative financial instruments as of December 31, 1998, and we believe that the interest rate risk associated with our indebtedness is not material to the results of operations. On July 7, 1999 all of the amounts outstanding under the loans payable to related parties and the convertible note due to related party, with the exception of $75.0 million which was repaid in cash, were converted into a new convertible note with a face value of $81.7 million which matures on December 31, 2004, unless extended in certain circumstances if we issue high yield debt securities and bears interest at the six-month LIBOR plus 5% per annum.

   Substantially all of our indebtedness will automatically convert into equity upon the completion of this offering.

                                    BUSINESS

Overview

   We seek to become a premier nationwide provider of audio entertainment and information programming with digital quality sound. We will transmit our XM Radio service by satellites to vehicle, home and portable radios. We own one of two FCC licenses to provide a satellite digital radio service in the United States. We will offer a wide variety of music, news, talk, sports and other specialty programming on up to 100 distinct channels. We believe that customers will be attracted to our service because of its wide variety of formats, digital quality sound and coast-to-coast coverage.

   We are constructing our satellite system and have contracts with third party programmers, vendors and other partners. Key milestones achieved include the following:

  . $330.8 million of capital raised to date, net of expenses and repayment of debt, including an offering of subordinated convertible notes to several strategic and financial investors, including General Motors, Clear Channel Communications, DIRECTV, Telcom Ventures, Columbia Capital and Madison Dearborn Partners;

  . Contract with Hughes for construction and in-orbit delivery of two high-powered satellites and long lead items for a ground spare;

  . Long-term agreement with the OnStar division of General Motors covering the installation and exclusive marketing and distribution of XM Radio service in General Motors vehicles;

  . Contracts with Alpine, Pioneer, SHARP and Delphi-Delco Electronics to manufacture and distribute XM radios;

  . Agreement with STMicroelectronics, a leading digital audio chipset manufacturer, for the design and production of chipsets for XM radios; and

  . Agreements with leading specialty programmers, for many of which we will be the exclusive satellite radio platform, covering at least 24 channels, including AsiaOne, Black Entertainment Television (BET), BBC World Service, Bloomberg News Radio, Clear Channel, CNN en Espanol, CNN fn, CNN Sports Illustrated, C-SPAN, DIRECTV, Hispanic Broadcasting Corporation (formerly Heftel), One-on-One Sports, Radio One, Salem Communications and USA Today.

Market Opportunity

   We believe that there is a significant market for our satellite radio service. Market studies show strong demand for radio service, as evidenced by radio listening trends, data relating to sales and distribution of radios and the general growth in radio advertising. In addition, we note that in many markets audio programming choices are limited to mass appeal formats. We believe our national subscription service will complement traditional local radio. Moreover, the success of subscription entertainment services in other media such as cable television and market research further indicate potential for significant consumer demand for satellite radio services.

 Radio Listening

   On average, adults listen to the radio 3.2 hours a day, with the amount of radio listening fairly evenly distributed across gender and age groups. The percentage of people listening to radio is also high. Market data show that over 75% of the entire United States population age 12 and older listen to the radio daily, and over 95% listen on a weekly basis (Radio Marketing Guide and Factbook, Radio Advertising Bureau, 1998).

   In addition, more people listen to radio than to other comparable audio entertainment formats. The popularity of radio versus these other formats appears particularly strong in the car, where we will be targeting

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

our service initially. An estimated 69% of consumers chose radio as their most listened to format in the car as compared to 15% for cassettes and 9% for CDs (Radio Listening Habits, CEMA 1998).

 Radio Sales and Distribution

   A large number of radios are sold in the United States on an annual basis. In 1997, radio manufacturers shipped 15.7 million factory/dealer original equipment automobile radios, 7.4 million aftermarket automobile radios and 1.2 million aftermarket automobile CD changers for consumption in the United States. Original equipment radios are installed in new cars; aftermarket radios are installed in the automobile after purchase. Based on these statistics, each additional one million subscribers would represent less than 5% of the new original equipment manufacturer and aftermarket car radios brought to market annually and would generate incremental subscription revenues, at $9.95 per month, of approximately $120 million.

 Radio Advertising

   The continued popularity of radio is also reflected in the growth of radio advertising. The Radio Advertising Bureau estimates that radio advertising revenue in 1998 climbed to $15.4 billion, an increase of 12% over 1997 (Press Release, February 8, 1999). Veronis, Suhler & Associates projects a compound annual increase of 9.3% through 2002. This growth rate exceeds the projected increase in advertising spending for television, newspapers, consumer magazines, and outdoor advertising. (Communications Industry Forecast, 1998)

 Current Limitations on Programming Choice

   Many consumers have access to a limited number of stations and programming formats offered by traditional AM/FM radio. Our service is expected to be attractive to underserved radio listeners who want expanded radio choices.

   Limited Number of Radio Stations. The number of radio stations available to many consumers in their local market is limited in comparison to the up to 100 channels we expect to offer on a nationwide basis. In 1998, there were only 49 AM/FM radio stations as listed by Arbitron broadcasting in New York City, the largest radio market in the United States. In fact, many metropolitan areas outside the largest 50 markets, such as Jacksonville, FL, Louisville, KY, and Oklahoma City, OK, have 30 or fewer AM/FM radio stations as listed by Arbitron (American Radio, Summer 1998 Ratings Report, Duncan's American Radio, 1998).

   We estimate that our coast-to-coast service will reach approximately 98 million listeners age 12 and over who are beyond the range of the largest 50 markets as measured by Arbitron. Of these listeners, over 36 million live beyond the largest 268 markets (Statistical Abstract of the United States 1998 and Fall 1998 Market Rankings, The Arbitron Company). In addition, there are 22 million people age 12 and above who receive five or fewer stations (The Satellite Report 1999, C. E. Unterberg, Towbin).

   Limited Programming Formats. We believe that there is significant demand for a satellite radio service that expands the current programming choices available to these potential listeners. Over 50% of all commercial radio stations use one of only three general programming formats--country, news/talk/sports, and adult contemporary (M Street Radio Directory, 1998). Over 70% of all commercial radio stations use one of only five general formats--the same three, plus oldies and religion. The small number of available programming choices means that artists representing niche music formats likely receive little or no airtime in many markets. Radio stations prefer featuring artists they believe appeal to the broadest market. However, according to the Recording Industry Association of America, record sales of niche music formats such as classical, jazz, movie and Broadway soundtracks, new age, children's programming and others comprised up to 21% of total recorded music sales in 1998 (1998 Consumer Profile).

 Demand for Subscription Services and Products

   Penetration data relating to cable, satellite television, and premium movie channels suggest that consumers are willing to pay for services that dramatically expand programming choice or enhance quality. As of 1998, over 67% of TV households subscribe to basic cable television at an average monthly cost of $28, and nearly 9% of TV households subscribe to satellite television at an average monthly cost of $52 (National Cable Television Association website and DBSdish.com website). Also in 1998, according to Paul Kagan Associates, subscribers of cable and satellite services purchased more than 68 million premium channel units (e.g., HBO, Showtime, Cinemax) for which they paid an extra monthly charge on top of the monthly fee for basic cable or satellite services.

 Demand for Satellite Radio Services

   Several studies have been conducted demonstrating the demand for satellite radio service. In December 1998, we commissioned SMART--Strategic Marketing And Research Techniques, a leading market research company, to conduct a Discrete Choice Model Study based on one-on-one interviews with over 1,000 licensed drivers ages 16 to 64 in ten geographically dispersed markets. The study concluded that approximately 50% of aftermarket radio purchases would be for AM/FM/satellite radio units with a single-disc CD player assuming a radio price point of $399, a $75 installation fee and a $10 monthly subscription fee for the service. The same study also found that consumers are more likely to buy satellite radio units that offer at least 80 channels.

   In November 1998, we commissioned Yankelovich Partners to gauge consumer interest in satellite radio by surveying 1,000 people via telephone and correlating the results with the Yankelovich MONITOR study, the longest standing tracking study of consumer values and attitudes in the United States. The study indicated that 18% of people age 16 and older were "definitely" or "probably" willing to pay $9.99 per month and an additional $150 for a satellite radio when buying a new car.

   In July 1997, Critical Mass Media, a leading radio research firm, conducted a demand and segmentation study for us involving telephone surveys of 6,000 people. The study measured demand for satellite radio, and estimated it to be between 34 and 43 million customers based at different equipment price points, a $10.00 subscription fee, and 50 channels. According to the study, 34 million consumers would be willing to subscribe to satellite radio with a $400 equipment price point and a $10.00 per month subscription fee, growing to 43 million consumers with a $200 equipment price point and a $10.00 per month subscription fee. XM Radio presently plans to offer up to 100 channels.

The XM Radio Service

   We are designing the XM Radio service to address the tastes of each of our targeted market segments through a combination of niche and broad appeal programming. We believe that our distinctive approach to programming, combined with digital quality sound and virtually seamless signal coverage throughout the continental United States, will position us to become the leading provider of the next generation in radio.

 We Will Differentiate XM Radio from Traditional AM/FM Radio

   Local radio stations, even those which are part of national networks, focus on maximizing listener share within local markets. This limits the types of programming they can profitably provide to mass appeal formats. In contrast, our nationwide reach and ability to provide up to 100 channels in each radio market will allow us to aggregate listeners from markets across the country, expanding the types of programming we can provide. The following chart indicates differences between XM Radio and traditional AM/FM radio.

                                      XM Radio                Traditional AM/FM Radio
  Convenience: go anywhere  Virtually seamless signal     Local area coverage
   capability               coverage in the United
                            States
  Choice: wide              Up to 100 channels with a     Limited formats in many markets
   variety/number of        wide variety of programming
   stations
  Improved audio quality    Digital quality sound         Analog AM/FM quality sound
  Fewer commercials         Average 6-7 minutes per       Average 13-17 minutes per hour
                            hour; some channels
                            commercial free
  More information about    Text display with title/name  No visual display
   music                    of song/artist


   We plan to further differentiate XM Radio from traditional AM/FM radio in the following ways.

   Provide music formats unavailable in many markets. XM Radio will offer many music formats that are popular but currently unavailable in many markets. Approximately 50% of all commercial radio stations in markets surveyed by Arbitron use one of only three programming formats: country; news/talk/sports; or adult contemporary. There are many types of music with significant popularity, as measured by recorded music sales and concert revenues, that are unavailable in many traditional AM/FM radio markets. Such music could include classical recordings or popular blues and rap music that have retail appeal but are not commonly played on traditional AM/FM radio. This music also includes special recordings such as the Irish dance soundtrack "Riverdance" and the "Three Tenors" concerts which generate millions of CD sales, yet are not typically played on today's AM/FM stations. Additionally, heavy metal and dance are two of the more popular musical styles not currently broadcast in many small and medium sized markets. Even major markets do not always offer a full complement of formats.

   Superserve popular music formats. We will be able to offer more specific programming choices than traditional AM/FM radio generally offers for even the most popular listening formats. For example, on traditional AM/FM radio oldies music is often generalized on a single format. We will be able to segment this category by offering several dedicated, era-specific formats. We also plan to offer up to six dedicated channels with urban formats and four distinct country music formats.

   Use more extensive playlists. Traditional AM/FM radio stations frequently use limited playlists that focus on artists and specific music that target the largest audience. With our large channel capacity and focus on specific formats, we have the ability to provide more variety to attract listeners dissatisfied with repetitive and/or limited playlist selection offered by traditional radio.

   Deliver a wide range of ethnic and informational programming. We will provide a variety of formats that target specific ethnic and special interest groups who are rarely served by traditional AM/FM radio. We believe by using our national platform to aggregate geographically disparate groups through affinity programming, we will provide advertisers a valuable way to market products and services to these groups by advertising on our affinity channels.

   Develop promotional opportunities with record companies, recording artists and radio personalities. Because of our nationwide coverage and resulting economies of scale, we will be able to deliver a variety of national promotions and events that would not be cost effective or efficient on a market-by-market basis through traditional AM/FM radio distribution. Also, we will seek to hire and develop high profile talk and disc jockey talent capable of becoming the next generation of national radio stars with an influence on radio similar to the impact that the new breed of cable TV talk hosts have had on the television industry.

   Respond quickly when major music and cultural events occur. XM Radio programmers will respond quickly to changing musical tastes, seasonal music and emerging popular cultural events (e.g., Bruce

Springsteen, Ricky Martin tours) by providing listeners with extensive coverage utilizing our large channel capacity.

   Take advantage of digital's higher quality signal. There are several music formats that have strong demand but have been relegated to AM stations with weaker signals due to lack of available FM frequencies. Such AM formats include traditional country music, big band/nostalgia and gospel formats that we will be able to deliver with superior sound quality.

   Focus on special demands of mobile listeners. A significant percentage of radio listeners, such as truckers, routinely travel through two or more radio markets on a frequent basis. According to the U.S. Department of Transportation, there were over three million truckers in the United States in 1997. We believe these listeners will be attracted to a radio service with national coast-to-coast coverage. We are seeking to specifically identify and target the listening demands of this audience.

   Availability of commercial-free and limited-advertising channels. We believe that a significant portion of the listening market would pay to subscribe to a radio service that provided commercial-free channels and channels with reduced advertising, as demonstrated by the appeal of limited periods of non-stop music used by some traditional AM/FM stations. Therefore, we plan to target this audience with a number of commercial-free music channels covering popular music formats. In addition, we expect that our limited-advertising channels will carry less than half the advertising spots of typical AM/FM stations.

   Use cross-promotion capability to market XM Radio. We will dedicate a percentage of our advertising inventory across our channels to promote specific programming and brand loyalty. AM/FM radio stations traditionally promote on a single channel basis to build awareness.

 Representative XM Radio Channel List

   The following table is a list of representative channels we may offer. Channels in italics represent contractual commitments with content providers.

                    Representative Channels of XM Radio

 ROCK MUSIC                  INFORMATION              HISPANIC
 Classic Rock                All News (USA Today)
 Classic Hard Rock           All News (Bloomberg)     Tejano (Hispanic
 New Hard Rock               Public Affairs (C-SPAN)   Broadcasting Corp.)

 New Alternative             Financial News (CNN fn)
 Classic Alternative         News/Information (BBC    Caribbean (Hispanic
 Soft Rock                    World Service)           Broadcasting Corp.)

 ECLECTIC MUSIC              Home & Garden
 Contemporary Christian      Love/Relationship Line   Regional Mexican
 (Salem)                     Farm/Rural                (Hispanic Broadcasting
 Traditional Christian       Health/Fitness            Corp.)
 (Salem)
                             Comedy
 Blues                       Audio Books              Rock en Espanol
 Traditional Jazz            Consumer Classified       (Hispanic Broadcasting
 Reggae/Island               Soap Operas               Corp.)

 World Music                 For Truckers Only
 American Folk               Movie Soundtrack Channel Hispanic Ballads
 Pop Classical               Relationship Classified   (Hispanic Broadcasting
 Traditional Classical       (-18)                     Corp.)

 Modern Jazz                 Relationship Classified  Hispanic News (CNN en
 Progressive/Fusion          (19-30)                   Espanol)
 POP MUSIC                   Relationship Classified  OLDIES MUSIC
 Top 20 Contemporary Hits    (31-50)                  40's Oldies
 Disco/Dance                 Relationship Classified  50's Oldies
 Broadway Show Tunes         (51+)                    60's Oldies
 Modern Adult                Lifestyles               70's Oldies
 Contemporary                Celebrity Gossip         80's Oldies
 Classic Vocalists           Entertainment News       90's Oldies
 All Request Contemporary    Game Show/Contest        Love Songs
 Hits                        URBAN MUSIC              TALK
 SPORTS                      Hip Hop/Rap (BET/Radio   African American Talk
 Sports Headlines            One)                     Asian/Indian Talk
 (CNN/Sports)                Urban Dance Mix (Radio   (AsiaOne)
 Sports Talk (One-On-One     One)                     Christian/Family Talk
 Sports)                     Classic Soul (BET/Radio  (Salem)
 Sportsman Channel           One)                     Mandarin Talk (AsiaOne)
 Automotive                  Gospel (BET/Radio One)   Conservative Talk
 COUNTRY MUSIC               Adult Urban (BET/Radio   Liberal Talk
 Mainstream Country          One)                     Senior Citizen Talk
 Classic Country             Top 20 Urban             Rock Talk (18-34)
 Bluegrass/Traditional       ENVIRONMENTAL MUSIC      Hispanic Talk
 Country                     Soft Jazz                Teen Talk
 All Request Country         New Age                  CHILDREN'S MUSIC
                             Electronic               Pre-School
                             Environmental (Earth     Grade School/pre-teen
                             Sounds)                  SPECIAL/EVENTS
                             Beautiful Instrumentals  Reserved Channels

Key Elements of Our Business

   We have developed a business strategy to become a premier nationwide provider of digital quality audio entertainment and information programming in the vehicle, home and portable markets. Our strategy includes the following elements.

 Programming

   We believe that the quality and diversity of our programming will be a key driver of consumer interest in our service. To that end, we have developed a unique programming strategy that offers consumers

  . Original music and information channels created by XM Originals, our in-house programming unit;

  .  Channels created by well-known providers of brand name programming; and

  .  The availability of commercial-free and advertiser-supported channels.

   XM Originals. Through a programming unit in the company called "XM Originals", we will create a significant number of original channel formats with content focusing on popular music such as oldies, rock and country, and on new and innovative formats, including jazz, blues, reggae and pop classical. These formats will include artists with strong music sales and concert revenue who do not get significant airplay on traditional AM/FM radio stations. We also intend to brand individual channels creating a specific station personality and image using compelling on-air talent and other techniques to attract listeners in our target market segments. We have hired a team of programming professionals with a proven track record of introducing new radio formats and building local and national listenership.

   Brand Name Programming Partners. We intend to complement our original programming with a variety of unique and diverse content provided to us by brand name programming providers. We have signed contracts representing at least 24 channels with numerous well-known specialty and niche programmers that will provide brand name content for XM Radio. These companies include:

  Media                                  Radio
  -----                                  -----
  -- Bloomberg News Radio                -- Hispanic Broadcasting Corporation (formerly Heftel)
  -- USA Today                           -- Clear Channel Communications
  -- CNNfn                               -- Radio One
  -- CNN en Espanol                      -- Salem Communications
  -- CNN Sports Illustrated              -- AsiaOne
  -- C-SPAN Radio                        -- One-On-One Sports
  -- Black Entertainment Television      -- BBC World Service
  -- DIRECTV
  -- Weather Channel
  -- Sporting News

   Availability of Commercial-Free and Limited-Advertising Channels. We will provide a number of commercial-free music channels covering popular music formats. In addition, our limited-advertising channels will carry less than half the advertising of a typical AM/FM radio station. We expect the diversity of our programming line-up will appeal to a large audience, including urban and rural listeners of all ages, ethnicities, economic groups and specialty interests. We expect to tailor our programming and marketing to appeal to specific groups within those audiences that research has shown are most likely to subscribe to our satellite radio service. Initially, we plan to concentrate our programming efforts on listeners who are most receptive to innovative entertainment services, so-called early adopters, and new car buyers. According to our research, young adults (16-34 years old) will compose a high percentage of our early adopters; we will therefore focus a significant portion of our programming and marketing efforts to appeal to them. In addition, we will develop programming and marketing specifically to appeal to other market segments such as baby boomers (35-53 years old), seniors (54 years and older), African-Americans, Asian-Americans and Hispanics.

 Marketing and Distribution

   Our marketing strategy will be designed to build awareness and demand among potential subscribers in our target markets and the advertising community. In addition, we expect to work closely with radio and automotive manufacturers and retail distributors to promote rapid market penetration.

 Establish Broad Distribution Channels for XM Radios

   We plan to market our satellite radio service through several distribution channels including national electronics retailers, car audio dealers, mass retailers and automotive manufacturers. In addition, we will support our distribution channels by building awareness of XM Radio with a substantial introductory launch campaign, including national and local advertising.

   Exclusive Distribution Agreement with General Motors. We have an agreement with the OnStar division of General Motors whereby, for a 12-year period, General Motors will exclusively distribute and market the XM Radio service and install XM radios in General Motors vehicles beginning in 2001. General Motors sold approximately 4.5 million automobiles in 1998, which represented more than 29% of the United States automobile market. Under the agreement, we have substantial payment obligations to General Motors, including among others, certain guaranteed, annual, fixed payment obligations. While we have discussed with General Motors certain installation projections, General Motors is not required to meet any minimum targets for installing XM radios in General Motors vehicles. In addition, certain of the payments to be made by us under this agreement will not be directly related to the number of XM radios installed in General Motors vehicles. Our contract with General Motors is described in more detail under the caption "Certain Relationships and Related Party Transactions--Distribution Agreement with GM and OnStar." We are currently in discussions with other car manufacturers regarding additional distribution agreements.

   Distribution through Radio Manufacturers. We have signed contracts with Delphi-Delco, Pioneer and Alpine for the development, manufacture and distribution of XM radios for use in cars. One of these manufacturers, Delco Electronics Corporation, a subsidiary of Delphi Automotive Systems, is the leading original equipment manufacturer of radios for the automobile industry, producing approximately 33% of car radios manufactured for installation in new automobiles in the United States in 1997. Delphi-Delco is also the leading manufacturer of car radios sold in General Motors vehicles. Two of our other manufacturers, Pioneer Electronics Corporation and Alpine Electronics, together produced over 31% of aftermarket car radios sold in the United States in 1997. We have also signed a contract with SHARP to manufacture and distribute XM radios for home use. We are pursuing additional agreements for the manufacture and distribution of XM radios, subject to contract limitations on the number of manufacturer distributors during the early years of service. We also plan to meet with automobile dealers to educate them about XM Radio and develop sales and promotional campaigns to promote XM radios to new car buyers.

   These leading radio manufacturers have strong retail and dealer distribution networks in the United States. We expect to have access to the distribution channels and direct sales relationships of these distributors, including national electronics retailers, car audio dealers and mass retailers.

   We do not intend to manufacture or hold inventory of XM radios. Radio distribution likely would be handled by fulfillment centers, which hold inventory for the radio manufacturers and ship products directly to listeners at the manufacturers' request.

   Rural Market Distribution/Alternative Distribution. We intend to market our satellite radio service in rural counties, using distribution channels similar to satellite television, to penetrate rural households not served by traditional electronic retailers. In addition, we plan to pursue alternative distribution opportunities such as catalog/direct marketing, the Internet and marketing through affinity groups.

 Maximize Revenue Through Dual Sources

   As with other subscription-based entertainment media such as cable television, we expect to generate revenue by charging a monthly subscription fee and selling limited advertising time. We will earn all of the revenue from advertising on our own programming and a portion of the revenues from advertising on third party programming. XM Radio offers a new national radio platform for advertisers that solves many of the problems associated with buying radio advertising nationally on a spot or syndicated basis. We believe the attractiveness of one-stop national radio advertising buys will provide a significant source of income as our subscriber base grows.

 Subscriber Development and Expansion

   We expect to promote XM Radio as a national brand name with an exciting image. Several months prior to service commencement, we will launch an advertising campaign in several United States markets to test and generate early feedback on the product offerings and stimulate early demand. Promotional activities currently under consideration include distributing sample programming at retail outlets, concert venues and on the Internet to generate initial interest.

   Although XM Radio will be available nationwide upon commencement of operations, we will initially concentrate promotional activities in several key markets and rapidly expand to other large markets. This phased roll-out strategy, similar to that employed by consumer electronics manufacturers and special services such as DIRECTV and Web TV, will enable us to refine our launch implementation throughout the roll-out period. The advertising will consist of both branding and promotion efforts for XM Radio, as well as separate campaigns to promote and brand individual channels. Initially, we will focus marketing efforts on the various channels targeting young adults, who we believe are more likely to drive early penetration. We also expect to benefit from free local media coverage as XM Radio is first offered in each new market.

   XM Radio will promote subscriber acquisition activities with both original equipment and aftermarket radio manufacturers. This might include

  . promotional campaigns directed towards automobile manufacturers and dealers;

  . promotional campaigns for free months of service with purchase of an XM radio or free installations for aftermarket car radios;

  .  incentive programs for retailer sales forces;

  . in-store promotional campaigns, including displays located in electronics, music and other retail stores, rental car agencies and automobile dealerships; and

  .  jointly funded local advertising campaigns with retailers.

 Advertiser Development and Acquisition

   Our ability to aggregate various local niche market segments into national audiences will be attractive to national advertisers and agencies. We have held extensive meetings with media directors, planners and buyers at advertising and media buying agencies to develop advertiser awareness of the benefits of satellite radio. We expect to have advertising sales offices in seven major media markets to sell directly to advertising agencies and media buying groups. We will also work with ratings agencies in our advertising-supported business. Statistical Research, Inc., which produces Radar reports, has agreed to work with us to develop other ratings methodologies for satellite radio.

   During our early years of service, we do not expect to have a listener base sufficient to attract substantial national advertising dollars on individual channels at competitive rates. Thus, we plan initially to attract national advertisers and agencies with the following kinds of incentives.

   Charter Advertising Agreements. We have contracts with several advertisers, advertising agencies and media buying companies offering charter advertising packages at reduced rates for a limited time. Each charter advertiser will purchase a minimum amount of advertising from us during the period that the reduced rates are in effect. We intend to sign additional contracts on similar terms.

   Foreign Language Advertising. We and our programmers plan to offer foreign language advertising on specific foreign language-based channels. Several major national advertisers have expressed strong interest in the ability to advertise to these hard-to-reach customer segments.

 The XM Radio System

   We are designing our system to provide satellite radio to the continental United States and coastal waters using radio frequencies allocated by the FCC for satellite radio. These radio frequencies are within a range of frequencies called the S-Band. The XM Radio system will be capable of providing high quality satellite services to XM radios in automobiles, trucks, recreation vehicles and pleasure craft, as well as to fixed or portable XM radios in the home, office or other fixed locations. The XM Radio system design uses a network consisting of an uplink facility, two high-power satellites and, where necessary, ground-based repeaters to provide digital audio service to XM radios.

[PICTURE OF RADIO WAVES REFLECTED OFF SATELLITES TO CAR APPEARS HERE]

 Space Segment

   Satellite Construction. Under our satellite contract with Hughes, Hughes is building and will launch two HS 702 high-power satellites for the XM Radio system. Hughes has also agreed to provide, at our option, one ground spare satellite, to be available in the event of a failed launch of any satellite or to accommodate our satellite system growth.

   We believe that the HS 702 model will provide higher quality performance than other satellite options. The first HS 702 satellite is expected to be ready for launch in the third or fourth quarter of 1999 and a total of three HS 702 satellites are currently scheduled for launch before the launch of our satellites.

   Hughes has also contracted to provide us with launch and operations support services, equipment and software. Under our contract, Hughes must deliver the first satellite no later than December 31, 2000 and the second satellite no later than April 11, 2001.

   Hughes has engaged Alcatel to provide the communications payload electronics for our satellites. The communications payload electronics are designed to make best use of technologies that have already been developed or used in previous satellite programs. The design includes significant redundancy and protective measures to prevent loss of service.

   Satellite Transmission. We anticipate that our two satellites will be deployed at 85 West Longitude and 115 West Longitude. After reaching their designated orbital location, the satellites will receive audio signals from our programming center and retransmit the signals across the continental United States. The satellites will be 30(degrees) apart in longitude in order to enhance the probability of clear line-of-sight communication between the satellites and XM mobile radios.

   The transmission coverage areas, or footprints, of our satellites encompass the 48 contiguous states and nearby coastal waters. We have tailored these footprints to provide nearly uniform availability over the United States and to minimize transmission spillage across the United States borders into Canada and Mexico. However, because coverage does extend to the Gulf of Mexico, the California coast and the Atlantic coast, we also expect to be able to provide XM Radio to the cruise ships, cargo vessels and leisure boats which frequent these waters.

   Our satellites will transmit audio programming within a 12.5 MHz range of S Band radio frequencies that have been allocated by the FCC for our exclusive use. Megahertz is a unit of measurement of frequency. This 12.5 MHz bandwidth will be subdivided to carry the transmission of six signals, two signals to be transmitted from each of our two satellites and two signals to be transmitted by the terrestrial repeater network. The audio programming for XM Radio will be carried on two satellite signals, and the remaining two satellite signals and the terrestrial repeater signals will repeat the audio programming to enhance overall signal reception. The transmission of higher quality sound requires the use of more kilobits per second than the transmission of lesser quality sound. In order to provide high-quality digital sound, we expect that music channels will require approximately 56 to 64 kilobits per second (depending on the type of compression technology used), whereas talk channels will require significantly less band width. We expect to use our allocated bandwidth in such a way as to provide up to 100 channels of programming, with our music channels having a high bandwidth allocation so as to provide high-quality digital sound.

   Launch Services. Hughes has signed an agreement with Sea Launch Limited Partnership, a joint venture in which Boeing Commercial Space Company has a controlling 40% interest, to provide the launch services for our satellites. The launch vehicle uses a new rocket called the Zenit-3SL, which is based on a flight-proven two-stage rocket called the Zenit-2, plus a stage which is the flight-proven upper stage of a rocket called the Proton rocket. The Zenit-2 vehicle has been successfully launched 27 times and has had five launch failures for a 84% success rate. The upper stage has successfully flown in 106 launches out of 111 attempts for a 96% success rate.

   Sea Launch has developed a new launch system to launch rockets from an ocean-based platform. Sea Launch will perform all rocket and satellite processing at the Sea Launch home port in Long Beach, California. Sea Launch will move the platform to its launch position in the South Pacific Ocean near the equator, where the satellites can be launched more efficiently by avoiding the requirement to conduct an orbital plane change. In March 1999, Sea Launch successfully launched a rocket carrying an inert payload into geo-stationary orbit. Sea Launch has contracts for 16 launches and expects its first commercial launch using this system in the third quarter of 1999. Our satellites are currently the fifth and sixth on the launch manifest.

   Insurance. We bear the risk of loss for each of the satellites from the time of launch, subject to exceptions set forth in our agreement with Hughes, and we intend to obtain insurance to cover that risk. We intend to purchase launch and in-orbit insurance policies from global space insurance underwriters. The insurance premiums are expected to cost us approximately $50 million. We cannot predict the status of the insurance market near the time of launch, which is the customary time for purchasing satellite insurance. We expect that the policies we obtain will indemnify us for a total, constructive total or partial loss of either of the satellites that occurs from the time of launch through each satellite's expected lifetime. We intend to obtain coverage which will exceed all hardware, insurance and launch service costs related to the in-orbit replacement of a lost satellite. However, any insurance we may obtain will not protect us from the adverse effect on our business operations due to the loss of a satellite. We expect that these policies will contain standard commercial satellite insurance provisions, including standard coverage exclusions.

 Ground Segment

   Satellite Control. Each of our satellites will be monitored by a telemetry, tracking and control station, and both satellites will be controlled by a satellite control station. Each of the stations will have a backup station. Hughes, our satellite manufacturer is constructing primary and backup antennas and electronics. We are evaluating proposals from experienced satellite operators to perform the telemetry, tracking and control functions.

   Programming and Business Center. Programming from both our studios and external sources will be sent to our programming center, which will package and retransmit signals to our satellites through the uplink station. Financial services and certain administrative support will be carried on at our business center. Communications traffic between the various XM Radio facilities will be controlled by the network monitoring center. The network monitoring center will monitor satellite signals and the terrestrial repeater network to ensure that the XM Radio system is operating properly. We plan to design and install fault detection systems to detect various system failures before they cause significant damage.

   Terrestrial Repeaters. We intend to install a terrestrial repeater system to supplement the coverage of our satellites. Terrestrial repeaters are ground-based electronics equipment which receive and re-transmit the satellite signals. We have signed a contract with LCC International, a wireless service site planner, for the design and deployment of our terrestrial repeater network. LCC International has completed initial site planning for 70 markets. The contract with LCC International is described in more detail under the caption "Certain Relationships and Related Party Transactions--Engineering Contract with LCC International."

   In some areas, satellite signals may be subject to blockages from tall buildings and other obstructions. Due to the satellites' longitudinal separation, in most circumstances where reception is obscured from one satellite, XM Radio will still be available from the other satellite. In some urban areas with a high concentration of tall buildings, however, line-of-sight obstructions to both satellites may be more frequent. In such areas, we will install terrestrial repeaters to facilitate signal reception. We will install terrestrial repeaters on rooftops and existing tower structures where they will receive the satellite signals, amplify them and retransmit them at a significantly higher signal strength than is possible directly from the satellites. Before we may install many of our planned terrestrial repeaters, we must obtain roof rights in suitable locations and on acceptable terms. We do not expect this to present a serious problem to our construction of a terrestrial repeater network.

   The high power levels and proprietary signal design of the terrestrial signals may allow XM radios to receive signals when a terrestrial repeater is not in view, including within buildings and other structures which can be penetrated by the terrestrial repeater signal. In some indoor locations which cannot receive the repeater signal, users will need to use small externally mounted antennas that will receive the signal from one of the two satellites.

   We plan to install approximately 1,700 terrestrial repeaters to cover urban areas in approximately 70 markets. We expect that this system will be operational by the second quarter of 2001. We estimate that the largest urban markets may require in excess of 100 repeaters, while smaller cities with fewer tall buildings may require as few as one to three repeaters. We also intend to use additional small repeaters in areas such as tunnels, where reception would otherwise be severely restricted. Our placement of terrestrial repeaters will be guided by a newly developed radio frequency analysis technique which, employing technology similar to that used in certain cellular telephone systems, analyzes the satellite footprint to discover areas likely to have impaired reception of XM Radio.

   We expect to benefit from the expertise gained by American Mobile with its ARDIS terrestrial two-way data network consisting of approximately 1,700 base stations sites serving cities throughout the United States. We may use a portion of these sites in our system.

   XM Radios. We will transmit XM Radio throughout the continental United States to vehicle, portable, home and plug and play radios. Our radios will be capable of receiving both XM Radio and traditional AM/FM stations. We believe prototypes will be available and limited production will begin by December 2000, and radios will be commercially available by commencement of commercial operation.

   We have signed a contract with STMicroelectronics to design and produce chips which will decode the XM Radio signal. Additionally, some of the design elements in the chipsets currently being made for the WorldSpace International system, which operates in a different frequency band, will be integrated into our chipsets.

   Delphi-Delco, Pioneer and Alpine have signed contracts to develop, manufacture and distribute XM radios which can be used in the car. We have signed a contract with SHARP to manufacture XM radios for the home.

Competition

   We expect to face competition for both listeners and advertising dollars.

 CD Radio

   Our direct competitor in satellite radio service is likely to be CD Radio, the only other FCC licensee for satellite radio service in the United States. Since October 1997, CD Radio's common stock has traded on the Nasdaq National Market. CD Radio plans to deploy three satellites in a North American elliptical orbit and a network of terrestrial repeaters. CD Radio has announced in recent SEC filings that it has arrangements for the construction, implementation and distribution of its service and that it expects to begin receiving revenue from operations in early 2001, which is slightly ahead of our planned commencement of commercial operations in the second quarter of 2001.

 Traditional AM/FM Radio

   Our competition will also include traditional AM/FM radio. Unlike XM Radio, traditional AM/FM radio already has a well established market for its services and generally offers free broadcast reception paid for by commercial advertising rather than by a subscription fee. Also, many radio stations offer information programming of a local nature, such as traffic and weather reports, which XM Radio initially will be unable to offer as effectively as local radio, or at all. The AM/FM radio broadcasting industry is highly competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including
  .  Program content;

  .  On-air talent;

  .  Transmitter power;

  .  Source frequency;

  .  Audience characteristics;

  .  Local program acceptance; and

  .  The number and characteristics of other radio stations in the market.

   Currently, traditional AM/FM radio stations broadcast by means of analog signals, not digital transmission. We believe, however, that in the future traditional AM/FM radio broadcasters may be able to transmit digitally into the bandwidth occupied by current AM/FM stations.

 Internet Radio

   There are a growing number of Internet radio broadcasts which provide listeners with radio programming from around the country and the world. Internet radio can be heard through a personal computer equipped with a modem, sound card and speakers. One of the largest Internet radio providers, Broadcast.com Inc., currently provides a large number of stations on the Internet and has recently completed an initial public offering of stock, indicating growth in the industry. Although we believe that the current sound quality of Internet radio is below standard and may vary depending on factors such as network traffic, which can distort or interrupt the broadcast, we expect that improvements from higher bandwidths, faster modems and wider programming selection may make Internet radio a more significant competitor in the future.

   There are a number of Internet-based audio formats in existence or in development which could compete directly with XM Radio. For example, Internet users with the appropriate hardware and software can download sound files for free or for a nominal charge in an internet format known as MP3 and play them from their personal computers or from specialized portable players. In addition, prominent members of the music and computer industry have supported an initiative known as the Secure Digital Music Initiative to become a standard for fee-based electronic distribution of copyrighted sound recordings. Although presently available formats have drawbacks such as hardware requirements and download bandwidth constraints, which we believe would make XM Radio a more attractive option to consumers, Internet-based audio formats may become increasingly competitive as quality improves and costs are reduced.

 Direct Broadcast Satellite and Cable Audio

   A number of companies provide specialized audio service through either direct broadcast satellite and cable audio systems. These services are targeted to fixed locations, mostly in-home. The radio service offered by direct broadcast satellite and cable audio is generally an add-on service to the higher priced video service.

Regulatory Matters

   XM Radio and CD Radio received licenses from the FCC in October 1997 to construct and operate satellite radio service. The FCC has allocated 25 MHz for the new service in a range of radio frequencies known as the S-Band.

   As an owner of one of two FCC licenses to operate a commercial satellite radio service in the United States, we will continue to be subject to regulatory oversight by the FCC. Our development, implementation and eventual operation of our system will be subject to significant regulation by the FCC under authority granted under the Communications Act and related to federal law. Non-compliance by us with FCC rules and regulations could result in fines, additional license conditions, license revocation or other detrimental FCC actions. Any of these FCC actions may harm our business. There is no guarantee that the rules and regulations of the FCC will continue to support our business plan.

   One of the two losing bidders in the satellite radio license auction filed an application for review of the order granting our FCC license, but the challenge was denied. The losing bidder is seeking review by the FCC. The losing bidder has argued that WorldSpace had effectively taken control of XM Radio without FCC approval and that WorldSpace has circumvented the FCC's application cut-off procedures. WorldSpace is no longer a stockholder in XM Radio. We have opposed this appeal and have denied the allegations contained in the challenge. The FCC's order granting our license remains in effect during the pendency of the application for review. Although we believe that the award of the license to us will continue to be upheld, we cannot predict the ultimate outcome of this challenge. If this challenge is successful, the FCC could take a range of actions, any of which could harm our ability to proceed with our planned satellite radio service.

   The term of our license is for eight years from the commencement of actual commercial operations and may be renewed. The FCC requires the satellite radio licensees, including XM Radio, to adhere to certain milestones in the development of their systems, including a requirement that the licensees begin full operation by October 2003.

   Our FCC license requires us to meet the following milestones:

Deadline      Milestone                                          Status
--------      ---------                                          ------
October 1998  Complete contracting for first satellite           Completed March 1998
October 1999  Complete contracting for second satellite          Completed March 1998
October 2001  Begin in-orbit operation of at least one satellite Expected Fourth Quarter 2000
October 2003  Begin full operation of the XM Radio system        Expected Second Quarter 2001

   While we have already fulfilled the first two milestones, we may not meet the remaining two milestones, in part because we depend on third parties to build and launch our satellites. If we fail to meet these milestones, the FCC could take a range of actions, any of which may harm our business.

   For business and technical reasons, we have decided to modify certain aspects of the satellite radio system described in our May 1997 amended application to the FCC. Specifically, we intend to

  .  Increase the satellites' transmission power;

  .  Eliminate coverage of Alaska and Hawaii; and

  . Change the total number of signals carried by the satellites and terrestrial repeaters.

   We will subdivide our 12.5 MHz of allocated bandwidth to carry six signals instead of five as previously stated in our FCC application. Two signals will be transmitted by each of the two satellites, and two signals will be transmitted by our terrestrial repeaters. We plan to request that the FCC allow us to modify the XM Radio system to incorporate these changes. While the FCC regularly approves modifications to commercial licenses, it may not approve our request.

   The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees.

   The FCC's rules require interoperability with all licensed satellite radio systems that are operational or under construction. The FCC conditioned our license on certification by us that our final receiver design is interoperable with the final receiver design of the other licensee, CD Radio, which plans to use a different transmission technology than we plan to use. Because of uncertainty regarding the design of CD Radio's systems, we may not be able initially to meet this interoperability requirement. We may not be able initially to design a commercially viable interoperable receiver, and CD Radio may not cooperate with us on the issue of interoperability. Accordingly, we may not be able to meet the FCC's interoperability requirements, and may need to obtain an extension of time or modification of this requirement from the FCC. Complying with the interoperability requirement could make the radios more difficult and costly to manufacture. Accordingly, this requirement could delay the commercial introduction of our service.

   The FCC is currently conducting a rulemaking proceeding to establish rules for terrestrial repeater transmitters, which we plan to deploy to fill in gaps in satellite coverage. The FCC has proposed to permit us to deploy these facilities. Specifically, the FCC has proposed a form of blanket licensing for terrestrial repeaters and service rules which would prohibit satellite radio licensees from using terrestrial repeating transmitters to originate local programming or transmit signals other than those received from the satellite radio satellites. Various parties, including the National Association of Broadcasters, have asked the FCC to

  . Delay consideration of terrestrial repeater rules until XM Radio and CD Radio provide additional information regarding planned terrestrial repeaters;

  .  Require individual licensing of each terrestrial repeater;

  .  Limit the number of repeaters that may be deployed; and

  . Impose a waiting period on the use of repeaters in order to determine if signal reception problems can be resolved through other means.

   Our plans to deploy terrestrial repeaters in our system may be impacted, possibly materially, by whatever rules the FCC issues in this regard.

   The FCC also may adopt limits on emissions of terrestrial repeaters to protect other services using nearby frequencies. While we believe that we will meet any reasonable non-interference standard for terrestrial repeaters, the FCC has no specific standard at this time, and the application of such limits might increase our cost of using repeaters. Although we are optimistic that we will be able to construct and use terrestrial repeaters as needed, the development and implementation of the FCC's ultimate rules might delay this process or restrict our ability to do so.

   We will need to coordinate the XM Radio system with telemetry systems operating in the same frequency bands in adjacent countries. Canada and Mexico are the countries whose radio systems are most likely to be affected by satellite radio. The United States government, which conducts the coordination process, has resolved the issue with Canada and has begun discussions with the Mexican government. However, the negotiations with Mexico could be complicated by that country's interest in developing a similar digital satellite radio service that might operate on the same frequencies as XM Radio will use in the United States. Although we are optimistic that the FCC will coordinate satellite radio frequency use with Mexico without compromising our ability to operate as planned, it may not be able to do so, which could materially affect XM Radio.

   We will operate the communication uplinks between our own earth station and our satellites in a band of radio frequencies known as the X-Band. The X-Band radio frequencies are used for several other services, known under FCC rules as fixed services, broadcast auxiliary services, electronic news gathering services, and mobile satellite services for uplink station networks. Although we are optimistic that we will succeed in coordinating domestic uplink station networks, we may not be able to coordinate use of this spectrum in a timely manner, or at all.

   We also need to protect our system from out-of-band emissions from licensees operating in adjacent frequency bands. Wireless Communication Service licensees operating in frequency bands adjacent to the satellite radio's S-Band allocation must comply with certain out-of-band emission limits imposed by the FCC to protect satellite radio systems. These limits, however, are less stringent than those we proposed. In addition, in April 1998, the FCC proposed to amend its rules to allow for new radio frequency lighting devices that would operate in an adjacent radio frequency band. We opposed the proposal on the grounds that the proliferation of this new kind of lighting and its proposed emission limits, particularly if used for street lighting, may interfere with XM Radio. However, the FCC may not rule in our favor, which decision could adversely affect our signal quality.

   The FCC order granting our license determined that because we are a private satellite system providing a subscription service on a non-common carrier basis, we would not be subject to the FCC's foreign ownership restrictions. However, such restrictions would apply to us if we were to offer non subscription services, which may appear more lucrative to potential advertisers than subscription services. The FCC also stated in its order that it may reconsider its decision not to subject satellite radio licensees to its foreign ownership restrictions.

   Sea Launch, Alcatel and other vendors are subject to United States export regulations. Our vendors will need approval from the State Department under technology export statutes and regulations for the launch of our satellites. Although these are not new requirements, the export of technology has received considerable attention recently in response to concerns about the export of technology to China by the United States defense contractors. The recent negative publicity may lead the United States Congress to alter the relevant laws or regulations, or may change the State Department's policy in enforcing the regulations. Any change in applicable law or policy may result in delay of our satellite launch.

Intellectual Property

 System Technology

   We have contracted with several technology companies to implement portions of the XM Radio system. These technology companies include Hughes and Alcatel (satellites); Delphi-Delco, Alpine, Pioneer and SHARP (car and home radios); STMicroelectronics (chipsets); and LCC International (design of repeater network). We will not acquire any intellectual property rights in the satellites. We will have joint ownership of or a license to use the technology developed by the radio and chipset manufacturers. We will own the design of our system, including aspects of the technology used in communicating from the satellites and the design of the repeater network.

   Our system design, our repeater system design and the specifications we supplied to our radio and chipset manufacturers incorporates or may in the future incorporate some intellectual property licensed to us on a non-exclusive basis by WorldSpace Management. WorldSpace Management has used this technology in its own non-United States satellite radio system. We also have the right to sublicense the licensed technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system. Under our agreement with WorldSpace Management we must pay one time, annual or percentage royalty fees or reimburse WorldSpace Management for various costs for various elements of the licensed technology that we decide to use in the XM Radio system. We have incurred costs of $6.7 million to WorldSpace Management under this agreement through June 30, 1999. We will not be required to pay royalties to WorldSpace Management for licensed technology that we do not use in our system.

   American Mobile has granted us a royalty-free license with respect to certain ground segment communications technology and antenna technology.

   American Mobile and WorldSpace Management have also granted us royalty-free, non-exclusive and irrevocable licenses to use and sublicense all improvements to their technology. The technology licenses from American Mobile and WorldSpace Management renew automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

   We believe that the intellectual property rights we have licensed under our technology license were independently developed or duly licensed by American Mobile or WorldSpace International, as the case may be. We cannot assure you, however, that third parties will not bring suit against us for patent or other infringement of intellectual property rights.

 Litigation with CD Radio

   On January 12, 1999, CD Radio, the other holder of an FCC satellite radio license, commenced an action against us in the United States District Court for the Southern District of New York, alleging that we are infringing or may infringe three patents assigned to CD Radio. In its complaint, CD Radio seeks money damages to the extent we have manufactured, used or sold any product or method claimed in their patents and injunctive relief.

   We responded to the complaint on February 26, 1999, denying that

  .  CD Radio's patents have been or will be infringed;

  .  the claims of CD Radio's patents are valid;

  . CD Radio has any right to either damages or injunctive relief against our proposed satellite radio system by reason of statements made by CD Radio to the FCC and by reason of the conditions of CD Radio's authorization from the FCC to provide satellite radio; and

  . CD Radio has any right to either damages or injunctive relief against our proposed satellite radio system because CD Radio is required to license the CD Radio patents to us by reason of statements made by CD Radio to the FCC and by reason of the conditions of CD Radio's authorization from the FCC to provide satellite radio.

   Based on the planned design of our system, our knowledge of the differences between our system and the claims of the CD Radio patents and on advice we have previously received from our patent counsel, we believe that we have not and will not infringe any CD Radio patents. However, the litigation could harm our company, even if we are successful. It will divert our management's attention and may make it more difficult for us to raise financing or enter into other agreements with third parties. In addition, even if we prevail, the CD Radio litigation could prevent us from moving forward with the development of the XM Radio system in a timely manner. The CD Radio patents involved in the CD Radio litigation relate to certain aspects of signal and reception methodologies that may be employed by a satellite radio system. If, despite our efforts, we lose all or part of this litigation, we could become liable to CD Radio for money damages and subject to an injunction preventing us from using certain technology in the XM Radio system. Any such injunction could force us to engineer technology which would not be subject to the injunction, license or develop alternative technology, or seek a license from, and pay royalties to, CD Radio. If any of these strategies becomes necessary, it could be costly and time-consuming and would likely delay any implementation of our system. If we could not accomplish any strategy, or could not do so in a timely manner at an acceptable cost, our business would be harmed.

 Copyrights to Programming

   We must negotiate and enter into music programming royalty arrangements with performing rights societies such as the American Society of Composers, Authors and Publishers, Broadcast Music, Inc., and SESAC, Inc. These organizations collect royalties and distribute them to songwriters and music publishers and negotiate fees with copyright users based on a percentage of revenues. Radio broadcasters currently pay a combined total of approximately 3-4% of their revenues to these performing rights societies. We expect to negotiate or establish by arbitration royalty arrangements with these organizations, but such royalty arrangements may be more costly than anticipated or unavailable. Under the Digital Performance Right in Sound Recordings Act of 1995 and the Digital Millennium Copyright Act of 1998, we also have to negotiate royalty arrangements with the owners of the sound recordings. The Recording Industry Association of America will negotiate licenses and collect royalties on behalf of copyright owners for this performance right in sound recordings. Cable audio services currently pay a royalty rate of 6.5% of gross subscriber revenue. This rate was set by the Librarian of Congress, which has statutory authority to decide rates through arbitration, and was affirmed on May 21, 1999 by the United States Court of Appeals for the District of Columbia. Although we believe we can distinguish XM Radio sufficiently from the cable audio services in order to negotiate a lower statutory rate, we may not be able to do so.

 The XM(TM) Trademark

   We believe that XM Radio will be seen as the complement to AM and FM radio. We have an application pending in the United States Patent and Trademark Office for the registration of the trademark "XM" in connection with the transmission services offered by our company and expect that our brand name and logo will be prominently displayed on the surface of XM radios together with the radio manufacturer's brand name. This will identify the equipment as being XM Radio-compatible and build awareness of XM Radio. We intend to maintain our trademark and the anticipated registration. We are not aware of any material claims of infringement or other challenges to our right to use the "XM" trademark in the United States.

Personnel

   As of June 30, 1999, we had 43 employees. In addition, we rely upon a number of consultants and other advisors. The extent and timing of any increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees is represented by a labor union, and we believe that our relationship with our employees is good.

Property

   Our executive offices are located at 1250 23rd Street, N.W., Suite 57, Washington, D.C. 20037-1100, and are leased pursuant to a lease agreement that will expire on December 31, 1999. We are in the process of negotiating for additional space to be used as our headquarters office, as well as for our studio and production facilities.

Legal Proceedings

   Except for the CD Radio litigation and the FCC proceeding described under the caption "Business--Regulatory Matters," we are not a party to any material litigation or other proceedings.

                                   MANAGEMENT

Directors, Executive Officers and Other Key Employees

   The following table sets forth information concerning our directors, executive officers and key employees. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected by and serve at the discretion of our board of directors.

Name                      Age Position
----                      --- --------
Gary M. Parsons.........  49  Chairman of the Board of Directors

Hugh Panero.............  43  President, Chief Executive Officer and Member, Board of Directors

Randall T. Mays (1)(2)..  34  Member, Board of Directors

Randy S. Segal (1)......  43  Member, Board of Directors

Jack Shaw (2)...........  60  Member, Board of Directors

Dr. Rajendra Singh
 (1)(2).................  44  Member, Board of Directors

Ronald L. Zarrella......  49  Member, Board of Directors

Nathanial A. Davis......  45  Member, Board of Directors

Thomas J. Donohue.......  61  Member, Board of Directors

Lee Abrams..............  47  Senior Vice President, Content and Programming

Stephen Cook............  44  Senior Vice President, Sales and Marketing

Dr. Stelios Patsiokas...  46  Senior Vice President, Technology

Heinz Stubblefield......  42  Senior Vice President, Chief Financial Officer

Joseph M. Titlebaum.....  36  Senior Vice President, General Counsel and Secretary

John R. Wormington......  54  Senior Vice President, Engineering and Operations

--------

(1) Member of the audit committee.

(2) Member of the compensation committee.

   Set forth below are descriptions of the backgrounds and principal occupations of each of our directors and executive officers.

   Gary M. Parsons has served as Chairman of the board of directors since May 1997. Mr. Parsons is Chairman of the board of directors of American Mobile, a position he has held since March 1998. Mr. Parsons joined American Mobile in July 1996 and has also served as its Chief Executive Officer and President. Previously, Mr. Parsons was with MCI Communications Corporation where he served in a variety of roles from 1990 to 1996, including most recently as Executive Vice President of MCI Communications, and as Chief Executive Officer of MCI's subsidiary MCImetro, Inc. From 1984 to 1990, Mr. Parsons was one of the principals of Telecom*USA, which was acquired by MCI. Prior to the recruitment of Hugh Panero, Mr. Parsons served as our Chief Executive Officer.

   Hugh Panero has served as a member of the board of directors and as President and Chief Executive Officer since June 1998. Mr. Panero has over 16 years experience building and managing entertainment distribution services. Most recently, from 1993 to 1998, Mr. Panero served as President and Chief Executive Officer of Request TV, a national pay-per-view network owned by Liberty Media and Twentieth Century Fox. Prior to his employment with Request TV, Mr. Panero spent ten years with Time Warner Cable where he was part of the team which built the cable systems serving parts of Queens and Brooklyn, New York. Mr. Panero held various positions with Time Warner Cable, including Vice President, Marketing.

   Randall T. Mays has served as a member of the board of directors since July 1999. Mr. Mays is the Executive Vice President and Chief Financial Officer of Clear Channel Communications. Mr. Mays has been associated with Clear Channel since 1993 when he was elected Vice President and Treasurer. Mr. Mays also serves on the board of directors of American Tower Corporation.

   Randy S. Segal has served as a board member since July 1999. Ms. Segal has served as American Mobile's Senior Vice President, General Counsel and Secretary since October 1992. From October 1983 to October 1992, Ms. Segal was associated with the law firm of Debevoise & Plimpton in New York, New York. Prior to joining Debevoise, Ms. Segal clerked for the Honorable Jerre S. Williams of the United States Court of Appeals for the Fifth Circuit, and for the Honorable Edmund L. Palmieri for the United States District Court for the Southern District of New York.

   Jack Shaw has served as a member of the board of directors since May 1997. Mr. Shaw is Chairman and Chief Executive Officer of Hughes Network Systems, Inc. and Executive Vice President of Hughes Electronics Corporation. Mr. Shaw is a member of the Hughes Electronics Corporation Executive Committee. Mr. Shaw has been a director of American Mobile since July 1996 and has previously served as Chairman of American Mobile's Board. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987.

   Rajendra Singh has served as a board member since July 1999. Dr. Singh is a member of the board of directors and a co-founder of LCC. Dr. Singh was President of LCC from its formation in 1983 until September 1994, was Chief Executive Officer from January 1994 until January 1995, and was Interim President from September 1998 to May 1999. Dr. Singh is Chairman of the Members Committee of Telcom Ventures L.L.C. and a director of Teligent, Inc., a wireless local access provider.

   Ronald L. Zarrella has served as a member of the board of directors since July 1999. Mr. Zarrella is an Executive Vice President of General Motors and President of GM North America, a position he has held since October 1998. Mr. Zarrella has been associated with General Motors since 1994 when he was elected Vice President and Group Executive in charge of the North American Vehicle Sales Service and Marketing Group.

   Nathanial A. Davis will serve as a member of the board of directors effective upon the offering. Mr. Davis is Executive Vice President of Nextel Communications where he has responsibility for the technical and engineering operations of Nextel's nationwide switching and wireless communications network, billing and IT systems. From August 1986 through November 1998, Mr. Davis served in a variety of senior engineering and finance roles at MCI, most recently as Senior Vice President and CFO of MCI Telecommunications. Mr. Davis serves on the board of directors and audit committee of Capital Management Corporation.

   Thomas J. Donohue will serve as a member of the board of directors effective upon the offering. Mr. Donohue is President and Chief Executive Officer of the U.S. Chamber of Commerce, the world's largest business federation, and has been active in national policy and non-profit operations for 30 years. From July 1984 through September 1997, Mr. Donohue served as President and Chief Executive Officer of the American Trucking Association (ATA). He serves on the board of directors of Union Pacific Corporation, Sunrise Assisted Living Corporation, Marymount University and the Hudson Institute.

   Lee Abrams has served as Senior Vice President, Content and Programming since June 1998. Mr. Abrams is a prominent radio programmer/consultant with more than 30 years of experience in radio, and since 1970 has been a consultant to a variety of radio stations, networks and record companies. He is credited with many innovations in radio programming, including transforming FM radio, pioneering the album rock format in the 1970s, adult contemporary radio and urban, classic and smooth jazz radio in the 1980s and active rock radio in the 1990s. He most recently has served as a consultant for ABC Radio Networks, Capstar, Thorn-EMI and Sony, among others.

   Stephen Cook has served as Senior Vice President, Sales and Marketing since February 1999. Previously, Mr. Cook was Chief Operating Officer for Conxus Communications, where he successfully launched its portable voice messaging product, Pocketalk, in the top 12 United States markets. From 1990 to 1997, Mr. Cook held key management positions with GTE's cellular operations, including VP of Marketing and President of the Southeast region. Prior to that time, Mr. Cook also spent five years in brand management with Proctor & Gamble and has more than 15 years of experience with launching and marketing new consumer products.

   Stelios Patsiokas has served as Senior Vice President, Technology since October 1998. Previously, Dr. Patsiokas was with Motorola, Inc., where he served in a variety of consumer electronics design and development roles since 1979. Since 1996, Dr. Patsiokas was Director of Product Development, for Motorola's Messaging Systems Product Group, where he was involved with developing the PageWriter(TM) 2000 two-way messaging device. Dr. Patsiokas holds 24 United States patents.

   Heinz Stubblefield has served as Senior Vice President, Chief Financial Officer since June 1998. Previously, from March 1996 to May 1998, Mr. Stubblefield was Chief Financial Officer for WorldSpace International. Before joining WorldSpace, from February 1993 to February 1996, Mr. Stubblefield was Corporate Controller for Next Software Corporation and, prior to that time, spent several years as divisional CFO for Raychem Corporation's German offices.

   Joseph M. Titlebaum has served as Senior Vice President, General Counsel and Secretary since September 1998. From 1990 to 1998, Mr. Titlebaum was an attorney with the law firm of Cleary, Gottlieb, Steen & Hamilton. With a specialty in telecommunications ventures, Mr. Titlebaum has expertise in structuring, negotiating and implementing corporate finance and mergers and acquisitions transactions.

   John R. Wormington has served as Senior Vice President, Engineering and Operations since September 1998. Mr. Wormington has leadership experience in commercial and governmental development, design and operational deployment of a variety of high technology projects. Mr. Wormington came to our company from Hughes, where since September 1995 he was a senior executive and led the project management team responsible for that company's HS 702 satellite program. During his distinguished military career (retiring as an Air Force Brigadier General in 1995), Mr. Wormington was responsible for a wide range of large government projects requiring technical management and operational leadership skills necessary to meet strict implementation deadlines, including responsibility for conducting all launch and range operations at Cape Canaveral.

Provisions Governing the Board of Directors

   Until completion of this offering, our board of directors will consist of seven members, three of whom will be selected by General Motors, Clear Channel and the other investors in our subordinated convertible notes and four of whom will be selected by American Mobile, including our Chairman and our President and Chief Executive Officer. Following completion of this offering, our board of directors will consist of nine members, including the same seven directors plus two independent directors. One of the independent directors must be approved by American Mobile, and one must be approved by a majority of the investors in our subordinated convertible notes. Following completion of this offering and receipt of approval of the FCC to transfer control of the company to a diffuse group of stockholders, our board of directors will consist of nine members, three of whom will be selected by the investors in our subordinated convertible notes, three of whom will be selected by American Mobile, two of whom will be independent directors of recognized industry experience and stature whose nominations must be approved by American Mobile and a majority of the holders of our subordinated convertible notes and one of whom will be our President and Chief Executive Officer. The foregoing board rights are subject to the parties to a shareholders' agreement maintaining certain minimum share percentages in us, as described in "Certain Relationships and Related Party Transactions--Shareholders' Agreement."

 Terms of Directors

   All members of the board of directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.

 Board Committees

   The board of directors has established compensation and audit committees. Each committee reports to the board of directors. The compensation committee, currently consisting of Messrs. Mays and Shaw and Dr. Singh, is responsible for determining and paying compensation, salaries, annual bonuses, stock option grants and benefits to officers, directors and employees. The audit committee, currently consisting of Mr. Mays, Dr. Singh and Ms. Segal, reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. These matters include the selection of our auditors and review of our accounting books, records and policies.

 Compensation of Directors

   Following completion of this offering, independent directors (as determined under our shareholders' agreement) will receive retainer fees of $2,500 per quarter. In addition, these independent directors will receive $2,000 for every meeting attended in person and $500 for every meeting attended telephonically. Independent directors will also receive $3,000 per year for each board committee on which they serve. In July 1999, we also granted each non-employee director an option to purchase 0.5 shares of our Class A common stock at $509,711 per share. These options are immediately exercisable and have ten-year terms.

   Chairman of the Board. We have agreed to issue to Mr. Parsons .2750 shares of Class A common stock in compensation for his service to us. We will have a right to repurchase these shares for $509,711 per share if Mr. Parsons' service with us ends prior to the first anniversary of the agreement. In addition, we will grant Mr. Parsons a ten-year option to purchase five shares of our Class A common stock at an exercise price of $509,711 per share. Three of these shares will vest after one year, and one share will vest in each of the two years thereafter. The vesting of one of the three shares that vests in the first year and the shares that vest at the end of the second and third years will be subject to the fulfillment of performance criteria.

Executive Compensation

   The following table sets forth the compensation earned by our named executive officers which include our Chief Executive Officer and all other executive officers whose salary and bonus for the year ended December 31, 1998 exceeded $100,000.

                           Summary Compensation Table

                                                                  Long-Term
                                   Annual Compensation       Compensation Awards
                                -------------------------    -------------------

                                                               Class A Shares
Name and Principal Position(s)   Salary   Bonus   Other      Underlying Options
------------------------------  -------- ------- --------    ------------------- ---
Hugh Panero...............      $163,333 $65,333 $267,309(1)          5
 President and Chief
  Executive Officer
Lee Abrams................       125,417  27,413   30,989(2)          1
 Senior Vice President,
  Content & Programming
Stelios Patsiokas.........        43,077  16,710   59,966(3)          1
 Senior Vice President,
  Technology
Heinz Stubblefield........       116,667  60,000      --              1
 Senior Vice President,
  Chief Financial Officer

--------
(1) Includes a signing bonus of $200,000.
(2) Includes a signing bonus of $28,000.
(3) A signing bonus.

 Employment Agreements

   Hugh Panero is employed as our President, Chief Executive Officer and member of the board of directors for a term of three years under an employment agreement effective June 1, 1998. His employment agreement provides for an annual base salary of $280,000, subject to increase from time to time by the board of directors. Mr. Panero is also eligible for a pro-rata annual bonus to be determined by the board of directors according to Mr. Panero's personal job performance and mutually agreed upon corporate goals and objectives. The bonus target guideline is 40% of Mr. Panero's annual base salary. Under Mr. Panero's employment agreement and pursuant to our shares award plan, we granted to Mr. Panero a 10-year option to purchase five shares of our Class A common stock at an exercise price of $509,711 per share. This option vests at the rate of

  . two shares in three equal annual installments beginning on the first anniversary of the grant; and

  . three shares (conditioned on the meeting of additional performance objectives to be agreed upon with the board of directors) in three equal annual installments beginning on the first anniversary of the grant.

   All options vest in the event of death or involuntary termination within one year of a change of control of our company; otherwise, all non-vested options would be forfeited upon termination of employment. Following termination of employment, vested stock options would cease to be exercisable

  .  immediately, if Mr. Panero is terminated for cause;

  . three months after termination, in the event of a voluntary termination;

  .  six months, following an involuntary termination; or

  . one year following death, disability, retirement, or in the event of voluntary or involuntary termination within one year following a change of control.

His employment agreement restricts Mr. Panero from engaging in any business in the United States which resembles or competes with our company for a period of one year following termination of his employment.

   We also have agreements with the following named executive officers:

                                                                     Salary Rate
Name                       Title                    Effective Date   Annual Base
----                       -----                    ---------------- -----------
Lee Abrams................ Senior Vice President,   June 8, 1998      $215,000
                           Content and Programming
Stelios Patsiokas......... Senior Vice President,   October 19, 1998  $210,000
                           Technology
Heinz Stubblefield........ Senior Vice President,   June 1, 1998      $200,000
                           Chief Financial Officer

   Mr. Stubblefield's agreement is for a term of three years, which will automatically renews for a period of an additional two years unless either party gives 60 days notice to the other; Mr. Patsiokas' agreement is for a term of three years; and Mr. Abrams' agreement has no specified term. Each agreement provides that the executive is eligible for an annual bonus to be determined by the board of directors based upon agreed upon performance measures. These amounts are up to 40% of annual base salary for Mr. Patsiokas and up to 30% of annual base salary for Messrs. Stubblefield and Abrams. The agreement for Mr. Patsiokas provides for severance payment of one year's salary payable in a lump sum upon termination of employment by us other than for cause. The agreement for Mr. Stubblefield provides for severance payment of one year's salary and bonus, plus the pro-rated portion of earned bonus and options scheduled to vest for the current year, payable in a lump sum upon termination of employment by us other than for cause. Under these agreements and the terms of our shares award plan, we have granted to each of Messrs. Abrams, Patsiokas and Stubblefield a 10-year option to purchase one share of Class A common stock at an exercise price of $509,711 per share. Each of these options vests in three equal annual installments beginning on the first anniversary of the grant.

Shares Award Plan

 General

   In 1998, our board of directors adopted a 1998 Shares Award Plan. This plan is intended to attract and retain selected employees, consultants and directors and to motivate them to exercise their best efforts on our behalf by awarding them shares of our Class A common stock. Either our board of directors or any committee of two or more non-employee directors designated by our board of directors has the exclusive authority to interpret the shares award plan and to make all determinations necessary to administer the shares award plan.

   The following are eligible participants in the shares award plan:

  .  employees of our company or of any affiliate of our company;

  . consultants to our company or to any parent or subsidiary of our company; and

  .  non-employee directors.

   The aggregate number of shares of our Class A common stock with respect to which awards may be granted under the shares award plan is 50 shares. We may not grant awards of more than five shares of our common stock to any participant in any calendar year.

 Options

   Options granted under the shares award plan may be either incentive or non-incentive stock options within the meaning of the Internal Revenue Code. Each option will be exercisable in whole or in installments, as determined at the time of grant. The term of any option granted may not be more than 10 years from the date of grant.

 Stock Appreciation Rights

   Stock appreciation rights may be granted in tandem with another award, in addition to another award or unrelated to any other award. No stock appreciation right may be exercisable until six months after the day of grant. A stock appreciation right entitles the participant to receive the excess of the fair market value of our common stock on the date of the exercise of the stock appreciation right over its grant price.

 Restricted Stock

   We may grant stock that is not freely tradable, or restricted stock, to participants under the shares award plan. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the shares award plan or other applicable agreements. Certificates issued in respect of shares of restricted stock will be registered in the name of the participant and deposited with our company. Dividends and other distributions paid on or in any shares of restricted stock may be paid directly to the participant, or may be reinvested in additional shares of restricted stock.

 Phantom Shares

   We may grant hypothetical, or phantom, shares of our common stock which may be canceled by delivery of actual shares or, at our discretion, by the payment of cash equal to the fair market value of our common stock on the date of surrender. The written agreement granting phantom shares will specify the date on which the phantom share will be surrendered and canceled by delivery of shares of our common stock with respect thereto.

 Termination

   If a participant ceases to be an employee, consultant or non-employee director, then, unless we otherwise determined at the time of grant, such participant's rights under the shares award plan shall be as follows.

   Stock Options and Stock Appreciation Rights. The participant's right to exercise non-incentive stock options and stock appreciation rights will expire. The participant will have the right to exercise any incentive stock options and any related stock appreciation rights during the 90 days after such termination, but not later than the date the option would have expired if not for the termination. Nevertheless, if the employee or consultant is terminated for good cause (as defined in the shares award plan), the participant immediately forfeits any incentive stock options and associated stock appreciation rights.

   Restricted Stock. All shares of restricted stock still subject to restriction will be forfeited and reacquired by our company at the price (if any) paid by the participant for such restricted stock.

   Phantom Shares and Other Stock-Based Awards. Phantom shares and stock-based awards will be canceled or paid based on terms of the original grant.

 Merger, Consolidation, Dissolution, Liquidation, Sale of Assets

   If we engage in a corporate transaction, which consists of a merger, a consolidation, a dissolution, a liquidation, or a sale of all or substantially all of the assets of our company, then the holder of any award still outstanding will have the right immediately prior to the effective date of the transaction to exercise such awards in whole or part without regard to any installment provision regarding exercisabilty. All such awards which are not so exercised will be forfeited as of the effective time of the transaction.

 Change of Control

   If there is a change of control of the company, each participant will be entitled to receive an equivalent award. An equivalent award is defined as a continuation of the awards, an agreement by the person acquiring our company to honor or assume the award, or the substitution of a new award with an inherent value at least equivalent to the original award, and on terms at least as beneficial to the participant as is the original award. If it is not possible to grant such an equivalent award, we may grant a cash equivalent, calculated as described in the shares award plan. If the participant's employment with us is terminated by reason of involuntary termination within one year following the change of control, the equivalent award may be exercised in full beginning on the date of such termination.

 Stock Option Grants

   The following table sets forth information concerning the stock options granted to our named executive officers under the 1998 Shares Award Plan in 1998.

                                        Individual Grants
                         -----------------------------------------------
                         Number of
                           Common   Percent of                           Potential Realizable Value
                           Shares     Total    Exercise                    at Assumed Annual Rates
                         Underlying  Options    Price                          of Stock Price
                          Options   Granted to   Per                       Appreciation for Stock
Name                      Granted   Employees  Share(1) Expiration Date             Term
----                     ---------- ---------- -------- ---------------- ---------------------------
                                                                              5%            10%
                                                                         ------------- -------------
Hugh Panero.............      5        33.9%   $875,000   June 1, 2008   $   2,751,414 $   6,972,623
Lee Abrams..............      1         6.8     875,000   June 8, 2008         550,283     1,394,525
Stelios Patsiokas.......      1         6.8     875,000 October 19, 2008       550,283     1,394,525
Heinz Stubblefield......      1         6.8     875,000   June 1, 2008         550,283     1,394,525

--------
(1) On July 8, 1999, the per share exercise price for these options was adjusted to $509,711.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Satellite Contract with Hughes Space and Communications

   Our Satellite Purchase Contract for In-Orbit Delivery, dated March 20, 1998, as amended thereafter, with Hughes calls for Hughes to deliver

  .  in-orbit, two high-power satellites;

  .  an optional ground spare satellite upon exercise of XM Radio's option;
     and

  .  satellite launch services.

We expect to incur total payment obligations under this contract of approximately $541.3 million, which includes amounts we expect to pay pursuant to the exercise of the option to build the ground spare satellite and certain financing costs and in-orbit incentive payments. Payments are to be made to Hughes upon certain calendar dates and completion of discrete milestones and other events. As of July 7, 1999, we have paid $126.3 million under this contract.

   We have granted Hughes a first priority security interest in any rights we may have in Hughes' work product under the satellite contract to secure our payment obligations to Hughes under the contract. This security interest will be released once we have made substantial pre-arranged payments to Hughes under our satellite contract or, if earlier, upon the launch of the satellites.

   We may, subject to certain conditions, terminate the satellite contract at our convenience, in which case Hughes will be entitled to certain payments. We may also terminate the satellite contract for certain events of default by Hughes or in case it becomes reasonably certain that the total amount of excusable delay in Hughes' performance under the satellite contract caused by events beyond Hughes' control, excluding delays we caused, will exceed 485 calendar days.

   The first satellite is to be delivered to us in orbit by December 31, 2000, the second by April 11, 2001. The scheduled launch period for the first satellite is the period from November 1, 2000 through February 1, 2001. The scheduled launch period for the second satellite is the period from February 15, 2001 through May 15, 2001. If there is a delay of more than six months in the launch of either the first or second satellite, we would be able to select an alternative launch system from within or outside of Hughes' inventory of launch vehicles, subject to certain payment conditions set forth in the satellite contract.

   For each satellite, title will transfer to us after Hughes successfully completes certain tests and analyses on each satellite upon arrival at its specified orbital location. If Hughes fails to deliver either satellite on or before the fiftieth day following its delivery date, then Hughes must pay us liquidated damages which accrue on a daily basis. The total aggregate amount of liquidated damages for failure to meet the delivery dates of both satellites is limited to $16 million. These liquidated damages are in addition to other limited liquidated damages for delay in the launch of the satellites. We would have no other damages or remedies for late delivery of a satellite. If, on the other hand, Hughes launches both satellites on or before December 31, 2000, we will pay Hughes $6 million in addition to the contract price.

   American Mobile, whose single largest stockholder on a fully diluted basis is Hughes Communications, an affiliate of Hughes, owns 37% of the outstanding shares of our common stock, or 52.7% assuming no conversion of preferred stock. General Motors, which owns Hughes and with whom we have a distribution agreement as described below, owns 12% of the outstanding shares of our common stock and an additional 12% of the outstanding shares is held by DIRECTV, an affiliate of Hughes and an indirect subsidiary of General Motors.

Distribution Agreement with GM and OnStar

   We have signed a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of our commercial operations, General Motors has agreed to distribute our service to the exclusion of other satellite digital radio services that broadcast in the S-Band. General Motors will factory-install XM radios, purchased exclusively from our authorized manufacturers, in certain new General Motors vehicles and not install any radios which receive CD Radio as the only satellite radio service. We will have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States.

   We have agreed, for a nine-month period beginning on July 1, 2001, that General Motors shall be the exclusive vehicle manufacturer in whose new vehicles we will activate the XM Radio service. If, however, we cannot install XM radios prior to January 1, 2002, then this exclusivity arrangement will apply for a six-month period beginning on the later of July 1, 2002 or the date we commence full commercial operations. In addition, we have significant annual, fixed payment obligations to General Motors for four years following commencement of commercial operation. These payments approximate $35 million in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios in General Motors vehicles, we have agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the XM Radio service within 12 months of purchasing a General Motors vehicle equipped with an XM radio. We must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios. We will also make available to General Motors a limited amount of bandwidth for audio and/or data transmission by General Motors to owners of General Motors vehicles equipped with XM radios.

   This agreement is subject to renegotiation if four years after the commencement of commercial operations and at two-year intervals thereafter General Motors does not achieve and maintain specified installation levels of General Motors vehicles capable of receiving our service, starting with 1.24 million units after four years, and the lesser of 600,000 units per year thereafter and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurance as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after we commence commercial operations and at two-year intervals thereafter, our mobile aftermarket share falls below 40% if there are two satellite radio providers in the United States, or below 33% if there are three satellite radio providers in the United States.

   Furthermore, if General Motors elects to install radios which are interoperable radios with other satellite radio providers, in the absence of any regulatory requirements to do so, we may seek to renegotiate the distribution agreement. If the FCC requires the installation of interoperable radios, we will renegotiate the distribution agreement on mutually acceptable terms.

Engineering Contract with LCC International

   We have signed a contract with LCC International for the engineering of and site preparation of our terrestrial repeater network. The repeater network will supplement our high-powered satellite signals. Payments by XM Radio under this contract are expected to approximate $115 million. This contract does not include the repeater hardware, which will be supplied by a separate vendor.

   The contract designates LCC International as the prime contractor for the implementation of our terrestrial repeater sites. Under this contract, LCC International will perform various services, including radio frequency engineering design, network deployment management, site acquisition, architectural and engineering, zoning, site preparation, regulatory services, network management testing, network coverage testing and interim system maintenance. The initial site planning is now complete for 70 cities and metropolitan areas and implementation work is continuing.

   The design of our terrestrial repeater system will be guided by a radio frequency analysis technique newly developed by LCC International. This technique uses analysis of the satellite footprint to discover areas likely to have impaired reception of XM Radio through technology similar to that used in certain cellular telephone systems.

   Dr. Rajendra Singh, a member of our board of directors and a member of the board of directors of LCC International, controls the largest shareholder of both LCC International and one of the holders of our convertible notes, Telcom-XM Investors L.L.C., which will hold approximately % of our Class A Common Stock upon completion of this offering.

Technology License Agreement with American Mobile

   American Mobile has granted us a royalty-free license with respect to certain technology to be used in connection with the implementation of the XM Radio system, including, among other things, certain ground segment communications technology and antenna technology. We also have the right to sublicense this technology to any third party, including chipset manufacturers, terrestrial repeater manufacturers and receiver manufacturers in connection with the XM Radio system.

   Under cross-license provisions in the license, if we obtain from any third party the right to use any technology which could be used to develop, implement and commercialize a satellite radio system for transmission in the United States, we will make all reasonable efforts to obtain for American Mobile the right to use such technology. We have granted to American Mobile a royalty-free, non-exclusive and irrevocable license to any and all technology and improvements we develop relating to the XM Radio system. This cross-license is for use and sublicensing worldwide outside the United States and its territories, or inside the United States and its territories only in connection with American Mobile's mobile satellite business in the United States and other than in connection with any satellite radio system.

   The technology license renews automatically on an annual basis unless terminated for a breach which has not been or cannot be remedied.

Technical Services Agreements

   We have a technical services agreement with American Mobile under which American Mobile provides us with certain technical, engineering, marketing and strategic planning services. We pay American Mobile at specified hourly rates, which we believe approximate rates available from unrelated parties. On or after our commencement of commercial operations, American Mobile or we may terminate the technical services agreement at any time. We incurred costs of $0.1 million to American Mobile under this agreement from January 1, 1998 through June 30, 1999.

   We expect shortly to enter into a technical services agreement with DIRECTV with respect to customer service, billing and conditional access capabilities.

Other Transactions with American Mobile

   In 1997, American Mobile contributed $143,000 for us to establish our original application for the FCC license. Also in 1997, we received $1,500,000 as a capital contribution from American Mobile. During 1998, American Mobile incurred general and administrative costs and professional fees for us and established an intercompany balance of $458,000. During June 1999, American Mobile provided us a line of credit under which we drew $250,000. This was repaid, and the line of credit terminated, in July 1999.

American Mobile Convertible Notes

   We have issued a convertible note to American Mobile, pursuant to which we have borrowed the principal amount of $21.4 million. In July 1999, we issued a second convertible note to American Mobile in the aggregate principal amount of $81.7 million. The American Mobile convertible notes bear interest at a rate equal to the LIBOR plus 5% per annum, and the notes matures on December 31, 2004, unless extended in certain circumstances if we issue high yield debt securities. The principal amount of the notes and all interest accrued thereon are repayable in a single installment on the maturity date. The $21.4 million note provides that American Mobile may convert all or a portion of the aggregate principal amount thereof into shares of our Class B common stock at a conversion of price of $875,000 per share, subject to adjustment, and the $81.7 million note has a conversion price of $462,728 per share, subject to adjustment. In each case, accrued interest is convertible into shares of our Class B common stock at a conversion price of $509,711. These notes convert automatically into shares of our Class B common stock upon completion of this offering.

$250 Million Subordinated Convertible Notes

   We have issued Series A subordinated convertible notes to General Motors, Clear Channel, DIRECTV, Telcom Ventures, Columbia Capital and Madison Dearborn Partners, pursuant to which we have borrowed the principal amount of $250.0 million. The notes bear interest at a rate equal to six-month LIBOR plus 5% per annum, and the notes mature on December 31, 2004, unless extended in certain circumstances if we issue high yield debt securities. The principal amount of the notes and all interest accrued thereon are repayable in a single installment on the maturity date or the date of conversion. The notes and accrued interest will be converted automatically into Series A convertible preferred stock, in the case of notes held by General Motors and DIRECTV, and Class A common stock, in the case of notes held by the others, at a price of $509,711 per share upon completion of this offering.

Registration Rights Agreement

   We have a registration rights agreement with the holders of our Series A subordinated convertible notes, Baron Asset Fund and American Mobile. Commencing July 7, 2000, each of these parties is entitled to demand registration with respect to its Class A common stock, including shares issuable upon conversion of other securities. American Mobile is entitled to make two demands. These rights are subject to our right to defer the timing of a demand registration and an underwriters' right to cut back shares in an underwritten offering. In certain instances if a demand registration is cut back by more than 75% of the number of shares originally requested to be registered, then the party requesting registration shall be entitled to one additional demand registration request.

   In addition to these demand rights, following our commencement of commercial operation, parties to the registration rights agreement may request registration of at least $25.0 million of Class A common stock.

   Parties to the registration rights agreement also have rights to include their Class A common stock in registered offerings initiated by us, other than the registration statement for this offering and an offering for high yield debt.

Shareholders' Agreement

   We have entered into a shareholders' agreement with American Mobile, Baron Asset Fund and the holders of our subordinated convertible notes, containing, among others, the provisions described below.

 Conversion of Shares of Class B Common Stock to Class A Common Stock

   Our Class B common stock owned by American Mobile is convertible into our Class A common stock, on a one for one basis, following this offering at any time at American Mobile's discretion. In addition, under the shareholders' agreement, following this offering, the holders of a majority of our outstanding Class A common stock, which must include at least 20% of the public holders of the Class A common stock, may require conversion by American Mobile. This conversion will not be effected, however, if the FCC does not approve the transfer of control of XM Radio from American Mobile to a diffuse group of stockholders.

 Restrictions on Transfer of Shares of Our Securities

   Except for affiliated transactions, American Mobile will not be permitted to transfer any of our securities until the earlier of the date on which we begin commercial operations or one year after the closing of this offering. Shares of Class B common stock are transferable only upon conversion into shares of Class A common stock and, in certain circumstances, to Baron Asset Fund, which can transfer its shares only upon conversion into shares of Class A common stock.

 Non-Competition

   American Mobile has agreed not to compete with our company in the satellite radio business in the United States for so long as American Mobile holds 5% of our common stock and for a period of three years following any transfer which results in American Mobile owning less than 5% of our common stock.

Investor Operational Agreements

   We have agreements with Clear Channel, DIRECTV and the TCM Group, which is owned by Columbia Capital, Telcom Ventures and Madison Dearborn Partners, under which we will make available to them up to 406.6 kilobits per second, 204.8 kilobits per second, and 64.0 kilobits per second each, respectively, of our bandwidth, for them to supply programming to us with content reasonably acceptable to us, on terms (including revenue sharing) no less favorable than those offered to similar commercial programmers who provide similar programming. Until these options are exercised and this bandwidth is actually used by them, we can use the bandwidth. Any use of our bandwidth by these companies must be in compliance with applicable laws, must not interfere with our business or our obligations to other content providers, and must meet our quality standards.

   The agreements call for us to have a technology advisory committee on which Clear Channel, DIRECTV and the TCM Group have representatives. The committee will direct the selection of appropriate billing, customer service and conditional access systems for us, as well as our overall system integration effort. We have granted to Clear Channel, DIRECTV, and TCM Group under these agreements a royalty-free, non-transferable, non-exclusive license to use, sell, manufacture and have manufactured any and all technology we develop relating to the XM Radio system worldwide for any purpose other than one related to digital audio radio service.

   We are to enter into a technical services agreement with DIRECTV with respect to customer service, billing and conditional access capabilities, and we will use DIRECTV's customer service, billing and conditional access capabilities if made available to us on competitive terms and conditions. DIRECTV is to make good faith efforts to represent us in obtaining distribution of XM Radio service through DIRECTV's existing retail distribution network. We will provide Clear Channel and DIRECTV with access to our advertising at the lowest available commercial rates. Clear Channel must make good faith efforts to give us access to its advertising at the lowest available commercial rates.

   The agreements provide for further good faith negotiations with respect to other arrangements, including advertising barter arrangements, marketing of XM Radio service by Clear Channel and DIRECTV, and technology cooperation.

   These agreements remain in effect so long as Clear Channel, DIRECTV, and Columbia Capital, Telcom Ventures and Madison Dearborn Partners hold at least 5% of our fully diluted ownership or the full amount of their original investments in us.

July 1999 Transactions

   We engaged in a series of transactions in July 1999 in which WorldSpace ceased to be an owner of our company, American Mobile became the owner of the securities previously held by WorldSpace, and several of the transactions and agreements described above were entered into. These transactions are described under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Sources of Funds" and in the notes to our Unaudited Condensed Consolidated Financial Statements.

                             PRINCIPAL STOCKHOLDERS

   The following table and the accompanying notes set forth certain information concerning the beneficial ownership of our Class A common stock after giving effect to this offering based on stock ownership at August 20, 1999 but assuming automatic conversion of outstanding convertible notes as of September 15, 1999, by each person who is known by us to own beneficially more than five percent of such stock, each director and each named executive officer, and all directors and executive officers as a group. Except as otherwise indicated, each person listed in the table has informed us that such person has sole voting and investment power with respect to such person's shares of common stock and record and beneficial ownership with respect to such person's shares of common stock.

   As of August 20, 1999, there were no shares of Class A common stock outstanding and 125 shares of Class B common stock outstanding, all of which were owned by American Mobile. Class B common stock is convertible into Class A common stock on a one-for-one basis. Class B common stock is entitled to three votes for each share. The numbers of shares of Class A common stock beneficially owned after the offering in the first table below include shares issuable upon conversion of notes that convert automatically upon completion of this offering. Share ownership in both tables below includes shares we may issue if certain stockholders exercise outstanding options within 60 days after August 20, 1999.

                                                            Percentage
                                                             of Total
                                             Number of        Class A
                                           Class A Shares     Shares
                                         Beneficially Owned   after
  Name and Address of Beneficial Owner     after Offering    Offering
  ------------------------------------   ------------------ ----------
Beneficial Owners of More Than 5%:
American Mobile Satellite Corporation...      332.1541(1)
10802 Parkridge Boulevard
Reston, VA 20191-5416

General Motors Corporation..............      200.2338(2)
100 Renaissance Center
3031 West Grand Boulevard
PO Box 100
Detroit, MI 48265-1000

DIRECTV Enterprises, Inc. ..............      100.1169(3)
2230 E. Imperial Highway
El Segundo, CA 90245

Clear Channel Investments, Inc. ........      150.1753
200 Concord Plaza, Suite 600
San Antonio, TX 78216

Columbia XM Radio Partners, L.L.C. .....       50.0584
201 N. Union Street, Suite 300
Alexandria, VA 22314

Telcom-XM Investors, L.L.C. ............       50.0584(4)
211 North Union Street, Suite 300
Alexandria, VA 22314

Madison Dearborn Capital Partners III,
 L.P. ..................................       48.6772
Madison Dearborn Special Equity III,
 L.P....................................        1.0808
Special Advisors Fund I, LLC............        0.3004
3 First National Plaza, Suite 3800
Chicago, IL 60602

                                                            Percentage
                                                             of Total
                                             Number of        Class A
                                           Class A Shares     Shares
                                         Beneficially Owned   after
                  Name                     after Offering    Offering
                  ----                   ------------------ ----------
Directors and Named Executive Officers
Gary M. Parsons ........................       0.2750(5)
Hugh Panero ............................       1.6666(6)
Randall T. Mays ........................       0.5000
Randy S. Segal .........................       0.5000
Jack Shaw ..............................       0.5000
Rajendra Singh .........................       0.5000(4)
Ronald L. Zarrella .....................       0.5000
Nathanial Davis.........................           --(7)
Thomas R. Donohue.......................           --(7)
Lee Abrams .............................       0.3333(8)
Stelios Patsiokas ......................       0.3333(9)
Heinz Stubblefield .....................       0.3333(8)
All directors and executive officers as
 a group (15 persons)...................       5.7748(10)

--------
*  Less than 1%.

(1) Includes 332.1541 shares issuable upon conversion of Class B common stock.

(2) Includes 200.2338 shares issuable upon conversion of Series A convertible preferred stock, 100.1169 of which are owned by DIRECTV.

(3) Includes 100.1169 shares issuable upon conversion of Series A convertible preferred stock.

(4) Rajendra Singh, a member of our board of directors, indirectly owns a controlling interest in Telcom-XM Investors, L.L.C. Mr. Singh disclaims beneficial ownership of the shares of Class A common stock beneficially owned by Telcom-XM Investors, L.L.C.

(5) Reflects an agreement to issue shares reached as of July 16, 1999. Does not include 5.0000 shares issuable upon exercise of options which are not exercisable within 60 days. Mr. Parsons has acquired a minority membership interest in each of Columbia XM Radio Partners, L.L.C. and Telcom-XM Investors, L.L.C. and has also acquired a minority participatory interest in each of Madison Dearborn Capital Partners III, L.P. and Madison Dearborn Special Equity III, L.P.

(6) Does not include 3.3334 shares issuable upon exercise of options which are not exercisable within 60 days. Mr. Panero has acquired a minority membership interest in Telcom-XM Investors, L.L.C.

(7) It is anticipated that each of Messrs. Davis and Donohue will receive options to purchase 0.5000 shares in the near future.

(8) Does not include 0.6667 share issuable upon exercise of options which are not exercisable within 60 days.

(9) Does not include 0.6667 share issuable upon exercise of options which are not exercisable within 60 days.

(10) Does not include 13.0002 shares issuable upon exercise of options which are not exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, our authorized capital stock will consist of 2,500 shares of Class A common stock, $.01 par value per share, 1,000 shares of Class B common stock, $.01 par value per share, 500 shares of Class C common stock, $.01 par value per share and 1,000 shares of Series A convertible preferred stock, $1.00 par value per share. The following summary description of our capital stock is subject to our Restated Certificate of Incorporation and Amended and Restated Bylaws and the Delaware General Corporation Law.

Common Stock

   As of the date of this prospectus, there were no shares of Class A common
stock outstanding. After giving effect to the issuance of      shares of Class
A common stock by us in this offering and the conversion of the outstanding convertible subordinated notes (other than the notes to be converted into
Series A preferred stock), there will be       shares of Class A common stock
outstanding upon completion of this offering.

 Class A Common Stock

   Holders of Class A common stock are entitled

  . to one vote for each share held on any matter submitted for stockholder approval;

  . to receive on a pro rata basis, dividends and distributions, if any, as the board of directors may declare out of legally available funds; and

  . upon the liquidation, dissolution, winding up or insolvency of our company, to share ratably in the net assets of our company available after we pay our liabilities and any preferential amounts to which holders of the Series A preferred stock may be entitled.

   Holders of Class A common stock have no preemptive, redemption or sinking fund rights.

 Class B Common Stock

   Class B common stock has the same rights as Class A common stock except that Class B common stock is entitled to three votes for each share. Shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis, subject to antidilution protection if we effect a recapitalization.

 Class C Common Stock

   Holders of Class C common stock are entitled to the same rights as holders of Class A common stock except that the holders of Class C common stock are not entitled to vote on any matter submitted for stockholder approval.

Preferred Stock

   The board of directors may issue preferred stock in one or more series and may fix the designations, powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions on the preferred stock, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference, and may fix the number of shares to be included in any such series. Any preferred stock may rank senior to the common stock for the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any shares of preferred stock may have class or series voting rights. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. The board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control of the company or to make the removal of management more difficult. In certain circumstances, this could have the effect of decreasing the market price of the common stock.

 Series A Convertible Preferred Stock

   We have reserved 500 shares of Series A convertible preferred stock, with the Series A convertible preferred stock having the following characteristics:

  . a right to receive dividends and distributions ratably with the holders of common stock;

  . a $1 per share payment preference over our common stock in the event of our liquidation, dissolution, winding up or insolvency;

  . a right to convert, at the election of the holder, one share of the Series A convertible preferred stock into one share of Class A common stock; and

  .  shares of our Series A convertible preferred stock do not have

    -- voting rights;

    -- any preference with respect to dividends and distributions;

    -- preemptive rights;

    -- sinking fund rights; or

    -- redemption rights.

   Following the occurrence of a recapitalization, as described under the caption "Class B Common Stock", each share of Series A convertible preferred stock will be convertible into the kind and number of shares of company securities or other property to which the holders of such share of Series A convertible preferred stock would have been entitled to receive if the holder had converted such share of Series A convertible preferred stock into Class A common stock immediately prior to the recapitalization.

   As of the date of this prospectus, there are no shares of Series A convertible preferred stock outstanding. After giving effect to the conversion
of convertible subordinated notes, there will be     shares of Series A
convertible preferred stock outstanding upon completion of this offering.

Certain Provisions of Our Certificate of Incorporation and Bylaws

 Certificate of Incorporation

   Our certificate of incorporation permits the board of directors without stockholder approval to issue shares of preferred stock up to the number of shares authorized for issuance in our certificate of incorporation, except as limited by Nasdaq rules. The company could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our ability to issue these shares of preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

 Bylaws

   As currently in effect, our bylaws require that the number of directors be as provided in the shareholders' agreement. See "Management--Provisions Governing the Board of Directors." The bylaws provide that special meetings of the stockholders may be called by the board of directors, by stockholders holding at least 15% of the outstanding common stock or by the chief executive officer or the president. The bylaws may be amended or repealed, or new bylaws may be adopted, by the stockholders or the board of directors, subject to the Shareholders' Agreement.

Stockholder Actions

   Except as otherwise expressly provided in our certificate of incorporation or our bylaws, resolutions may be adopted at stockholders' meetings by the affirmative vote of a simple majority of the aggregate number of votes represented by all shares entitled to vote thereon and represented, in person or by proxy, at the meeting. In addition, stockholders may act by written consent without a meeting if approved by the holders of a majority of the aggregate number of votes represented by all shares entitled to vote thereon, provided that notice of any such action must be subsequently furnished to all stockholders if such approval was not unanimous. Directors may be elected by a plurality of votes cast by stockholders at a meeting or by written consent, assuming a quorum is present, in person or by proxy, or acting by written consent. The quorum required for a meeting or action by written consent of stockholders consists of stockholders holding a majority of the issued and outstanding shares present in person or by proxy and entitled to vote. Stockholders' meetings are convened upon advance notice of at least 10 days and not more than 60 days. Among other powers, stockholders have the power to elect directors, appoint auditors and make changes in the amount of our authorized share capital.

Limitation of Liability and Indemnification Matters

   Our certificate of incorporation provides that directors of the company shall not be personally liable to the company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability

  . for any breach of the director's duty of loyalty to the company or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under a provision of Delaware General Corporation Law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

  . for any transaction from which such director derived an improper personal benefit.

As a result of this provision, the company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

   In addition, our certificate of incorporation and bylaws provide for the indemnification of directors and officers and any director or officer who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent authorized or permitted by the laws of Delaware against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is made a party or is threatened to be made a party by reason of serving in any of the foregoing capacities. The indemnification includes, to the full extent authorized or permitted by the Delaware General Corporation Law, payment by us of the expenses in advance of any proceeding. In addition, we have entered or will enter into indemnification agreements with our directors and executive officers that provide indemnification in addition to the indemnification provided in our bylaws. Under the bylaws, we may, but are not obligated to, maintain insurance, at our expense, for the benefit of the company and of any person to be indemnified by us.

Listing

   We will apply to have our Class A common stock approved for quotation on the Nasdaq National Market under the symbol "XMSR".

Transfer Agent and Registrar

   We will designate a transfer agent and registrar for the Class A common stock prior to the consummation of this offering.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Based upon the number of shares outstanding as of June 30, 1999, after this
offering we will have outstanding     shares of Class A common stock (as
adjusted for the recapitalization). Of the outstanding     shares,
approximately     shares, including the     shares of Class A common stock sold
in this offering, will be immediately eligible for resale in the public market without restriction under the Securities Act of 1933, except that any shares purchased in this offering by our affiliates (as that term is defined in Rule 144), may generally only be resold in compliance with the applicable provisions of Rule 144.

   Our company, the executive officers and directors of our company and certain security and option holders have agreed, pursuant to lock-up agreements with our underwriters, not to offer for sale, contract to sell, pledge, hypothecate, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A common stock, without the prior written consent of Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation on behalf of
our underwriters, for a period of   days after the effective date of the
registration statement of which this prospectus is a part. At the end of such
 -day period, approximately     shares of our Class A common stock, including
approximately     shares issuable upon exercise of vested options, will be
eligible for immediate resale, subject to compliance with Rules 144 and 701.
The remainder of the approximately     shares of our Class A common stock
outstanding or issuable upon exercise of options held by existing stockholders or option holders will become eligible for sale at various times over a period of less than two years and could be sold earlier if the holders exercise any available registration rights.

   In general, under Rule 144, beginning approximately 90 days after the effective date of the Registration Statement of which this prospectus is a part, a stockholder, including an affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from us or (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.
Approximately    shares of Class A common stock are expected to be outstanding immediately after this offering. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from us or (if applicable) the date they were acquired from an affiliate of our company, a stockholder who is not an affiliate of our company at the time of sale and has not been an affiliate of our company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

   Securities issued in reliance on Rule 701, such as shares of Class A common stock that may be acquired pursuant to the exercise of certain options granted prior to this offering, are also restricted securities and, beginning 90 days after the date of this prospectus, may be sold by stockholders other than an affiliate of our company subject only to the manner of sale provisions of Rule 144 and by an affiliate under Rule 144 without compliance with its one-year holding period requirement.

   We and our directors, executive officers and principal security holders have
agreed that, subject to certain limited exceptions, for a period of   days
after the date of this prospectus, without the prior written consent of Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, we will not, directly or indirectly, issue, sell, offer or agree to sell or otherwise dispose of any shares of Class A common stock or securities convertible into, exchangeable for or evidencing the right to purchase shares of such common stock. Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, may in their sole discretion and at any time without notice, release all or any portion of the shares subject to such agreements.

   Prior to this offering, there has been no public market for our common stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of our Class A common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our Class A common stock in the public market could adversely affect the market price of our Class A common stock and could impair our ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, who are represented by Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Deutsche Bank Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the underwriters have severally agreed to purchase from us the following respective numbers of shares of Class A common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

   Underwriter                                                  Number of Shares
   -----------                                                  ----------------
   Bear, Stearns & Co. Inc.....................................
   Donaldson, Lufkin & Jenrette Securities Corporation.........
   Deutsche Bank Securities Inc................................
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................
    Total......................................................

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations to them, the receipt of a comfort letter from our accountants, the listing of the Class A common stock on the Nasdaq National Market and no occurrence of an event that would have a material adverse effect on our business. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of the underwriting agreement, to purchase up to          additional
shares at the public offering price less the underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

   The underwriters propose to initially offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less
a concession not in excess of $   per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $   per share on sales
to other dealers. After the initial offering of the shares to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of the Class A common stock.

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
   Per share..................................................   $        $
   Total......................................................   $        $

   At our request, the underwriters have reserved for sale at the initial
public offering price up to            shares of our Class A common stock to be
sold in this offering for sale to certain persons designated by us. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

   In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Class A common stock. Specifically, the underwriters may over-allot shares of the Class A common stock in connection with this offering, thereby creating a short position in the Class A common stock for their own account. Additionally, to cover such over-allotments or to stabilize the market price of the Class A common stock, the underwriters may bid for, and purchase, shares of the Class A common stock in the open market. Finally, the representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our Class A common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

   We have applied to list our Class A Common Stock on the NASDAQ National Market under the symbol "XMSR".

   Prior to this offering, there has been no public market for our Class A common stock. Consequently, the initial public offering price for our Class A Common Stock will be determined by negotiation among us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

     .  prevailing market conditions;

     .  our results of operations in recent periods;

     .  the present stage of our development;

     . the market capitalizations and stages of development of generally comparable companies; and

     .  estimates of our business potential.

   Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation acted as our financial advisor in connection with our issuance of $250.0 million of subordinated convertible notes, for which they received customary compensation. Bear, Stearns & Co. Inc. or its affiliates have also provided and may in the future provide investment banking or other financial services to us and American Mobile and its affiliates in the ordinary course of business, for which it has received and is expected to receive customary fees and expenses. To date, Bear, Stearns & Co. Inc. has served American Mobile as an initial purchaser for its issuance of units in March 1998, as an underwriter in its sale of common stock in July 1999, and as financial advisor in several of its acquisition and financing transactions. Deutsche Bank Securities Inc. also served as an underwriter in American Mobile's sale of common stock in July 1999.

                                 LEGAL MATTERS

   Certain legal matters with respect to the shares of Class A common stock offered by this prospectus will be passed upon for XM Radio by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters with respect to communications regulatory issues will be passed upon for XM Radio by Fisher Wayland Cooper Leader & Zaragoza L.L.P., Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

   Our consolidated financial statements as of December 31, 1997 and 1998, and for the years ended December 31, 1997 and 1998 and for the period from December 15, 1992 (date of inception) through December 31, 1998, have been included herein and in the registration statement, in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP contains an explanatory paragraph that states that we have not commenced operations, have negative working capital and are dependent upon additional debt and equity financings, which raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                   CERTAIN INFORMATION ABOUT THIS PROSPECTUS

   We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933 covering the Class A common stock being offered by this prospectus. As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement. For further information about us and our Class A common stock, you should refer to the registration statement and its exhibits. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed below, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. You may read and copy any document we file with the SEC at the SEC's public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, at 7 World Trade Center, 13th Floor, New York, NY 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. You can also obtain copies of filed documents by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Upon approval of our Class A common stock for quotation on the Nasdaq National Market, you can also inspect such reports, proxy and information statements and other information at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, DC. 20006.

                    Index to Pro Forma Financial Information

                                                                          Page
                                                                          ----
Description of Pro Forma Financial Information........................... P-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30,
 1999.................................................................... P-3
Unaudited Pro Forma Condensed Consolidated Statement of Operations for
 the six months ended June 30, 1999...................................... P-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations for
 the year ended December 31, 1998........................................ P-5
Notes to Pro Forma Financial Information................................. P-6

                 Description of Pro Forma Financial Information

   The accompanying pro forma financial information gives effect to (i) the July 1999 transactions, including (a) American Mobile's acquisition of the debt and equity interests in our company from WorldSpace; (b) the completion of the issuance of Series A subordinated convertible notes in a private placement net of related financing costs; (c) the repayment of certain related party notes and certain amounts due to vendors with the proceeds received from the issuance of the Series A subordinated convertible notes above; and (d) the exchange of the outstanding options and debt held by American Mobile for a new subordinated convertible note; and (ii) the offering and related transactions, including (a) the issuance of shares in this offering net of underwriters' discounts and commissions and related fees and expenses; and (b) the mandatory conversion of the Series A subordinated convertible notes, the existing American Mobile convertible note and the new American Mobile convertible note as if such transactions had been consummated on June 30, 1999 in the case of the Unaudited Pro Forma Condensed Consolidated Balance Sheet of XM Satellite Radio and on January 1, 1998 in the case of the Unaudited Pro Forma Condensed Consolidated Statements of Operations of XM Satellite Radio.

   The pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of what the Company's actual financial position and results of operations would have been had the above referenced transactions been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by the Company in the future.

   The following data should be read in conjunction with XM Satellite Radio Holdings Inc. and Subsidiary Consolidated Financial Statements and related notes included elsewhere herein.

                XM Satellite Radio Holdings Inc. and Subsidiary
                         (A Development Stage Company)

            Unaudited Pro Forma Condensed Consolidated Balance Sheet

                                            As of June 30, 1999
                          --------------------------------------------------------------
                                     July 1999
                                    Transactions               Offering       Pro Forma
                           Actual   Adjustments    Pro Forma  Adjustments    As Adjusted
                          --------  ------------   ---------  -----------    -----------
                                              (in thousands)
ASSETS
CURRENT ASSETS:
 Cash...................  $    163    $250,000 (1) $ 96,763    $ 150,000 (6)  $235,513
                                       (75,000)(2)               (11,250)(6)
                                       (68,000)(3)
                                       (10,400)(1)
 Prepaid and other
  current assets........        92                       92                         92
                          --------                 --------                   --------
 Total current assets...       255                   96,855                    235,605
                          --------                 --------                   --------
OTHER ASSETS:
 Property and equipment,
  net of accumulated
  depreciation..........     1,033                    1,033                      1,033
 System under
  construction..........   261,653                  261,653                    261,653
 Goodwill and
  intangibles...........       --       35,143 (4)   35,143                     35,143
 Other assets...........       960      10,400 (1)   11,360      (11,250)(7)       110
                          --------                 --------                   --------
 Total assets...........  $263,901                 $406,044                   $533,544
                          ========                 ========                   ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
 (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable and
  accrued expenses......  $ 93,892    $(68,000)(3) $ 25,892                   $ 25,892
 Due to related
  parties...............     6,389                    6,389                      6,389
 Accrued interest on
  loans payable.........     1,891      (1,891)(5)      --                         --
 Notes payable due to
  related parties.......    96,147     (75,000)(2)      --                         --
                                       (21,147)(5)
 Term loan..............        34                       34                         34
                          --------                 --------                   --------
 Total current
  liabilities...........   198,353                   32,315                     32,315
NONCURRENT LIABILITIES:
 Accrued interest on
  notes payable.........     4,793      (3,816)(5)      977         (977)(7)       --
 Convertible notes
  payable due related
  party.................    54,536     (54,536)(5)      --                         --
 Amercian Mobile
  convertible note......    21,419                   21,419      (21,419)(7)       --
 American Mobile
  convertible note--
  new...................       --       81,390 (5)   81,390      (81,390)(7)       --
 Series A subordinated
  convertible notes.....       --      250,000 (1)  250,000     (250,000)(7)       --
 Capital lease, net of
  current portion.......       309                      309                        309
 Term loan, net of
  current portion.......        39                       39                         39
                          --------                 --------                   --------
 Total liabilities......   279,449                  386,449                     32,663
                          --------                 --------                   --------
STOCKHOLDERS' EQUITY
 (DEFICIT):
 Series A convertible
  preferred stock.......       --                       --           --  (7)       --
 Class A common stock...       --                       --           --  (7)       --
 Class B common stock...       --                       --           --  (7)       --
 Class C common stock...       --                       --                         --
 Additional paid-in-
  capital...............    10,643      35,143 (4)   45,786      150,000 (6)   527,072
                                                                 (11,250)(6)
                                                                 353,786 (7)
                                                                 (11,250)(7)
 Deficit accumulated
  during development
  stage.................   (26,191)                 (26,191)                   (26,191)
                          --------                 --------                   --------
 Total stockholders'
  equity (deficit)......   (15,548)                  19,595                    500,881
                          --------                 --------                   --------
 Commitments and
  contingencies
 Total liabilities and
  stockholders' equity
  (deficit).............  $263,901                 $406,044                   $533,544
                          ========                 ========                   ========

         See accompanying notes to the pro forma financial information.

                XM Satellite Radio Holdings Inc. and Subsidiary
                         (A Development Stage Company)

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                                  For the Six Months Ended June 30, 1999
                          --------------------------------------------------------------
                                     July 1999
                                    Transactions                Offering      Pro Forma
                           Actual   Adjustments     Pro Forma  Adjustments   As Adjusted
                          --------  ------------    ---------  -----------   -----------
                                     (in thousands, except share data)
Revenue.................  $    --                   $     --                   $   --
                          --------                  ---------                  -------
Operating expenses:
 Research and
  development...........     1,378                      1,378                    1,378
 Professional fees......     2,560                      2,560                    2,560
 General and
  administrative........     4,503      1,171 (8)       5,674                    5,674
                          --------                  ---------                  -------
Total operating
 expenses...............     8,441                      9,612                    9,612
                          --------                  ---------                  -------
Operating loss..........    (8,441)                    (9,612)                  (9,612)
Other expense-interest
 income (expense), net..        76       (938) (9)     (8,017)    1,125 (9)         76
                                       (7,155) (10)               7,155 (10)
                          --------                  ---------                  -------
Net loss................  $ (8,365)                 $ (17,629)                 $(9,536)
                          ========                  =========                  =======
Net loss per share--
 basic and diluted......  $(66,920)                 $(141,032)
Weighted average shares
 used in computing net
 loss per share--basic
 and diluted............       125                        125

         See accompanying notes to the pro forma financial information.

                XM Satellite Radio Holdings Inc. and Subsidiary
                         (A Development Stage Company)

       Unaudited Pro Forma Condensed Consolidated Statement of Operations

                                    For the Year Ended December 31, 1998
                          ----------------------------------------------------------------
                                      July 1999
                                     Transactions                Offering       Pro Forma
                           Actual    Adjustments     Pro Forma  Adjustments    As Adjusted
                          ---------  ------------    ---------  -----------    -----------
                                     (in thousands, except share data)
Revenue.................  $     --                   $     --                   $    --
                          ---------                  ---------                  --------
Operating expenses:
 Research and
  development...........      6,941                      6,941                     6,941
 Professional fees......      5,242                      5,242                     5,242
 General and
  administrative........      4,010      2,343 (8)       6,353                     6,353
                          ---------                  ---------                  --------
Total operating
 expenses...............     16,193                     18,536                    18,536
                          ---------                  ---------                  --------
Operating loss..........    (16,193)                   (18,536)                  (18,536)
Other expense-interest
 income (expense), net..         26     (1,875)(9)     (18,218)    1,875 (9)          26
                                       (16,369)(10)               16,369 (10)
                          ---------                  ---------                  --------
Net loss................  $ (16,167)                 $ (36,754)                 $(18,510)
                          =========                  =========                  ========
Net loss per share--
 basic and diluted......  $(129,336)                 $(294,032)
Weighted average shares
 used in computing net
 loss per share--basic
 and diluted............        125                        125

         See accompanying notes to the pro forma financial information.

                   Notes to Pro Forma Financial Information

   The pro forma financial information is based on the following assumptions and adjustments:

(1) Reflects the issuance of $250.0 million of Series A subordinated convertible notes to General Motors, Clear Channel, DIRECTV, Columbia Capital, Telcom Ventures and Madison Dearborn Partners net of related financing costs of approximately $11.3 million (of which, approximately $850,000 was accrued as of June 30, 1999).

(2) Reflects the repayment of $75.0 million of certain outstanding notes payable to WorldSpace with a portion of the proceeds from the issuance of the $250.0 million Series A subordinated convertible notes.

(3) Reflects the payment of $68.0 million under the Hughes satellite contract with portion of the proceeds from the issuance of the $250.0 million Series A subordinated convertible notes.

(4) Reflects American Mobile's acquisition of debt and equity interests from WorldSpace.

   Total purchase consideration and transaction costs are anticipated to be as follows:

                                                                  Amount
                                                              --------------
                                                              (in thousands)
   8,614,244 shares of American Mobile at $15.00 per share
    (the closing price of American Mobile's common stock at
    the date of signing of the letter of intent and
    announcement of the recapitalization)...................     $129,214
   Estimated transaction costs..............................        1,000
                                                                 --------
                                                                 $130,214
                                                                 ========

   The purchase consideration and transaction costs have been allocated for pro forma purposes as follows:

                                                                  Amount
                                                              --------------
                                                              (in thousands)
   Cash.....................................................     $    163
   Other current and long-term assets.......................        1,052
   Property and equipment...................................      262,686
   Goodwill and intangibles.................................       35,143
   Accounts payable and accrued expenses....................      (99,928)
   Notes payable............................................      (75,382)
                                                                 --------
                                                                 $123,734
   Less: American Mobile's carrying value: including equity
    interest in the Company, the Convertible note payable to
    American Mobile and miscellaneous payables to American
    Mobile..................................................        6,480
                                                                 --------
                                                                 $130,214
                                                                 ========

   The above purchase price allocation is preliminary and may change upon final determination of the fair value of assets acquired by American Mobile. The Company has not specifically identified amounts to assign to systems under construction and the license; changes in the amounts allocated to such assets could result in changes to the amount of goodwill recorded. A preliminary amortization period of fifteen years has been used for purposes of the pro forma financial information for goodwill, which is expected to be representative, in all material respects, of the amortization expense that will result from the ultimate allocation to the specific assets.

(5) Reflects the July 1999 exchange of the outstanding options and debt acquired by American Mobile from WorldSpace for the American Mobile convertible note-new due December 2004, which is convertible into Class B common stock including the related accrued interest at a rate of $462,728 per share.

(6) Reflects the issuance of   shares of common stock for estimated proceeds of
    $150.0 million as a result of this offering, less underwriters discounts and commissions and related fees and expenses of $11.3 million in connection with this transaction.

(7) Reflects the mandatory conversion of the $250.0 million of Series A subordinated convertible notes into 196.1896 shares of Series A convertible preferred stock and 294.2844 shares of Class A common stock, and the mandatory conversion of the American Mobile convertible note--new and the $21.4 million American Mobile note, including the related accrued interest, into 202.9848 shares of Class B common stock concurrently with the offering noted in (6) above.

(8) Reflects the amortization, over a 15-year life, of the acquired intangibles including goodwill arising from American Mobile's acquisition of debt and equity interests in our company from WorldSpace.

(9) Reflects the amortization of $11.3 million deferred financing fees over the term of the notes.

(10) Reflects interest in excess of amounts that would be capitalized arising from the issuance of $250.0 million Series A subordinated convertible notes.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report...............................................  F-2

Consolidated Balance Sheets................................................  F-3

Consolidated Statements of Operations......................................  F-4

Consolidated Statements of Stockholders' Equity (Deficit)..................  F-5

Consolidated Statements of Cash Flows......................................  F-6

Notes to Consolidated Financial Statements.................................  F-7

Unaudited Condensed Consolidated Balance Sheet............................. F-18

Unaudited Condensed Consolidated Statements of Operations.................. F-19

Unaudited Condensed Consolidated Statements of Cash Flows.................. F-20

Notes to Unaudited Condensed Consolidated Financial Statements............. F-21

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
XM Satellite Radio Holdings Inc. and Subsidiary:

   We have audited the accompanying consolidated balance sheets of XM Satellite Radio Holdings Inc. and subsidiary (a development stage company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1997 and 1998, and for the period from December 15, 1992 (date of inception) to December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of XM Satellite Radio Holdings Inc. and subsidiary (a development stage company) as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended and for the period from December 15, 1992 (date of inception) to December 31, 1998, in conformity with generally accepted accounting principles.

   The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 11 to the consolidated financial statements, the Company has not commenced operations, has negative working capital of $130,341,000, and is dependent upon additional debt and equity financings, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP

McLean, VA
February 12, 1999

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1998

                                                            1997       1998
                                                         ---------- -----------
                                                         (in thousands, except
                                                              share data)
                         ASSETS
Current assets:
  Cash and cash equivalents............................. $        1 $       310
  Prepaid and other current assets......................        --          172
                                                         ---------- -----------
    Total current assets................................          1         482
Other assets:
  System under construction.............................     91,932     169,029
  Property and equipment, net of accumulated
   depreciation and amortization of $0 and $57..........        --          449
  Other assets..........................................        --          525
                                                         ---------- -----------
    Total assets........................................ $   91,933 $   170,485
                                                         ========== ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable.......................................... $   --   $ 23,125
  Due to related parties....................................     445    13,767
  Accrued interest on loans payable.........................   1,886     1,907
  Loans payable due to related parties......................  80,618    91,546
  Term loan.................................................     --         34
  Accrued expenses..........................................     --        444
                                                             -------  --------
    Total current liabilities...............................  82,949   130,823
  Term loan, net of current portion.........................     --         53
  Subordinated convertible notes payable due to related
   party....................................................     --     45,583
  Accrued interest on subordinated convertible notes payable
   due to related party.....................................     --      1,209
                                                             -------  --------
    Total liabilities.......................................  82,949   177,668
                                                             -------  --------
  Common stock--$0.10 par value; authorized 3,000 shares;
   125 shares issued and outstanding at December 31, 1997
   and 1998.................................................     --        --
  Additional paid-in capital................................  10,643    10,643
  Deficit accumulated during development stage..............  (1,659)  (17,826)
                                                             -------  --------
    Total stockholders' equity (deficit)....................   8,984    (7,183)
                                                             -------  --------
  Commitments and contingencies (notes 4, 7, 8, 11, 12, and
   13)
    Total liabilities and stockholders' equity (deficit).... $91,933  $170,485
                                                             =======  ========

          See accompanying notes to consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        Years ended December 31, 1997 and 1998, and for the period from
           December 15, 1992 (date of inception) to December 31, 1998

                                                           December 15, 1992
                                                          (date of inception)
                                       1997      1998     to December 31, 1998
                                     --------  ---------  --------------------
                                        (in thousands, except share data)
Revenue............................. $    --   $     --         $    --
                                     --------  ---------        --------
Operating expenses:
  Research and development..........      --       6,941           6,941
  Professional fees.................    1,090      5,242           6,332
  General and administrative........       20      4,010           4,030
                                     --------  ---------        --------
    Total operating expenses........    1,110     16,193          17,303
                                     --------  ---------        --------
    Operating loss..................   (1,110)   (16,193)        (17,303)
Other expense--interest income
 (expense), net.....................     (549)        26            (523)
                                     --------  ---------        --------
    Net loss........................ $ (1,659) $ (16,167)       $(17,826)
                                     ========  =========        ========
Net loss per share:
  Basic and diluted................. $(13,941) $(129,336)
                                     ========  =========
Weighted average shares used in
 computing net loss per share-basic
 and diluted                              119        125
                                     ========  =========


          See accompanying notes to consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
        Years ended December 31, 1997 and 1998, and for the period from
           December 15, 1992 (date of inception) to December 31, 1998

                                                     Deficit
                                                   Accumulated
                          Common Stock  Additional   During         Total
                          -------------  Paid-in   Development  Stockholders'
                          Shares Amount  Capital      Stage    Equity (Deficit)
                          ------ ------ ---------- ----------- ----------------
                                    (in thousands, except share data)
Issuance of common stock
 (December 15, 1992)....   100    $--    $    --    $     --       $     --
                           ---    ---    -------    --------       --------
Balance at December 31,
 1992...................   100     --         --          --             --
Net loss................    --     --         --          --             --
                           ---    ---    -------    --------       --------
Balance at December 31,
 1993...................   100     --         --          --             --
Net loss................    --     --         --          --             --
                           ---    ---    -------    --------       --------
Balance at December 31,
 1994...................   100     --         --          --             --
Net loss................    --     --         --          --             --
                           ---    ---    -------    --------       --------
Balance at December 31,
 1995...................   100     --         --          --             --
Net loss................    --     --         --          --             --
                           ---    ---    -------    --------       --------
Balance at December 31,
 1996...................   100     --         --          --             --
Contributions to paid-in
 capital................    --     --        143          --            143
Issuance of common stock
 and capital
 contributions..........    25     --      9,000          --          9,000
Issuance of options.....    --     --      1,500          --          1,500
Net loss................    --     --         --      (1,659)        (1,659)
                           ---    ---    -------    --------       --------
Balance at December 31,
 1997...................   125     --     10,643      (1,659)         8,984
Net loss................    --     --         --     (16,167)       (16,167)
                           ---    ---    -------    --------       --------
Balance at December 31,
 1998...................   125    $--    $10,643    $(17,826)      $ (7,183)
                           ===    ===    =======    ========       ========


          See accompanying notes to consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
        Years ended December 31, 1997 and 1998, and for the period from
           December 15, 1992 (date of inception) to December 31, 1998

                                                               December 15, 1992
                                                                   (date of
                                                                 inception) to
                                             1997      1998    December 31, 1998
                                            -------  --------  -----------------
                                                      (in thousands)
Cash flows from operating activities:
 Net loss.................................  $(1,659) $(16,167)     $(17,826)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation............................       --        57            57
  Note discount amortization..............       33        --            33
  Changes in operating assets and
   liabilities:
   Increase in prepaid and other current
    assets................................       --      (212)         (212)
   Increase in accounts payable and
    accrued expenses......................       --     1,701         1,701
   Increase in amounts due to related
    parties...............................      445    13,322        13,767
   Increase (decrease) in accrued
    interest..............................      517        (2)          515
                                            -------  --------      --------
    Net cash provided by (used in)
     operating activities.................     (664)   (1,301)       (1,965)
                                            -------  --------      --------
Cash flows from investing activities:
 Purchase of property and equipment.......       --      (506)         (506)
 Additions to system under construction...  (90,031)  (43,406)     (133,437)
                                            -------  --------      --------
    Net cash used in investing
     activities...........................  (90,031)  (43,912)     (133,943)
                                            -------  --------      --------
Cash flows from financing activities:
 Proceeds from sale of common stock and
  capital contribution....................    9,143        --         9,143
 Proceeds from issuance of loan payable to
  related party...........................   80,053       337        80,390
 Proceeds from issuance of options........    1,500        --         1,500
 Proceeds from issuance of subordinated
  convertible notes to related party......       --    45,583        45,583
 Payment to establish collateral for term
  loan....................................       --       (92)          (92)
 Proceeds from term loan..................       --        92            92
 Repayments of term loan..................       --        (5)           (5)
 Payments for deferred financing costs....       --      (393)         (393)
                                            -------  --------      --------
    Net cash provided by financing
     activities...........................   90,696    45,522       136,218
                                            -------  --------      --------
    Net increase in cash and cash
     equivalents..........................        1       309           310
                                            -------  --------      --------
Cash and cash equivalents at beginning of
 year.....................................       --         1            --
Cash and cash equivalents at end of year..  $     1  $    310      $    310
                                            =======  ========      ========
Supplemental cash flow disclosure:
 Interest capitalized.....................  $ 1,901  $ 11,824      $ 13,725
 Interest converted into principal note
  balance.................................  $   501  $  9,157      $  9,658
 Accrued system milestone payments........  $    --  $ 21,867      $ 21,867

          See accompanying notes to consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 For the period from December 15, 1992 (date of inception) to December 31, 1998

(1) Summary of Significant Accounting Policies and Practices

 (a) Nature of Business

   XM Satellite Radio Inc. ("XMSR"), formerly American Mobile Radio Corporation, was incorporated on December 15, 1992 in the State of Delaware as a wholly owned subsidiary of American Mobile Satellite Corporation ("AMSC") for the purpose of procuring a digital audio radio service ("DARS") license. Business activity for the period December 15, 1992 through December 31, 1996 was insignificant. Pursuant to various financing agreements entered into in 1997 between AMSC, XMSR and WorldSpace, Inc. ("WSI"), WSI acquired a 20 percent interest in XMSR.

   On May 16, 1997, AMSC and WSI formed XM Satellite Radio Holdings Inc. (the "Company"), formerly AMRC Holdings Inc., as a holding company for XMSR in connection with the construction, launch and operation of a domestic communications satellite system for the provision of DARS. AMSC and WSI exchanged their respective interests in XMSR for equivalent interests in the Company, which had no assets, liabilities or operations prior to the transaction.

 (b) Principles of Consolidation and Basis of Presentation

   The consolidated financial statements include the accounts of XM Satellite Radio Holdings Inc. and its subsidiary, XM Satellite Radio Inc. All significant intercompany transactions and accounts have been eliminated. The Company's management has devoted substantially all of its time to the planning and organization of the Company and to the process of addressing regulatory matters, initiating research and development programs, conducting market research, initiating construction of the satellite system, securing content providers, and securing adequate debt and equity capital for anticipated operations and growth. Accordingly, the Company's financial statements are presented as those of a development stage enterprise, as prescribed by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises.

 (c) Cash and Cash Equivalents

   The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents.

 (d) Property and Equipment

   Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the following estimated useful lives:

      Furniture, fixtures and computer equipment........... 3 years
      Machinery and equipment.............................. 7 years
      Leasehold improvements............................... Remaining lease term

 (e) System Under Construction

   The Company is currently developing its satellite system. Costs related to the project are being capitalized to the extent that they have future benefits. As of December 31, 1998, all amounts recorded as system under construction relate to costs incurred in obtaining a Federal Communications Commission ("FCC") license and approval as well as the system development. The FCC license will be amortized using the straight line method over an estimated useful life of fifteen years. Amortization of the license will begin on commercial launch.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   On October 16, 1997, the FCC granted XMSR a license to launch and operate two geostationary satellites for the purpose of providing DARS in the United States in the 2332.5-2345 Mhz (space-to-earth) frequency band, subject to achieving certain technical milestones and international regulatory requirements. The license is valid for eight years upon successful launch and orbital insertion of the satellites. The Company's license requires that it comply with a construction and launch schedule specified by the FCC for each of the two authorized satellites. The FCC has the authority to revoke the authorizations and in connection with such revocation could exercise its authority to rescind the Company's license. The Company believes that the exercise of such authority to rescind the license is unlikely.

   The license asset value consists of the total payments made to the FCC for the license of $90,031,000. Associated with this license is capitalized interest of $1,901,000 and $10,991,000 as of December 31, 1997 and 1998,
respectively. Costs incurred for system development were $65,273,000. Associated with the system development costs is capitalized interest of $2,734,000 at December 31, 1998.

   The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS 121), during fiscal year 1997. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell. Adoption of SFAS 121 did not have a material impact on the Company's financial position, results of operations, or liquidity during 1997 or 1998.

 (f) Stock-Based Compensation

   During fiscal year 1997, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-based Compensation (SFAS 123), which encourages, but does not require, the recognition of stock-based employee compensation at fair value. SFAS 123 also allows entities to continue to apply the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made during the year of adoption and in future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123. Accordingly, compensation cost for options to purchase common stock granted to employees is measured as the excess, if any, of the fair value of common stock at the date of the grant over the exercise price an employee must pay to acquire the common stock.

   Warrants to purchase common stock granted to other than employees as consideration for goods or services rendered are recognized at fair market value.

 (g) Research and Development

   Research and development costs are expensed as incurred.

 (h) Net Loss Per Share

   In December 1997, the Company adopted the provisions of SFAS No. 128, Earnings per Share, (SFAS 128). SFAS 128 supersedes APB Opinion No. 15, Earnings per Share and its related interpretations, and

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

promulgates new accounting standards for the computation and manner of presentation of the Company's loss per share. SFAS 128 requires the presentation of basic and diluted loss per share. Basic earnings per share is calculated by dividing net income by the weighted-average number of common shares outstanding during the period. The computation of diluted earnings per share includes all common stock options and warrants and other common stock, to the extent dilutive, that potentially may be issued as a result of conversion privileges, including the subordinated convertible notes payable due to related party. Due to losses incurred during 1997 and 1998, the impact of other potentially dilutive securities is anti-dilutive and is not included in the diluted loss per share calculation.

 (i) Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and the financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the sum of tax payable for the period and the change during the period in deferred tax assets and liabilities.

 (j) Comprehensive Income

   In December 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income (SFAS 130). This statement establishes standards for reporting and displaying comprehensive income and its components in the financial statements. This statement is effective for all interim and annual periods with the year ended December 31, 1998. The Company has evaluated the provisions of SFAS 130 and has determined that there were no transactions that have taken place during the years ended December 31, 1997 and 1998 that would be classified as other comprehensive income.

 (k) Accounting Estimates

   The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Significant estimates include valuation of the Company's investment in the DARS license and the benefit for income taxes and related valuation allowances. Accordingly, actual amounts could differ from these estimates.

 (l) Reclassifications

   Certain fiscal year 1997 amounts have been reclassified to conform to the fiscal 1998 consolidated financial statement presentation.

(2) Related Party Transactions

   The Company had related party transactions with the following shareholders:

 (a) AMSC

   In 1997, AMSC contributed $143,000 for the Company to establish the original application for the FCC license. On March 28, 1997, the Company received $1,500,000 as a capital contribution from AMSC. During

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

1998, AMSC incurred general and administrative costs and professional fees for the Company and established an intercompany balance of $458,000 (see note 3).

 (b) WSI

   On March 28, 1997, the Company received $1,500,000 as a capital contribution from WSI. The Company issued WSI 25 shares of common stock for this consideration.

   On April 16, 1997, the Company received $15,000,000 from WSI, which represented $6,000,000 as an additional capital contribution and $9,000,000 as a six-month bridge loan (see note 4).

   On May 16, 1997, the Company obtained a $1,000,000 working capital loan facility from WSI. During 1997, the Company drew down $663,000 against the facility with the remaining $337,000 drawn in 1998 (see note 4).

   On October 16, 1997, the Company received $71,911,000 from WSI, which represented an additional $13,522,000 under the bridge loan and $58,389,000 under the additional amounts loan (see note 4).

   On April 1, 1998, the Company entered into an agreement with WSI to issue $54,536,000 in subordinated convertible notes. During 1998, the Company drew down $45,583,000 under the agreement (see note 4).

   In July 1998, the Company acquired furniture and equipment from WSI for $104,000 and has established a due to WSI for the balance (see note 3).

   In addition to financing, the Company has relied upon certain related parties for legal and technical services. Total expenses incurred in transactions with related parties are as follows (in thousands):

                                                 Year Ended December 31, 1997
                                                 -------------------------------
                                                    WSI       AMSC      Total
                                                 ----------- -------------------
      Professional fees......................... $       960     130       1,090
      General and administrative................         --       20          20
                                                 ----------- -------  ----------
        Total................................... $       960     150       1,110
                                                 =========== =======  ==========
                                                 Year Ended December 31, 1998
                                                 -------------------------------
                                                    WSI       AMSC      Total
                                                 ----------- -------------------
      Research and development.................. $     6,624     --        6,624
      Professional fees.........................       2,529     353       2,882
      General and administrative................         903      60         963
                                                 ----------- -------  ----------
        Total................................... $    10,056     413      10,469
                                                 =========== =======  ==========

   Additionally, during 1998 the Company incurred $925,000 of WSI project management costs that were capitalized to the satellite system.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


(3) Due to Related Parties

   Due to related parties included the following amounts (in thousands):

                                                                   December 31,
                                                                   -------------
                                                                   1997   1998
                                                                   -------------
      Advances from WSI........................................... $ --    7,405
      Due to WSI..................................................   390   5,904
      Due to AMSC.................................................    55     458
                                                                   ----- -------
                                                                   $ 445  13,767
                                                                   ===== =======

   Advances represent funding provided by WSI for 30 days. If amounts are not repaid within this time period, additional subordinated convertible notes will be issued.

(4) Debt

 (a) Loans Payable Due to Related Party

   In March 1997, XMSR entered into a series of agreements (the "Participation Agreement") with AMSC and WSI in which both companies provided various equity and debt funding commitments to XMSR for the purpose of financing the activities of XMSR in connection with the establishment of a DARS satellite system in the United States. On May 16, 1997 certain portions of the Participation Agreement were subsequently ratified with substantially the same terms and conditions under the Bridge Loan, Additional Amounts Loan and Working Capital Credit Facility (the "Loan Agreement").

   The Company has loans payable with a face amount of $82,053,000 and $91,546,000 with a carrying amount of $80,618,000 and $91,546,000 at December 31, 1997 and 1998, respectively, outstanding with WSI as follows (in thousands):

                                                                1997     1998
                                                               -------  ------
      Bridge loan............................................. $23,001  25,556
      Additional amounts loan.................................  58,389  64,875
      Working capital loan....................................     663   1,115
                                                               -------  ------
                                                                82,053  91,546
      Discount arising from concurrent issuance of options
       (note 7), net..........................................  (1,435)    --
                                                               -------  ------
                                                               $80,618  91,546
                                                               =======  ======

  Bridge Loan

   The Company executed the bridge loan with WSI in two tranches. On April 16, 1997, the Company received proceeds of $8,479,000 for a loan with a face amount of $9,000,000. On October 16, 1997, the Company received proceeds of $12,771,000 for a loan with a face amount of $13,522,000. The first tranche was a six-month loan at LIBOR plus five percent per annum, equaling 11.03 percent. The first tranche was rolled over with the establishment of the second tranche, which is a six-month loan at LIBOR plus five percent per annum, equaling 9.94 percent at December 31, 1998 and due in April 1999. The accrued interest under the bridge loan is compounded to the loan balance each April and October.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Additional Amounts Loan

   On October 16, 1997, the Company executed the additional amounts loan with WSI and received proceeds of $58,219,000 for a loan with a face amount of $58,389,000. This loan is a six-month loan at LIBOR plus five percent per annum, equaling 9.94 percent at December 31, 1998 and due in April 1999. The accrued interest under the additional amounts loan is compounded to the loan balance each April and October.

  Working Capital Loan

   On May 16, 1997, the Company executed the working capital loan with WSI whereby the Company would receive proceeds of $920,000 for a loan with a face amount of $1,000,000. The Company drew down $663,000 against the line of credit through December 31, 1997. This loan is a six-month loan at LIBOR plus five percent per annum, with an interest rate of 10.19 percent at December 31, 1998 and due in May 1999. The accrued interest on the loan is compounded to the balance in May and November.

  Restrictive Covenants

   The financing agreements contain restrictive covenants which include a prohibition of the Company or its subsidiary to merge or consolidate, or sell, transfer, or otherwise dispose of substantially all of its assets. The Company or the subsidiary may not incur additional indebtedness in excess of $1,000,000 without prior written consent of WSI. Additionally, the financing agreements provide for other restrictive covenants including a restriction on the payment of dividends.

   The Company has pledged 64.7511 percent of its share of the issued and outstanding common stock of the subsidiary to WSI as collateral for the financings.

 (b) Subordinated Convertible Notes Payable Due to Related Party

   Effective April 1, 1998, the Company entered into a convertible note agreement with WSI that provides for a maximum of $54,536,000 through the issuance of subordinated convertible notes. The notes mature on September 30, 2006 and carry an interest rate of LIBOR plus five percent per annum, which was
10.15 percent as of December 31, 1998. Under the terms of the note agreement, WSI shall have the right to convert all or a portion of the aggregate principal amount of the notes into shares of common stock at a conversion price of $875,000 per share. As of December 31, 1998, $45,583,000 had been drawn through the issuance of subordinated convertible notes. Interest is payable upon maturity.

 (c) Term Loan

   On November 1, 1998, the Company reached an agreement with a commercial bank for a $92,000 installment loan with a 36 month term at 7 percent interest per annum. The Company pledged $92,000 as collateral for the loan and placed this balance on deposit at the commercial bank. At December 31, 1998, the Company's outstanding balance was $87,000.

(5) Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, receivables, accounts payable, accrued expenses, and the term loan approximate their fair market value because of the relatively short duration of these instruments as of December 31, 1997 and 1998, in accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The fair value of the loans and subordinated convertible notes due to related party could not be estimated as such amounts are due to the Company's stockholders.

(6) Common Stock

 (a) 1998 Shares Award Plan

   On June 1, 1998, the Company adopted the 1998 Shares Award Plan (the "Plan") under which employees, consultants, and non-employee directors may be granted options to purchase shares of common stock of the Company. The Company has authorized 25 shares of common stock under the Plan. The options are exercisable in installments determined by the compensation committee of the Company's board of directors. The options expire as determined by the committee, but no later than ten years from the date of grant. Transactions and other information relating to the Plan for the year ended December 31, 1998 are summarized below:

                                                          Outstanding Options
                                                        ------------------------
                                                                    Weighted-
                                                        Number of    Average
                                                         Shares   Exercise Price
                                                        --------- --------------
      Balance, January 1, 1998.........................     --            --
        Options granted................................  14.712      $875,000
        Options canceled or expired....................     --            --
        Options exercised..............................     --            --
                                                         ------      --------
      Balance, December 31, 1998.......................  14.712      $875,000
                                                         ======      ========

   The following table summarizes information about stock options outstanding at December 31, 1998:

                    Options Outstanding               Options Exercisable
          --------------------------------------- ---------------------------
                             Weighted-
                              Average   Weighted-                   Weighted-
               Number        Remaining   Average       Number        Average
Exercise   Outstanding at   Contractual Exercise   Exercisable at   Exercise
 Price    December 31, 1998    Life       Price   December 31, 1998   Price
--------  ----------------- ----------- --------- ----------------- ---------
$875,000       14.712        9.5 years  $875,000         --         $875,000
========       ======        =========  ========         ===        ========

   There were no stock options exercisable at December 31, 1998. There were
10.288 shares available under the plan for future grants at December 31, 1998. At December 31, 1998, all options have been issued to employees.

   The per share weighted-average fair value of employee options granted during the year ended December 31, 1998 was $564,000 on the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions:

                                        December 31, 1998
                                        -----------------
            Expected dividend yield....               0%
            Volatility.................           56.23%
            Risk-free interest rate
             range.....................   4.53% to 5.67%
            Expected life..............       7.5 years
                                          =============

   The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands):

                                                                 Year Ended
                                                              December 31, 1998
                                                              -----------------
      Net loss:
      As reported............................................      $16,167
      Pro forma..............................................       17,508
      As reported--net loss per share--basic and diluted.....          129
      Pro forma--net loss per share--basic and diluted.......          140
                                                                   =======

 (b) Restrictive Covenants

   Certain actions require the unanimous affirmative vote of the board of directors of the Company. Such actions include the entry into, or the amendment, modification, extension or termination of any agreements for amounts in excess of $40,000,000 or with AMSC or WSI; the entry into any agreements outside of the ordinary course of business; merger or consolidation; issuance of additional shares of capital stock; and the declaration and payment of dividends. If WSI holds more than 50 percent of the shares of common stock, this provision requiring the unanimous affirmative vote of the board of directors will be of no further force and effect. Additionally, an affirmative vote of 81 percent of all the issued and outstanding shares of common stock shall be required to approve any voluntary filing of a bankruptcy petition by the Company or its subsidiary.

(7) WSI Options

   The Company issued WSI three options. Under the first option, WSI may purchase 97.2222 shares of common stock at $241,714 per share to acquire common stock. The option may be exercised in whole or in incremental amounts between April 16, 1998 and October 16, 2002. Under certain circumstances, AMSC may require WSI to exercise the option in whole. The Company allocated $1,250,000 to the option. Under the second option, WSI may purchase 128.8876 shares at $477,005 per share. The option may be exercised between October 16, 1997 and October 16, 2003. The Company allocated $170,000 to the option. Under the third option, WSI may purchase 3.5111 shares of common stock at $284,811 per share. The option may be exercised between October 16, 1997 and October 17, 2002. The Company allocated $80,000 to the option.

   The exercise of these options is subject to prior approval of the FCC to the extent that such exercise would constitute transfer of control. The allocation was based upon independent valuation.

(8) Employee Benefit Plan

   On July 1, 1998, the Company has adopted a profit sharing and employee savings plan under Section 401(k) of the Internal Revenue Code. This plan allows eligible employees to defer up to 15 percent of their compensation on a pre-tax basis through contributions to the savings plan. The Company contributed $0.50 in 1998 for every dollar the employees contributed up to 6 percent of compensation, which amounted to $14,000.

(9) Interest Cost

   The Company capitalizes a portion of interest cost as a component of the cost of the FCC license and satellite system under construction. The following is a summary of interest cost incurred during December 31,

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

1997 and 1998, and for the period from December 15, 1992 (date of inception) to December 31, 1998 (in thousands):

                                                           December 15, 1992
                                                         (date of inception) to
                                            1997   1998    December 31, 1998
                                           ------ ------ ----------------------
      Interest cost capitalized........... $1,901 11,824         13,725
      Interest cost charged to expense....    549    --             549
                                           ------ ------         ------
        Total interest cost incurred...... $2,450 11,824         14,274
                                           ====== ======         ======

   Interest costs incurred prior to the award of the license were expensed in 1997.

(10) Income Taxes

   For the period from December 15, 1992 (date of inception) to December 31, 1998, the Company filed consolidated federal and state tax returns with its majority stockholder AMSC. The Company generated net operating losses and other deferred tax benefits which were not utilized by AMSC. As no formal tax sharing agreement has been finalized, the Company was not compensated for the net operating losses. Had the Company filed on a stand-alone basis, it would have had no tax provision as the deferred tax benefit of approximately $650,000 and $7,164,000 for 1997 and 1998, respectively, would have been fully offset by a valuation allowance.

(11) Accumulated Deficit

   The Company is devoting its efforts to develop, construct and expand a digital audio radio network. This effort involves substantial risk and future operating results will be subject to significant business, economic, regulatory, technical, and competitive uncertainties and contingencies. These factors individually or in the aggregate could have an adverse effect on the Company's financial condition and future operating results and create an uncertainty as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

   In order to commence satellite-based radio broadcasting services, the Company will require substantial funds to develop and construct the DARS system, develop and launch radio communications satellites, retire debt incurred in connection with the acquisition of the DARS license and to sustain operations until it generates positive cash flow. At December 31, 1998, the Company has negative working capital of $130,341,000.

   At the Company's current stage of development, economic uncertainties exist regarding successful acquisition of additional debt and equity financing and ultimate profitability of the Company's proposed service. The Company is currently constructing its satellites and will require substantial additional financing before construction is completed. Failure to obtain the required long-term financing will prevent the Company from realizing its objective of providing satellite-delivered radio programming. Management's plan to fund operations and capital expansion includes the additional sale of debt and equity securities through public and private sources. There are no assurances, however, that such financing will be obtained.

(12) Commitments and Contingencies

 (a) FCC License

   The FCC has established certain system development milestones that must be met for the Company to maintain its license to operate the system. The Company believes that it is proceeding into the system development as planned and in accordance with the FCC milestones.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

 (b) Application for Review of FCC License

   One of the losing bidders for the DARS licenses filed an Application for Review by the full FCC of the Licensing Order which granted the Company its FCC license. The Application for Review alleges that WorldSpace has effectively taken control of the Company without FCC approval. The FCC or the U.S. Court of Appeals has the authority to overturn the award of the FCC license should they rule in favor of the losing bidder. Although the Company believes that its right to the FCC license will withstand the challenge, no prediction of the outcome of this challenge can be made with any certainty.

 (c) Satellite Purchase Contract

   On March 20, 1998, as amended on June 5, 1998, the Company entered into an agreement for the construction of two satellites, two launch vehicles, and related equipment, services and spare parts, including launch services. The total commitment under the amended agreement, excluding financing fees, is approximately $438,013,000 as of December 31, 1998. These amounts are due upon the completion of certain milestones. The Company has incurred costs of $64,348,000 as of December 31, 1998. One of the members of the board of directors is an executive of an affiliate of the Contractor.

   Under the terms of this agreement, the Contractor shall invest $15,000,000 in a private or public equity offering of the Company, should it be consummated prior to March 20, 1999.

 (d) Technical Services and Technology Licenses

   Effective January 1, 1998, the Company entered into an agreement with AMSC and WorldSpace Management Corporation ("WorldSpace MC"), an affiliate of WSI, in which WorldSpace MC provides technical support in areas related to the development of a DARS system. Payments for services provided under this agreement are made based on negotiated hourly rates. This agreement may be terminated by either party on or after the date of the commencement of commercial operation following the launch of the Company's first satellite. There is no minimum services purchase requirement. The Company incurred costs of $4,770,000 under the agreement during 1998.

   Effective January 1, 1998, XMSR entered into a technology licensing agreement with AMSC and WorldSpace MC by which as compensation for certain licensed technology currently under development to be used in the XM Radio system, XMSR will pay up to $14,300,000 over a ten-year period. XMSR incurred costs of $6,624,000 under the agreement during 1998. Any additional amounts to be incurred under this agreement are dependent upon further development of the technology, which is at XMSR's option. No liability exists to AMSC or WorldSpace MC should such developments prove unsuccessful. In addition, XMSR agreed to pay 1.2 percent of quarterly net revenues to WorldSpace MC and a royalty of $0.30 per chipset for equipment manufactured using certain source encoding and decoding signals technology.

 (e) FCC Occurrences

   On October 30, 1998, AMSC and WSI submitted an application for Consent and Transfer Control with the FCC. These entities have requested the FCC's consent to WSI's exercise of certain options that would increase its shareholding interest in the Company. There have been challenges filed against the application.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 (f) Leases

   The Company has two noncancelable operating leases for office space that expire over the next four years. The future minimum lease payments under noncancelable leases as of December 31, 1998 are (in thousands):

            Year ending December 31:
            ------------------------
            1999.................................... $ 42
            2000....................................   44
            2001....................................   46
            2002....................................   48
            2003....................................  --
                                                     ----
                                                     $180
                                                     ====

   Rent expense for 1997 and 1998 was $0 and $231,000, respectively.

(13) Subsequent Events

   On January 12, 1999, a competitor of the Company commenced action against the Company for patent infringement and for a declaratory judgment of future patent infringement by the Company. There have been no damages specified in the action and the Company is in the process of responding to the complaint. Should it be unsuccessful in its defense, the Company could be liable for monetary damages, and could be forced to engineer alternative technologies related to signal reception or seek a license from, or pay royalties to, the competitor. The Company intends to vigorously defend against the suit; however, the outcome is uncertain at this time.

   Effective January 15, 1999, the Company issued a convertible note to AMSC for $21,419,000. This note matures on September 30, 2006 and carries an interest rate of LIBOR plus five percent per annum. Under the terms of this note, AMSC shall have the right to convert all or a portion of the aggregate principal amount of the note into shares of common stock at a conversion price of $875,000 per share. Interest is payable upon maturity.

(14) Quarterly Data (Unaudited)

                                                             1997
                                                -------------------------------
                                                  1st     2nd     3rd     4th
                                                Quarter Quarter Quarter Quarter
                                                ------- ------- ------- -------
                                                        (in thousands)
      Revenues.................................  $--      --      --      --
      Operating loss...........................   --       51     185     874
      Loss before income taxes.................   --      270     459     930
      Net loss.................................   --      270     459     930
                                                 ====     ===     ===     ===
      Net loss per share--basic and diluted....  $--        2       4       7
                                                 ====     ===     ===     ===

                                                             1998
                                                -------------------------------
                                                  1st     2nd     3rd     4th
                                                Quarter Quarter Quarter Quarter
                                                ------- ------- ------- -------
                                                        (in thousands)
      Revenues................................. $  --      --      --      --
      Operating loss...........................  3,100   5,032   3,849   4,204
      Loss before income taxes.................  3,100   5,032   3,857   4,178
      Net loss.................................  3,100   5,032   3,857   4,178
                                                ======   =====   =====   =====
      Net loss per share--basic and diluted.... $   25      40      31      33
                                                ======   =====   =====   =====

   The sum of quarterly per share net losses for 1997 do not necessarily agree to the net loss per share for the year due to the timing of stock issuances.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

                                                               June 30, 1999
                                                             ------------------
                                                               (in thousands,
                                                             except share data)
                           ASSETS
Current assets:
  Cash......................................................      $    163
  Prepaid and other current assets..........................            92
                                                                  --------
    Total current assets....................................           255
Other assets:
  Property and equipment, net of accumulated depreciation...         1,033
  System under construction.................................       261,653
  Other assets..............................................           960
                                                                  --------
    Total assets............................................      $263,901
                                                                  ========

           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses.....................      $ 93,892
  Due to related parties....................................         6,389
  Accrued interest on loans payable.........................         1,891
  Notes payable due to related parties......................        96,147
  Term loan.................................................            34
                                                                  --------
    Total current liabilities...............................       198,353
Noncurrent liabilities:
  Accrued interest on notes payable.........................         4,793
  Notes payable due to related parties......................        75,955
  Capital lease, net of current portion.....................           309
  Term loan, net of current portion.........................            39
                                                                  --------
    Total liabilities.......................................       279,449
                                                                  --------
Stockholders' deficit:
  Common stock--$0.10 par value; authorized 3,000 shares;
   issued and outstanding 125 shares........................           --
  Additional paid-in capital................................        10,643
  Deficit accumulated during development stage..............       (26,191)
                                                                  --------
    Total stockholders' deficit.............................       (15,548)
                                                                  --------
  Commitments and contingencies
    Total liabilities and stockholders' deficit.............      $263,901
                                                                  ========

     See accompanying notes to condensed consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
        Six months ended June 30, 1998 and 1999 and for the period from
             December 15, 1992 (date of inception) to June 30, 1999

                                       Six Months Ended     December 15, 1992
                                           June 30,        (date of inception)
                                       ------------------      to June 30,
                                         1998      1999           1999
                                       --------  --------  -------------------
                                         (in thousands, except share data)
Revenue............................... $    --   $    --        $    --
                                       --------  --------       --------
Operating expenses:
  Research and development............    3,867     1,378          8,319
  Professional fees...................    3,723     2,560          8,892
  General and administrative..........      542     4,503          8,533
                                       --------  --------       --------
    Total operating expenses..........    8,132     8,441         25,744
                                       --------  --------       --------
Operating loss........................   (8,132)   (8,441)       (25,744)
Other expense--interest income
 (expense), net.......................      --         76           (447)
                                       --------  --------       --------
Net loss.............................. $ (8,132) $ (8,365)      $(26,191)
                                       ========  ========       ========
Net loss per share:
  Basic and diluted................... $(65,056) $(66,920)
                                       ========  ========
Weighted average shares used in
 computing net loss per share:
  Basic and diluted...................      125       125
                                       ========  ========


     See accompanying notes to condensed consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
        Six months ended June 30, 1998 and 1999 and for the period from
             December 15, 1992 (date of inception) to June 30, 1999

                                                 Six Months       December 15,
                                               Ended June 30,     1992 (date of
                                              ------------------  inception) to
                                                1998      1999    June 30, 1999
                                              --------  --------  -------------
                                                      (in thousands)
Cash flows from operating activities:
  Net loss................................... $ (8,132) $ (8,365)   $ (26,191)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation.............................      --        127          184
    Note discount amortization...............      --        --            33
    Changes in operating assets and
     liabilities:
      (Increase) decrease in prepaid and
       other current assets..................      (79)       80         (132)
      Decrease in other assets...............      --         21           21
      Increase in accounts payable and
       accrued expenses......................       14     4,114        5,815
      Increase in amounts due to related
       parties...............................   20,692        12       13,779
      Increase in accrued interest...........      --        --           515
                                              --------  --------    ---------
Net cash used in operating activities........   12,495    (4,011)      (5,976)
                                              --------  --------    ---------
Cash flows used in investing activities:
  Purchase of property and equipment.........      --       (280)        (786)
  Additions to system under construction.....  (18,348)  (18,356)    (151,793)
                                              --------  --------    ---------
Net cash used in investing activities........  (18,348)  (18,636)    (152,579)
Cash flows from financing activities:
  Proceeds from sale of common stock and
   capital contribution......................      --        --         9,143
  Proceeds from issuance of loan payable to
   related party.............................      336     1,548       81,938
  Proceeds from issuance of convertible note
   to related party..........................    6,035    21,419       67,002
  Proceeds from issuance of options..........      --        --         1,500
  Payment to establish collateral for term
   loan......................................      --        --           (92)
  Proceeds from term loan....................      --        --            92
  Repayments of term loan....................      --        (12)         (17)
  Payment for deferred financing costs.......      --       (455)        (848)
                                              --------  --------    ---------
Net cash provided by financing activities....    6,371    22,500      158,718
                                              --------  --------    ---------
Net cash increase in cash and cash
 equivalents.................................      518      (147)         163
Cash and cash equivalents--beginning ........        1       310          --
                                              --------  --------    ---------
Cash and cash equivalents--ending ........... $    519  $    163    $     163
                                              ========  ========    =========
Supplemental cash flow disclosure:
  Interest capitalized....................... $  4,648  $  8,211    $  21,936
  Interest converted into principal note
   balance................................... $  4,582  $  4,601    $  14,259
  Accrued system milestone payments.......... $     --  $ 66,133    $  88,000
  Accrued expenses transferred to loan
   balance................................... $     --  $  7,405    $   7,405
  Property acquired through capital lease.... $     --  $    431    $     431

     See accompanying notes to condensed consolidated financial statements.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Basis of Presentation

   In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the consolidated financial position of XM Satellite Radio Holdings Inc. and subsidiary, a development stage entity, (the "Company") as of June 30, 1999, and the results of operations and cash flows for the six months ended June 30, 1998 and 1999, and the period from December 15, 1992 (date of inception) through June 30, 1999. The results of operations for the six months ended June 30, 1998 and 1999 are not necessarily indicative of the results that may be expected for the full year. These condensed financial statements are unaudited, and do not include all related footnote disclosures.

   The interim unaudited condensed financial statements should be read in conjunction with the audited financial statements of the Company.

(2) Loans Payable to Related Party

   The Company's loan facility with WorldSpace, Inc., including the $26,840,000 outstanding on the bridge loan, the $68,136,000 outstanding on the additional amounts loan and the $1,171,000 outstanding under the working capital loan expired in April 1999 for the bridge loan and additional amounts loan and May 1999 for the working capital loan. Upon maturity, the notes were converted to demand notes. These demand notes are expected to be settled in connection with AMSC's acquisition of the WSI debt and equity interest (see note 5). These demand notes bear interest at LIBOR plus five percent per annum, approximately
10.0 percent.

(3) Subordinated Convertible Notes Payable Due to Related Party

   During the period from January 1, 1999 through June 30, 1999 the Company issued an additional $8,953,000 in subordinated convertible notes to WorldSpace, Inc. ("WSI") under its agreement for an aggregate of $54,536,000 in subordinated convertible notes with WSI. The notes mature on September 30, 2006 and carry an interest rate of LIBOR plus five percent per annum, which was 9.97 percent as of March 31, 1999. As of June 30, 1999, the full $54,536,000 had been drawn through the issuance of subordinated convertible notes.

   On January 15, 1999, the Company issued a convertible note to American Mobile Satellite Corporation ("AMSC") for $21,419,000. This note matures on September 30, 2006 and carries an interest rate of LIBOR plus five percent per annum. Interest is payable upon maturity. AMSC shall have a right to convert all or a portion of the aggregate principal amount of the note into shares of common stock at a conversion price of $875,000 per share.

(4) Satellite Contract

   During the first half of 1999, the Company and Hughes Space and Communications, Inc. ("Hughes") amended the satellite contract to implement a revised work time table, payment schedule to reflect the timing of the receipt of additional funding, and technical modifications. We expect to incur total payment obligations under this contract of approximately $541.3 million, which includes amounts the Company expects to pay pursuant to the exercise of the option to build the ground spare satellite and certain financing costs and in-orbit incentive payments. As of June 30, 1999, we have paid $58.3 million under this contract.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(5) 1998 Shares Award Plan

   Transactions relating to the 1998 Shares Award Plan for the six months ended June 30, 1999 are summarized below:

                                                          Outstanding Options
                                                        ------------------------
                                                                    Weighted-
                                                        Number of    Average
                                                         Shares   Exercise Price
                                                        --------- --------------
      Balance, January 1, 1999.........................  14.712      $875,000
        Options granted................................   2.265      $875,000
        Options canceled or expired....................  (0.260)          --
        Options exercised..............................     --            --
                                                         ------      --------
      Balance, June 30, 1999...........................  16.717      $875,000
                                                         ======      ========

   On June 6, 1999, the Company's board of directors defined shares under the 1998 Shares Award Plan as referring to the Company's Class A common stock. On July 8, 1999, the Company's board of directors voted to reduce the exercise price of the options outstanding under the Shares Award Plan from $875,000 to $509,711 per share, which represented the par value of the stock on the date of the repricing. Additionally, the total number of shares reserved for the Plan was increased from 25 to 50.

(6) Subsequent Events

 Exchange of WorldSpace's Interest in XM Radio (WorldSpace Transaction)

   On July 7, 1999, AMSC acquired WSI's remaining debt and equity interests in the Company in exchange for approximately 8.6 million shares of AMSC's common stock, the issuance of approximately 2.1 million of which is subject to AMSC stockholder approval. Additionally, the Company issued an aggregate $250.0 million of Series A subordinated convertible notes to several new investors and used $75.0 million of the proceeds it received from the issuance of these notes to redeem certain outstanding loan obligations owed to WSI. As a result of these transactions, AMSC owns all of the issued and outstanding stock of the Company. Assuming subsequent conversion of all outstanding subordinated convertible notes of the Company, and assuming AMSC obtains stockholder approval to issue the remaining 2.1 million shares discussed above, AMSC would own approximately 37% of the equity of the Company, and would have approximately 62% of the voting power in the Company.

 Recapitalization

   Concurrently with the transaction discussed above, the Company's capital structure was reorganized. As a result, AMSC holds 125 shares of Class B common stock, which are the only shares of the Company's capital stock outstanding. The Class B common stock has three votes per share. The Company also has Class A common stock, which is entitled to one vote per share and non-voting Class C common stock. The Class B common stock is convertible into Class A common stock on a one for one basis, as follows: (1) at any time at the discretion of AMSC,
(2) following the Company's initial public offering, at the direction of the holders of a majority of the then outstanding shares of Class A common stock (which majority must include at least 20% of the public holders of Class A common stock), and (3) on or after January 1, 2002, at the direction of the holders of a majority of the then outstanding shares of the Company's Class A common stock. Such conversion will be effected only upon receipt of FCC approval of AMSC's transfer of control of the Company to a diffuse group of shareholders.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


   The Company also authorized 1,000 shares of preferred stock, of which 500 shares are designated Series A convertible preferred stock, par value $1.00 per share. The Series A convertible preferred stock is convertible into Class A common stock at the option of the holder. The Series A preferred stock is non-voting and receives dividends, if declared, ratably with the common stock. No such shares have been issued.

 Issuance of Series A Subordinated Convertible Notes of XM Radio to New
 Investors

   At the closing of the transaction described above, the Company issued an aggregate $250.0 million of Series A subordinated convertible notes to six new investors--General Motors Corporation, $50.0 million; Clear Channel Investments, Inc., $75.0 million; DIRECTV Enterprises, Inc., $50.0 million; and Columbia Capital, Telcom Ventures, L.L.C. and Madison Dearborn Partners, $75.0 million. The Series A subordinated convertible notes issued by the Company are convertible into shares of the Company's Class A common stock or Series A convertible preferred stock at the election of the holders or upon the occurrence of certain events, including an initial public offering of a prescribed size. The conversion price is $509,711 aggregate principal amount of notes for each share of the Company's stock. The notes mature on December 31, 2004, or, if the Company issues at least $50.0 million aggregate principal amount of high yield debt securities, the Company will be entitled to extend the maturity date of the subordinated convertible notes to a date no later than the six month anniversary of the stated maturity date of such high yield debt securities. The notes are senior to all existing Company indebtedness, including certain notes held by AMSC that are convertible into the Company's stock, but will be subordinate to any future high yield debt securities issued by the Company.

 Repayment and Conversion of Notes

   Using part of the proceeds from the issuance of its Series A subordinated convertible notes, the Company paid WSI $75.0 million to repay an outstanding portion of notes payable to WSI. The Company then exchanged $54.5 million of the subordinated convertible notes payable, $6.9 million in demand notes, $20.3 million in accrued interest and all of the outstanding options to acquire the Company's common stock for an $81.7 million note to AMSC, which is convertible at the option of the holder at $462,728 per Class B common share. This note bears interest at LIBOR plus five percent per annum and is due December 31, 2004, unless extended in certain circumstances if the Company issues high yield debt securities.

 Satellite Purchase Contract

   On July 7, 1999, the Company paid Hughes $68.0 million in satisfaction of all previously completed milestones in accordance with the revised payment schedule.

 Technology Licenses Agreement

   During the six months ended June 30, 1999, XM incurred additional costs of $700,000 under the technology licenses agreement with AMSC and Worldspace Management Corporation (WMC), giving a cumulative total from inception of $7,324,000. XM does not currently anticipate incurring any further costs under this agreement.

   In addition, the Company does not currently expect to use the source encoding and decoding of transmission signals technology, or to manufacture equipment using this technology, and accordingly, does not anticipate incurring any costs in this respect.

 Amendment to AMSC Note Agreement

   On July 7, 1999 the Company amended the convertible note agreement with AMSC to change the maturity date to December 31, 2004, unless extended in certain circumstances if the Company issues high yield debt securities, modify the conversion provisions to Class B common stock and to provide for the payment of the accrued interest in Class B common stock at a price of $509,711 per share.

                XM SATELLITE RADIO HOLDINGS INC. AND SUBSIDIARY
                         (A Development Stage Company)

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Stock Split

   The Company expects to effect a stock split prior to an initial public offering. Upon the split, the financial statements will be restated to give retroactive application to the split.

(7) Contingencies

 Patent Infringement Action

   In January, 1999, a competitor of the Company commenced an action against the Company for patent infringement. In February, 1999, the Company filed an answer to the action. The Company does not believe that it has infringed and will not infringe any of the competitor's patents and intends to vigorously defend against the suit; however, the outcome is uncertain at this time.

 FCC Occurrences

   AMSC and WSI had previously submitted an application for Consent and Transfer of Control with the FCC. Challenges have been filed against the application. The application was withdrawn on July 7, 1999 based upon the WorldSpace Transaction.

 General Motors Distribution Agreement

   The Company has signed a long-term distribution agreement with the OnStar division of General Motors providing for the installation of XM radios in General Motors vehicles. During the term of the agreement, which expires 12 years from the commencement date of the Company's commercial operations, General Motors has agreed to distribute the service to the exclusion of other S-band satellite digital radio services. The Company will also have a non-exclusive right to arrange for the installation of XM radios included in OnStar systems in non-General Motors vehicles that are sold for use in the United States. The Company has significant annual, fixed payment obligations to General Motors for four years following commencement of commercial service. These payments approximate $35 million in the aggregate during this period. Additional annual fixed payment obligations beyond the initial four years of the contract term range from less than $35 million to approximately $130 million through 2009, aggregating approximately $400 million. In order to encourage the broad installation of XM radios in General Motors vehicles, the Company has agreed to subsidize a portion of the cost of XM radios, and to make incentive payments to General Motors when the owners of General Motors vehicles with installed XM radios become subscribers for the Company's service. The Company must also share with General Motors a percentage of the subscription revenue attributable to General Motors vehicles with installed XM radios, which percentage increases until there are more than 8 million General Motors vehicles with installed XM radios. The Company will also make available to General Motors bandwidth on the Company's system. The agreement is subject to renegotiation at any time based upon the installation of radios that are interoperable or capable of receiving CD Radio's service. The agreement is subject to renegotiation if, four years after the commencement of XM Radio's commercial operations and at two-year intervals thereafter GM does not achieve and maintain specified installation levels of General Motors vehicles capable of receiving the Company's service, starting with 1.24 million units after four years, and the lesser of 600,000 units per year thereafter and amounts proportionate to target market shares in the satellite digital radio service market. There can be no assurances as to the outcome of any such renegotiations. General Motors' exclusivity obligations will discontinue if, four years after the Company commences commercial operations and at two-year intervals thereafter, the Company fails to achieve and maintain specified minimum market share levels in the satellite digital radio service market.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


 We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicition of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date hereof.
                               -----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   7
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  28
Management...............................................................  47
Certain Relationships and Related Party Transactions.....................  54
Principal Stockholders...................................................  60
Description of Capital Stock.............................................  62
Shares Eligible for Future Sale..........................................  65
Underwriting.............................................................  67
Legal Matters............................................................  68
Experts..................................................................  69
Certain Information About This Prospectus................................  69
Index to Pro Forma Financial Information................................. P-1
Index to Financial Statements............................................ F-1

 Until      , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

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                                       Shares

                                    [LOGO]

                              XM Satellite Radio
                                 Holdings Inc.

                                    Class A
                                 Common Stock

                        ------------------------------

                            PRELIMINARY PROSPECTUS

                        ------------------------------

                           Bear, Stearns & Co. Inc.

                         Donaldson, Lufkin & Jenrette

                           Deutsche Banc Alex. Brown

                              Merrill Lynch & Co.

                                       , 1999

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

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

   SEC registration fee................................................ $47,955
   Printing and engraving expenses.....................................
   Legal fees and expenses.............................................
   Blue Sky fees and expenses..........................................   7,500
   NASD filing fees....................................................  17,750
   Accounting fees and expenses........................................
   Transfer agent fees.................................................
   Listing fees........................................................  95,000
   Miscellaneous.......................................................
                                                                        -------
     Total............................................................. $
                                                                        =======

Item 14. Indemnification of Directors and Officers.

   Section 145 of Delaware General Corporation Law permits indemnification of officers and directors of our company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation law.

   Article Ninth of our Restated Certificate of Incorporation and Article VI,
Section 1 of our Bylaws provides that we shall indemnify our directors and officers and any such directors and officers serving at our request as a director, officer, employee or agent of another entity to the fullest extent not prohibited by the Delaware General Corporation Law. The Bylaws also provide that we may, but shall not be obligated to, maintain insurance, at our expense, for the benefit of our company and of any person to be indemnified. In addition, we have entered or will enter into indemnification agreements with our directors and officers that provide for indemnification in addition to the indemnification provided in our Bylaws. The indemnification agreements contain provisions that may require our company, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of our company or other entities to which they provide service at the request of our company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

   As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article Eighth of our Restated Certificate of Incorporation provides that a director shall not be personally liable for monetary damages or breach of fiduciary duty as a director, except for liability

  . for any breach of the director's duty of loyalty to our company or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived any improper personal benefit.

   The Underwriting Agreement (Exhibit 1.1 hereto) contains provisions by which the underwriters have agreed to indemnify our company, each person, if any, who controls our company within the meaning of Section 15 of the Securities Act, each director of our company, and each officer of our company who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the underwriters specifically for use in the Registration Statement.

Item 15. Recent Sales of Unregistered Securities.

   In the last three years we have sold the following unregistered securities:

  (1) In April 1997, XM Satellite Radio Inc. (formerly American Mobile Radio Corporation) issued 25 shares of common stock to WorldSpace, Inc. for cash consideration of $7.5 million. (American Mobile held the remaining 100 shares of common stock.)

  (2) As of May 16, 1997, we formed as a parent company for XM Satellite Radio. We issued 100 shares of common stock to American Mobile and 25 shares of common stock to WorldSpace in exchange for the 100 shares and 25 shares of common stock of XM Satellite Radio from American Mobile and WorldSpace, respectively.

  (3) In May 1997, concurrent with a loan transaction, we issued options to WorldSpace to purchase 97.2222, 128.8876 and 3.5111 shares of our common stock.

  (4) In April 1998, we issued a convertible note in the aggregate principal amount of $54,536,112 to WorldSpace.

  (5) In January 1999, we issued convertible notes for cash in the aggregate principal amount of $21,418,553 to American Mobile.

  (6) In June 1999, we issued a $1.0 million promissory note for cash to American Mobile.

  (7) In July 1999, we issued $250.0 million aggregate principal amount of our Series A subordinated convertible notes for cash to institutional investors.

  (8) In July 1999, we issued $81.7 million aggregate principal amount of convertible notes for existing debt, accrued interest and options to American Mobile, convertible into our Class B common stock.

   The above transactions were exempt from registration under Section 4(2) of the Securities Act and Regulation D thereunder.

   In July 1999, we issued 125 shares of our Class B common stock to American Mobile in exchange for the cancellation of 125 shares of our common stock held by American Mobile. This transaction was exempt from registration under Section 3(a)(9) of the Securities Act.

   From June 1998 through July 16, 1999, we have granted options to purchase
16.7121 shares of Class A common stock to directors, officers and employees under our Shares Award Plan. The offering of shares underlying these options is exempt under Rule 701 under the Securities Act. No options have been exercised.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

 Exhibit
   No.                                 Description
 -------                               -----------
  1.1+    Underwriting Agreement.

  3.1+    Restated Certificate of Incorporation of XM Satellite Radio Holdings
           Inc.

  3.2+    Amended and Restated Bylaws of XM Satellite Radio Holdings Inc.

  4.1+    Form of Certificate for our Class A common stock.

  5.1+    Opinion of Hogan & Hartson L.L.P. with respect to the common stock being registered.

 10.1++   Shareholders' Agreement, dated as of July 7, 1999, by and among XM
           Satellite Radio Holdings Inc., American Mobile Satellite
           Corporation, Baron Asset Fund, Clear Channel Investments, Inc.,
           Columbia XM Radio Partners, LLC, DIRECTV Enterprises, Inc., General
           Motors Corporation, Madison Dearborn Capital Partners III, L.P.,
           Special Advisors Fund I, LLC, Madison Dearborn Special Equity III,
           L.P., and Telcom-XM Investors, L.L.C.

 10.2++   Registration Rights Agreement, dated July 7, 1999, by and among XM
           Satellite Radio Holdings Inc., American Mobile Satellite
           Corporation, the Baron Asset Fund series of Baron Asset Fund, and the holders of Series A subordinated convertible notes of XM
           Satellite Radio Holdings Inc.

 10.3++   Note Purchase Agreement, dated June 7, 1999, by and between XM
           Satellite Radio Holdings Inc., XM Satellite Radio Inc., Clear
           Channel Communications, Inc., DIRECTV Enterprises, Inc., General
           Motors Corporation, Telcom-XM Investors, L.L.C., Columbia XM Radio
           Partners, LLC, Madison Dearborn Capital Partners III, L.P., Madison
           Dearborn Special Equity III, L.P., and Special Advisors Fund I, LLC
           (including form of Series A subordinated convertible note of XM
           Satellite Radio Holdings Inc. attached as Exhibit A thereto).

 10.4++*  Technology Licensing Agreement by and among XM Satellite Radio Inc.,
           XM Satellite Radio Holdings Inc., WorldSpace Management Corporation and American Mobile Satellite Corporation, dated as of January 1,
           1998, amended by Amendment No. 1 to Technology Licensing Agreement, dated June 7, 1999.

 10.5++*  Technical Services Agreement between XM Satellite Radio Holdings Inc.
           and American Mobile Satellite Corporation, dated as of January 1,
           1998, as amended by Amendment No. 1 to Technical Services Agreement, dated June 7, 1998.

 10.6++*  Satellite Purchase Contract for In-Orbit Delivery, by and between XM
           Satellite Radio Inc. and Hughes Space and Communications
           International, Inc., dated       , 1999.

 10.7+    Agreement by and between XM Satellite Radio, Inc. and
           STMicroelectronics Srl, dated November 2, 1998.

 10.8++* Distribution Agreement, dated June 7, 1999, between OnStar, a division of General Motors Corporation, and XM Satellite Radio Inc.

 10.9++*  Operational Assistance Agreement, dated as of June 7, 1999, between
           XM Satellite Radio Inc. and DIRECTV, INC.

 10.10++* Operational Assistance Agreement, dated as of June 7, 1999, between
           XM Satellite Radio Inc. and Clear Channel Communications, Inc.

 10.11++* Operational Assistance Agreement, dated as of June 7, 1999, between
           XM Satellite Radio Inc. and TCM, LLC.

 Exhibit
   No.                                 Description
 -------                               -----------
 10.12+  Agreement, dated as of     , 1999 between XM Satellite Radio Holdings
          Inc. and Gary Parsons.

 10.13+  Employment Agreement, dated as of June 1, 1998, between XM Satellite
          Radio Holdings Inc. and Hugh Panero.

 10.14+  Letter Agreement with Lee Abrams date May 22, 1998.

 10.15+  Letter Agreement with Stelios Patsiokas dated September 14, 1998.

 10.16+  Letter Agreement with Heinz Stubblefield dated May 22, 1998.

 10.17++ Form of Indemnification Agreement between XM Satellite Radio Holdings
          Inc. and each of its directors and executive officers.

 10.18++ 1998 Shares Award Plan.

 10.19++ Form of Non-Qualified Stock Option Agreement.

 21.1+   Subsidiaries of XM Satellite Radio Holdings Inc.

 23.1+   Consent of Hogan & Hartson L.L.P. (contained in their opinion filed as
          Exhibit 5.1).

 23.2    Consent of KPMG LLP.

 23.3    Consent of Nathaniel A. Davis as future director.

 23.4    Consent of Thomas J. Donohue as future director.

 24.1++  Powers of Attorney.

 27.1++  Financial Data Schedule.

--------
++ Previously filed.
+  To be filed by amendment.
* Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text. This Exhibit has been filed separately with the Secretary of the Commission without such text pursuant to our Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

   (b) Financial Statement Schedules included separately in the Registration Statement.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes that

  (1) It will provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, or the Amended and Restated Bylaws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the District of Columbia, on the 27th day of August, 1999.

                                          XM Satellite Radio Holdings Inc.

                                          By:    *
                                             Name: Hugh Panero
                                             Title: President and Chief
                                             Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President, Chief Executive   August 27, 1999
______________________________________  Officer, and Director
             Hugh Panero                (Principal Executive
                                        Officer)

                  *                    Senior Vice President and    August 27, 1999
______________________________________  Chief Financial Officer
          Heinz Stubblefield            (Principal Financial and
                                        Accounting Officer)

                  *                    Chairman of the Board of     August 27, 1999
______________________________________  Directors
           Gary M. Parsons

                  *                    Director                     August 27, 1999
______________________________________
           Randall T. Mays

                  *                    Director                     August 27, 1999
______________________________________
            Randy S. Segal

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Director                     August 27, 1999
______________________________________
              Jack Shaw

                  *                    Director                     August 27, 1999
______________________________________
          Dr. Rajendra Singh

                  *                    Director                     August 27, 1999
______________________________________
          Ronald L. Zarrella

       *By: Joseph M. Titlebaum
______________________________________
         Joseph M. Titlebaum
           Attorney-in-Fact